Exhibit (a)(1) (A)

OFFER TO PURCHASE FOR CASH

Any and All of the Outstanding Shares of Common Stock and Any and

All of the Outstanding American Depositary Shares (each representing 30 shares of Common Stock)

of

ENDESA AMÉRICAS S.A.

at a Purchase Price of

Ch$300 Per Share of Common Stock or

Ch$9,000 Per American Depositary Share (each representing 30 shares of Common Stock)

by

ENERSIS AMÉRICAS S.A.

THIS U.S. OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT 4:30 P.M., NEW YORK CITY TIME, ON OCTOBER 28, 2016 OR SUCH LATER TIME AND DATE TO WHICH THE U.S. OFFER IS EXTENDED AND IS INTENDED TO COINCIDE WITH THE EXPIRATION OF THE CONCURRENT CHILEAN OFFER (AS DEFINED BELOW), AS WELL AS WITH THE EXPIRATION OF THE STATUTORY MERGER DISSENTERS’ WITHDRAWAL RIGHTS THAT YOU MAY EXERCISE IN CONNECTION WITH PROPOSED MERGER OF ENDESA AMÉRICAS AND CHILECTRA AMÉRICAS S.A. WITH AND INTO ENERSIS AMÉRICAS.

The offering price in this offer is below the recent market price of the shares of common stock and American Depositary Shares (“ADSs”) of Endesa Américas. If you decide not to (i) tender your shares or ADSs in either the U.S. Offer or the Chilean Offer or (ii) sell your shares or ADSs in the open market, you may exercise statutory merger dissenters’ withdrawal rights in connection with the proposed merger and receive cash in the amount of Ch$299.64 for your shares. ADS holders must cancel their ADSs and become holders of shares on or before the Chilean record date for the extraordinary shareholders’ meeting of Endesa Américas to approve the merger in order to exercise statutory merger dissenters’ withdrawal rights. See the Summary Term Sheet and “Special Factors — Section 4. Plan After the Offers” of this Offer to Purchase.

Enersis Américas S.A. (“Enersis Américas”) hereby offers to purchase all outstanding shares of common stock of Endesa Américas, other than shares of common stock currently owned by Enersis Américas, (such shares, the “Shares”) from all holders of shares resident in the United States at a purchase price of Ch$300 per Share and all outstanding American Depositary Shares of Endesa Américas (the “ADSs”) from all holders of ADSs at a purchase price of Ch$9,000 per ADS (or the equivalent in U.S. dollars as calculated on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers (as defined below)), less applicable withholding taxes and distribution fees, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related form of acceptance, letter of transmittal and notice of guaranteed delivery (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). Through a concurrent offer in Chile, Enersis Américas is offering to purchase any and all of the outstanding Shares at the same purchase price of Ch$300 per Share, other than Shares currently owned by Enersis Américas, including shares held by holders resident in the United States (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”).

The Offers are conditioned on (i) the approvals of the merger of Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) with and into Enersis Américas by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, (ii) less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the merger, provided that no shareholder will own more than 65% of Enersis Américas on the expiration date of the period to exercise statutory merger dissenters’ withdrawal rights by dissenting shareholders, considering the number of shares in the new share capital of Enersis Américas to be approved by the extraordinary shareholders’ meetings of Enersis Américas, Chilectra Américas and Endesa Américas, and (iii) the absence of any material adverse effect on the business, results of operations and financial condition of Endesa Américas and its subsidiaries, taken as a whole, subject to certain exceptions.

Under Chilean law, the initial offering period of the Chilean Offer may not exceed 30 calendar days and may then be extended one time for a period of between 5 to 15 calendar days. The initial 30-day offering period of the Chilean Offer was scheduled to expire on October 13, 2016; however, Enersis Américas has extended the Chilean Offer offering period to October 28, 2016, in accordance with Chilean law, to coincide with the expiration of the initial U.S. Offer period. In the event that the Chilean Offer is extended beyond October 28, 2016 for any reason, Enersis Américas intends to also extend the U.S. Offer so that the U.S. Offer offering period coincides with the offering period set forth for the Chilean Offer.

This transaction has not been approved or disapproved by the SEC, any state securities commission, the Chilean Superintendencia de Valores y Seguros or the securities regulatory authorities of any other jurisdiction, nor has the SEC, any state securities commission, the Chilean Superintendencia de Valores y Seguros or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Dealer Manager for the U.S. Offer

BTG Pactual

The date of this Offer to Purchase is September 14, 2016.

IMPORTANT

We are not making the U.S. Offer to, and will not accept any tendered Shares or ADSs from or on behalf of Share or ADS holders residing in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the U.S. Offer to Share or ADS holders in any such jurisdiction.

Tenders by Holders of Shares: Any holders of Shares resident in the United States desiring to tender all or any portion of the Shares owned by such holder in the U.S. Offer must: (1) complete and sign the Form of Acceptance (or a copy thereof, provided the signature is original) in accordance with the instructions in the Form of Acceptance and mail or deliver it to Computershare Trust Company N.A., as U.S. tender agent of Enersis Américas for the Shares in the U.S. Offer (the “U.S. Share Tender Agent”), at the address appearing on the back cover page of this Offer to Purchase; (2) deliver a certificate from the share department of Endesa Américas which is administered by DCV Registros S.A. (the “DCV”) evidencing rights to such tendered Shares free and clear of liens, pledges and encumbrances and all other required documents to the U.S. Share Tender Agent; and (3) either (i) deliver the título(s) (certificate(s) of title) to the U.S. Share Tender Agent at the address set forth on the back cover page of this Offer to Purchase or (ii) arrange for the book-entry delivery of your Shares through the system of the DCV to Account number DCV 12-026-005 (the “DCV Custodial Account”) that has been established for the purposes of the U.S. Offer by BTG Pactual Chile S.A. Corredores de Bolsa (the “Chilean Tender Agent”) on behalf of the U.S. Share Tender Agent pursuant to the procedures for book-entry transfer set forth in “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares.” Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

Tenders by Holders of ADSs: Any holder of ADSs desiring to tender all or any portion of the ADSs owned by such holder should complete and sign the ADS Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the ADS Letter of Transmittal and mail or deliver it together with the American Depositary Receipts (“ADRs”) evidencing such tendered ADSs and all other required documents to Citibank, N.A., as tender agent of Enersis Américas for the ADSs in the U.S. Offer, at the address appearing on the back cover page of this Offer to Purchase, or tender such ADSs pursuant to the procedures for book-entry transfer set forth in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs”; or (2) comply with the guaranteed delivery procedures set forth in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs.” Any holder of ADSs whose ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such ADSs.

Any holder of ADSs who desires to tender ADSs and whose ADSs or ADRs evidencing such ADSs are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such ADSs by following the procedures for guaranteed delivery set forth in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs.”

Settlement of U.S. Offer Price: The purchase price for each of the Shares and ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers.

Copies of this Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery or any other tender offer materials must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision

i

thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

Questions and requests for assistance including information on how holders of shares who are not resident in the United States may tender their Shares or to obtain a copy of the Chilean Offer tender offer documents, may be directed to Georgeson LLC, as information agent, at the telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other tender offer documents may be obtained free of charge from Georgeson LLC or from brokers, dealers, commercial banks, trust companies or other nominees.

All references to “U.S. dollars,” “$” and “US$” are to the currency which is currently legal tender in the United States and all references to “Chilean pesos,” “pesos,” and “Ch$” are to the currency which is currently legal tender in the Republic of Chile.

All references to “Observed Exchange Rate” are to the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You should rely only on the information contained in this Offer to Purchase, the related Form of Acceptance, the related ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in this Offer to Purchase, the related Form of Acceptance, the related ADS Letter of Transmittal or the ADS Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation regarding the U.S. Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, Computershare, Trust Company, N.A., as U.S. tender agent of Enersis Américas for the Shares in the U.S. Offer, Citibank, N.A., as tender agent of Enersis Américas for the ADSs in the U.S. Offer, BTG Pactual US Capital, LLC, as dealer manager for the U.S. Offer, or Georgeson LLC, as information agent for the U.S. Offer. You should not assume that the information provided in the U.S. Offer or this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase.

Subject to applicable law (including Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of Enersis Américas or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

		Page
SUMMARY TERM SHEET		1
QUESTIONS AND ANSWERS		4
SPECIAL FACTORS		17
Section 1.	Background of the Transactions.	17
Section 2.	Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of Report of Independent Valuator of Endesa Américas	34
Section 3.	Purposes of and Reasons for the Offers.	44
Section 4.	Plan After the Offers	46
	Statutory Merger	46
Section 5.	Certain Effects of the Offers	51
Section 6.	Appraisal Rights or Statutory Dissenters’ Withdrawal Rights	53
Section 7.	Risks of Tendering Shares in the Chilean Offer Instead of the U.S. Offer	53
Section 8.	Interests of Directors and Executive Officers.	54
	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers	54
Section 9.	Transactions and Arrangements Concerning the Shares and ADSs.	54
Section 10.	Related Party Transactions.	54
	Transactions between Enersis Américas and Endesa Américas or any of its Affiliates	55
Section 11.	Material U.S. Federal Income Tax Consequences.	55
THE U.S. OFFER		57
Section 1.	Terms of the U.S. Offer.	57
Section 2.	Acceptance for Payment.	58
Section 3.	Procedures for Accepting the U.S. Offer — Holders of Shares.	59
	Book-Entry Transfer	59
	Certificates of Title and/or Other Document(s) of Title	60
	Form of Acceptance	60
	Tendering Holders are Responsible for Required Deliveries	61
	Partial Tenders	61
	Guaranteed Delivery	61
	Acceptance of U.S. Offer Through a Power of Attorney	61
	Acceptance of U.S. Offer and Representations by Holder	62
	Matters Concerning Validity, Eligibility and Acceptance	62
	Appointment as Attorney-in-Fact and Proxy	62
Section 4.	Procedures for Accepting the U.S. Offer — Holders of ADSs.	63
	Book-Entry Delivery	64
	Partial Tenders	64
	Signature Guarantees	64
	Guaranteed Delivery	64
	Other Requirements	65
	Acceptance of U.S. Offer and Representations by Holder	65
	Matters Concerning Validity, Eligibility and Acceptance	65
	Appointment as Attorney-in-Fact and Proxy	66
	Backup U.S. Federal Income Tax Withholding.	66

ANNEXES
Annex A	Directors and Executive Officers of Endesa Américas S.A. and the Enel Filing Persons
Annex B	English Translation of Procedures for Tendering Shares pursuant to the Chilean Offer

SUMMARY TERM SHEET

This summary term sheet highlights important information regarding this Offer to Purchase. To understand the U.S. Offer fully and for a more complete description of the terms of the U.S. Offer, you should carefully read this entire Offer to Purchase and the related Form of Acceptance and ADS Letter of Transmittal that constitute the U.S. Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Securities Sought	•	All issued and outstanding shares of common stock (the “Shares”) of Endesa Américas S.A. (“Endesa Américas”) held by holders resident in the United States, and

•	All outstanding American Depositary Shares (“ADSs”), each representing 30 Shares of Endesa Américas, from all holders, wherever located.

Share Offer Price	Ch$300 in cash, without any interest, payable in U.S. dollars. For purposes of any payment in U.S. dollars, Chilean pesos will be converted to U.S. dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers.

ADS Offer Price	Ch$9,000 in cash, without any interest, payable in U.S. dollars, and less any applicable withholding taxes and distribution fees. For purposes of any payment in U.S. dollars, Chilean pesos will be converted to U.S. dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers.

Purchaser	Enersis Américas S.A. (“Enersis Américas”)

Dual Offer Structure	Simultaneously with the U.S. Offer, Enersis Américas is making an offer in the Republic of Chile to purchase all of the outstanding Shares from all holders of Shares, wherever located (the “Chilean Offer”), for the same price and on substantially the same terms as the U.S. Offer.

Expiration Date of the U.S. Offer	4:30 p.m., New York City time on October 28, 2016 (the “Expiration Date”).

Shareholder and ADS Holder Alternatives	Endesa Américas shareholders have the opportunity to elect any of the following three alternatives with respect to their Endesa Américas Shares and ADSs in connection with the Offers and the merger of Enersis Américas, Endesa Américas and Chilectra Américas (the “Merger”):

Alternatives	Consideration Received

• Participate in the Merger	• 2.8 Enersis Américas shares per Endesa Américas Share (1.68 Enersis Américas ADSs per Endesa Américas ADS)(1)

• Exercise statutory merger dissenters’ withdrawal rights	• Ch$299.64 per Endesa Américas Share in cash(2)

• Tender Endesa Américas Shares and ADSs in the U.S. Offer or the Chilean Offer	• Ch$300 per Endesa Américas Share in cash (Ch$9,000 per Endesa Américas ADS in cash)(3)

(1)	For illustrative purposes only, the value of Enersis Américas shares and Enersis Américas ADSs that would be received in the Merger would be Ch$314.16 (US$0.47) and US$14.08, respectively, based on multiplying the (i) merger exchange ratios by (ii) the most recent closing prices of Enersis Américas shares and Enersis Américas ADSs as of September 12, 2016. The U.S. dollar value of the Enersis Américas shares was calculated based on the Observed Exchange Rate of Ch$674.18 per US$1.00 published in the Official Gazette in Chile as of September 12, 2016.
(2)	Calculated based upon the weighted average market price of Endesa Américas shares during the 60-trading day period preceding the 30th trading day prior to the extraordinary shareholders’ meeting of Endesa Américas to approve the Merger. This will be paid in Chilean pesos only. For illustrative purposes only, based on the Observed Exchange Rate of Ch$674.18 per US$1.00 as of September 12, 2016, the U.S. dollar amount would be US$0.44. Any Endesa Américas ADS holder that wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the Merger must cancel such holder’s Endesa Américas ADSs and become a registered shareholder of Endesa Américas. See “Special Factors — Section 6. Statutory Merger Dissenters’ Withdrawal Rights” in this Offer to Purchase and “Questions and Answers — Do I have other alternatives to the U.S. Offer or the Chilean Offer for my Shares or ADSs?”.
(3)	U.S. holders who tender into the U.S. Offer will receive the U.S. dollar equivalent of Ch$300 per Endesa Américas Share and Ch$9,000 per Endesa Américas ADS, less any applicable withholding taxes and distribution fees, calculated based on the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers. For illustrative purposes only, based on the Observed Exchange Rate of Ch$674.18 per US$1.00 as of September 12, 2016, the U.S. dollar amounts would be US$0.44 and US$13.35.

To facilitate the participation of all holders of Shares, including U.S. holders, and all ADS holders, wherever located, we are commencing two (2) tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and to U.S. holders of Shares, and (ii) the Chilean Offer, which is open to all holders of Shares, wherever located. Non-U.S. holders of Shares cannot tender their Shares into the U.S. Offer. However, such holders may tender their Shares in the Chilean Offer. For information on how non-U.S. holders may tender their Shares or to obtain a copy of the Chilean Offer tender offer documents, please contact Georgeson LLC (the “Information Agent”) at the address and telephone number set forth on the back cover of this Offer to Purchase (see “The U.S. Offer — Section 1. Terms of the U.S. Offer” of the Offer to Purchase).

The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

If you have questions or need additional copies of this Offer to Purchase, the related Form of Acceptance, the related ADS Letter of Transmittal or ADS Notice of Guaranteed Delivery, you can contact the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials freely available at the website maintained by the United States Securities Exchange Commission (the “SEC”) at www.sec.gov.

QUESTIONS AND ANSWERS

Who is offering to purchase the Shares and ADSs?

Enersis Américas, a publicly held limited liability stock corporation (sociedad anónima) organized and existing under the laws of the Republic of Chile, is offering to purchase the Shares and ADSs. As of the date of this Offer to Purchase, Enersis Américas owns approximately 59.98% of the outstanding Shares. Enersis Américas is a subsidiary of Enel S.p.A. (“Enel”), which holds beneficial ownership of 60.6% of Enersis Américas’ shares through wholly owned subsidiaries. Enel is an international energy company operating worldwide in the power and gas markets, with a focus on Europe and Latin America. See “The U.S. Offer — Section 9. Information Concerning Enersis Américas and the Enel Filing Persons” in this Offer to Purchase.

In addition, Enersis Américas is a party to the proposed merger in which Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) propose to merge with and into Enersis Américas and the shares of Endesa Américas and Chilectra Américas will be exchanged for shares of Enersis Américas and the ADSs of Endesa Américas will be exchanged for ADSs of Enersis Américas. Under Chilean law, the Merger has been deemed a related party transaction, subject to the statutory requirements of the Chilean Corporations Act. The Chilean Offer (as defined below) is not deemed to be a related party transaction under Chilean law; however, it is subject to the requirements and protections for tender offers under Chilean law.

As described further below under “What is the background and purpose of the U.S. Offer?”, the Offers were introduced as an ancillary transaction to the Merger in order to provide minority shareholders of Endesa Américas with additional protections from market fluctuations and uncertainty by establishing a fixed cash value that the unaffiliated shareholders of Endesa Américas could receive for their Shares and ADSs if they preferred a cash alternative to the merger consideration. The decision to conduct the Offers and the determination of the initially proposed tender offer price of Ch$ 285 per Share were made by Enersis Américas in response to the requests by certain minority shareholders of Endesa Chile in late 2015 (prior to the spin-off of Endesa Américas by Endesa Chile). On August 31, 2016, the Board of Directors of Enersis Américas increased the tender offer price to Ch$ 300 per Share in order to ensure that the proposed tender offer price is higher than the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Share so the Offers would provide utility to certain Endesa Américas shareholders. See “Special Factors — Section 3. Purposes of and Reasons for the Offers.”

Notwithstanding the increased tender offer price, as described below under “Are the Merger, the Offers and the statutory merger dissenters’ withdrawal rights fair to the unaffiliated shareholders of Endesa Américas?”, the Board of Directors of Endesa Américas, as well as each of Enersis Américas and the Enel Filing Entities, has determined that making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but based on the current market prices of Endesa Américas Shares and ADSs, the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per share and the implied merger price, the tender offer price of Ch$ 300 per Share is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas.

What is the background and purpose of the U.S. Offer?

Enersis Américas is making the U.S. Offer to purchase the Shares and ADSs in connection with the proposed Merger in order to provide the minority shareholders of Endesa Américas the opportunity to receive a fixed cash amount for their Shares and ADSs as an alternative to participating in the Merger or receiving statutory merger dissenters’ withdrawal rights provided under Chilean law. Enersis Américas agreed to make the U.S. Offer subject to the completion of (i) each of Empresa Nacional de Electricidad S.A. (“Endesa Chile”) and Chilectra S.A. (“Chilectra”) separating their respective Chilean and non-Chilean businesses by means of a “división” or “demerger” under Chilean law and (ii) Enersis Américas separating its Chilean and non-Chilean businesses, including the shares of the demerged entities of Endesa Chile and Chilectra, also by means of a “división” or “demerger” under Chilean law ((i) and (ii) together, the “Spin-Offs”) and satisfaction of certain other conditions of the Merger. The Spin-Offs were completed in April 2016.

The Merger of Enersis Américas, Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) will combine Enersis Américas’ non-Chilean generation, transmission and distribution businesses under a single holding company, contributing to the simplification of the corporate structure of the group and providing Enersis Américas with benefits such as leakage reduction, strategic interest alignment, more efficient decision making and operational efficiencies.

How many Shares/ADSs is Enersis Américas offering to purchase?

Enersis Américas is offering to purchase any and all of the outstanding Shares held by U.S. Holders and any and all of the outstanding ADSs, except to the extent such outstanding Shares are currently owned by Enersis Américas. See “The U.S. Offer — Section 1 — Terms of the U.S. Offer” in this Offer to Purchase.

What is the Chilean Offer?

Concurrent with the U.S. Offer, Enersis Américas is offering to purchase any and all of the outstanding Shares, other than Shares owned by Enersis Américas, for Ch$300 per Share. That offer is referred to as the “Chilean Offer,” and the U.S. Offer and Chilean Offer together are referred to as the “Offers.”

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

Enersis Américas is offering to pay in cash, without any interest, Ch$300 per Share or Ch$9,000 per ADS (with regard to ADSs, less any applicable withholding taxes and distribution fees), in each case payable in United States dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers. As of September 12, 2016, the U.S. dollar equivalent was equal to approximately US$0.44 per Share or US$13.35 per ADS, in each case based on the Observed Exchange Rate applicable on that date. If you are the record owner of your Shares or your ADSs and you tender your Shares or your ADSs to us through Computershare or Citibank in the U.S. Offer, you will not have to pay brokerage fees or similar expenses, except that Citibank, N.A., in its capacity as depositary for the Endesa Américas ADS program (the “ADS Depositary”) will deduct a distribution fee of US$0.05 per ADS from any payment to tendering ADS holders. If you own your Shares or your ADSs through a broker or other nominee, and your broker or nominee tenders your Shares or your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Is the offering price above or below the recent market price of the Shares and ADSs?

The offering price is below the recent market prices of the Shares and ADSs. Enersis Américas is offering to pay Ch$300 per Share and Ch$9,000 per ADS, which as of September 12, 2016 was equal to approximately US$0.44 per Share and US$13.35 per ADS, based on the Observed Exchange Rate as of that date. As of September 12, 2016, the closing price on the New York Stock Exchange per ADS was US$13.70, equal to US$0.46 per Share. As of September 12, 2016, the closing price on the Santiago Stock Exchange per Share was Ch$304.70. Enersis Américas encourages you to obtain a recent quotation for the Shares and/or ADSs of Endesa Américas in deciding whether to tender your Shares and/or ADSs in the U.S. Offer, although you must also take into consideration the Merger transaction that is expected to occur immediately after the completion of the Offers, subject to shareholder approvals and other conditions. For recent trading prices of the Shares and ADSs, see “The U.S. Offer — Section 7. Price Range of Shares and ADSs; Dividends” in this Offer to Purchase.

Is the offering price above or below the statutory merger dissenters’ withdrawal rights price?

The offering price is above the statutory merger dissenters’ withdrawal price of Ch$299.64 per Endesa Américas share provided under Chilean law to Endesa Américas shareholders who exercise such withdrawal rights in connection with the Merger.

Do you have the financial resources to make payment?

The amount of funds needed in connection with the U.S. Offer to purchase in the U.S. Offer all of the Shares and ADSs and to pay related fees and expenses will be approximately Ch$145,389 million, or US$217 million based on the Observed Exchange Rate as of September 12, 2016. Neither the U.S. Offer nor the Chilean Offer is conditioned upon any financing arrangements. Enersis Américas intends to obtain such funds for the U.S. Offer from its working capital, including the remaining proceeds from a global rights offering completed in 2013. See “The U.S. Offer —Section 10. Source and Amount of Funds” in this Offer to Purchase.

Is your financial condition material to my decision to tender in the U.S. Offer?

As disclosed above under “Do you have the financial resources to make payment?”, Enersis Américas has the financial resources to make payment in connection with the U.S. Offer. Therefore, we do not believe that our financial condition is material to your decision whether to tender your Shares and/or your ADSs and accept the U.S. Offer. In addition:

•	the form of payment that you will receive consists solely of cash and, if you tender into the U.S. Offer and receive payment for your Shares and/or your ADSs, you will have no continuing equity interest in Endesa Américas or any of its affiliates; and

•	neither the U.S. Offer nor the Chilean Offer is subject to any financing condition.

Are the Merger, the Offers and the statutory merger dissenters’ withdrawal rights fair to the unaffiliated shareholders of Endesa Américas?

Unaffiliated shareholders of Endesa Américas may participate in the Merger, participate in the Offers or exercise statutory merger dissenters’ withdrawal rights. Each of Endesa Américas and the Enel Filing Persons (as defined below) believes that the Merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. They also believe that each of the Offers and the statutory merger dissenters’ withdrawal rights available to unaffiliated shareholders of Endesa Américas is procedurally fair but, by itself and not in the context of providing an ancillary cash alternative to the Merger, is not substantively fair to the unaffiliated shareholders of Endesa Américas because it is uneconomic relative to the current market prices of Endesa Américas Shares and ADSs and the implied merger price. Notwithstanding the foregoing, each of Endesa Américas and the Enel Filing Persons believes that the Offers and the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the Merger, which they believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

The Merger

Endesa Américas

The Board of Directors of Endesa Américas unanimously determined that the Merger is in the best interests of Endesa Américas and its shareholders and believes that the Merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas — Fairness of the Merger.”

The Enel Filing Persons

Enersis Américas and Enel, Enel Iberoamérica, S.R.L., and Enel Latinoamérica, S.A. (collectively, the “Enel Entities” and together with Enersis Américas, the “Enel Filing Persons”) believe that the Merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas — Fairness of the Merger.”

The Offers

Endesa Américas

The Board of Directors of Endesa Américas believes that making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but that based on the current prices of Endesa Américas Shares and ADSs, the statutory merger dissenters’ withdrawal rights price and the implied merger price, the tender offer price of Ch$ 300 per Endesa Américas Share (the “Tender Offer Price”) is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Endesa Américas believes that the Offers are ancillary to the merger transaction, and should be viewed in the context of the Merger, which Endesa Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas — Position of Endesa Américas as to the Fairness of the Offers; Recommendation.”

The Enel Filing Persons

The Enel Filing Persons believe that making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but the Tender Offer Price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the Enel Filing Persons believe that the Offers are ancillary to the merger transaction, and should be viewed in the context of the Merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas — Position of the Enel Filing Persons as to the Fairness of the Offers.”

The Statutory Merger Dissenters’ Withdrawal Rights

Endesa Américas

The Board of Directors of Endesa Américas believes that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but based on the current prices of Endesa Américas Shares and ADSs and the implied merger price, the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Endesa Américas share is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Endesa Américas believes that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the Merger, which Endesa Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas — Fairness of the Statutory Merger Dissenters’ Withdrawal Rights.”

The Enel Filing Persons

The Enel Filing Persons believe that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Endesa Américas share is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the Enel Filing Persons believe that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the Merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas — Fairness of the Statutory Merger Dissenters’ Withdrawal Rights.”

Why is there a separate Chilean Offer?

U.S. and Chilean laws and practice relating to tender offers are different and inconsistent in several ways. We are making the U.S. Offer in compliance with U.S. law and the Chilean Offer in compliance with Chilean law. However, we are offering the same price in the U.S. Offer and the Chilean Offer. In addition, the terms and conditions relating to the U.S. Offer and the Chilean Offer are substantially the same. See “Special Factors —Section 11. Fairness of the Offers” and “— Section 7. Risks of Tendering Shares in the Chilean Offer Instead of the U.S. Offer” in this Offer to Purchase.

Who can participate in the U.S. Offer?

All holders of Shares resident in the United States (the “U.S. Holders”) may tender their shares into either the U.S. Offer or the Chilean Offer. Holders of ADSs must tender their ADSs into the U.S. Offer. See “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” and “— Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase.

Who can participate in the Chilean Offer?

Non-U.S. Holders must tender their Shares into the Chilean Offer. For information on how non-U.S. Holders may tender their Shares or to obtain a copy of the Chilean Offer tender offer documents, please contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. U.S. Holders may tender their Shares into either the Chilean Offer or the U.S. Offer. Holders of ADSs may not tender their ADSs directly into the Chilean Offer but may cancel their ADSs, obtain the Shares represented by their ADSs and tender such Shares into the Chilean Offer.

An ADS holder should call the ADS Depositary at +1 973-461-7021 to surrender to the ADS Depositary the ADSs representing Shares that it wishes to tender into the Chilean Offer, pay a fee to the ADS Depositary in an amount up to US$0.05 per ADS for the cancellation of those ADSs, and pay any taxes or governmental charges or other fees payable in connection with such withdrawal of the Shares from the ADS program, and otherwise comply with the terms and conditions of the deposit agreement governing the ADSs between Endesa Américas and the ADS Depositary, dated as of April 26, 2016. There are risks to undertaking this process insufficiently in advance of the expiration of the Chilean Offer. A holder must allow sufficient time for its Chilean representative to tender its Shares on its behalf before 5:30 p.m., Chilean time, on the expiration date of the Chilean Offer, in the manner described in the Chilean Offer tender offer documents.

What is the difference between the U.S. Offer and the Chilean Offer?

Although the terms and conditions of the U.S. Offer and the Chilean Offer are substantially similar, because of differences in law and market practice between the United States and Chile, the rights of tendering holders pursuant to the U.S. Offer and the Chilean Offer are not identical. Under Chilean law, the initial offering period of a tender offer may not exceed 30 calendar days. The Chilean Offer may then be extended one time for a period of between 5 to 15 calendar days. Thus, the maximum time period that the Chilean Offer can remain open is 45 calendar days. Enersis Américas has exercised its right to extend the Chilean Offer so that the Chilean Offer offering period, as extended, coincides with the offering period in the U.S. Offer. Under U.S. tender offer regulations, a tender offer must remain open for at least 20 business days, but there is no maximum time limit. Under some circumstances (such as a change in the price offered per share or other material change in the terms of the U.S. Offer), U.S. tender offer regulations may require an extension of the Expiration Date to a date later than such 45th day. The initial 30-day offering period of the Chilean Offer was scheduled to expire on October 13, 2016; however, Enersis Américas has extended such period to October 28, 2016, in accordance with Chilean law, to coincide with the expiration of the initial U.S. Offer period. Additionally, under the U.S. Offer, your right to withdraw tendered Shares or ADSs is suspended upon the U.S. Offer’s expiration and such right terminates upon prompt payment for your tender of Shares or ADSs. If payment is not prompt (and in no event any later than the date that is 60 days following the commencement of the U.S. Offer), the right to withdraw tendered Shares or ADSs is reinstated. Under the Chilean Offer, the withdrawal right of tendering holders is suspended upon the Chilean Offer’s expiration and such right terminates if Enersis Américas publishes a notice of results of the Chilean Offer in accordance with Chilean law within three (3) calendar days following the Chilean Offer’s expiration. Finally, while we intend to make the offer periods for the U.S. Offer and the Chilean Offer the same, it is possible that, due to requirements of applicable law or market practice, holders of Shares tendering in the Chilean Offer will be paid either before or after holders tendering Shares and/or ADSs in the U.S. Offer, although the price paid per share will be the same.

U.S. resident holders of Shares may elect to tender their Shares into the Chilean Offer instead of the U.S. Offer. ADSs may only be tendered into the U.S. Offer. Although the terms and conditions of the U.S. Offer and the Chilean Offer are substantially similar, because of differences in law and market practice between the United States and Chile, the rights of tendering holders pursuant to the U.S. Offer and the Chilean Offer are not identical. The Chilean Offer is not subject to the U.S. tender offer rules and the benefits thereof would not be available for U.S resident holders of Shares tendering their Shares into the Chilean Offer.

As discussed in further detail below under “Special Factors — Section 7. Risks of Tendering into the Chilean Offer Instead of the U.S. Offer”, Chilean laws governing tender withdrawal rights are different from U.S. laws governing such rights. In addition, the procedure for tendering Shares into the Chilean Offer is different from the procedure for tendering Shares in to the U.S. Offer and U.S. holders of Shares who tender into the Chilean Offer will be paid the purchase price in Chilean pesos, rather than U.S. dollars. See “Special Factors —Section 2. Fairness of the Offers” and “—Section 7. Risks of Tendering Shares in the Chilean Offer Instead of the U.S. Offer” in this Offer to Purchase.

How long do I have to decide whether to tender in the U.S. Offer?

You will have until 4:30 p.m., New York City time, on October 28, 2016, to decide whether to tender your Shares and/or ADSs in the U.S. Offer, unless the U.S. Offer is extended. Under Chilean law, the Chilean Offer would have initially expired at 5:30 p.m., Chilean time, on October 13, 2016; however, Enersis Américas has extended the Chilean Offer to 5:30 p.m., Chilean time, on October 28, 2016, which corresponds to 4:30 p.m. New York City time, so that the expirations of the U.S. Offer and the Chilean Offer coincide. Further, if you own ADSs and cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. There is no guaranteed delivery procedure for the tendering of Shares into the U.S. Offer. See “The U.S. Offer — Section 1. Terms of the U.S. Offer,” “— Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” and “—Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase.

Can the U.S. Offer be extended and under what circumstances?

Yes. We expressly reserve the right, in our sole discretion but subject to applicable law, to extend the period of time during which the U.S. Offer remains open, from time to time. In the event that the Chilean Offer is extended beyond 5:30 p.m., Chilean time, on October 28, 2016 for any reason, Enersis Américas intends to also extend the U.S. Offer so that the expiration of the U.S. Offer offering period coincides with the expiration of the offering period for the Chilean Offer. “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment” in this Offer to Purchase.

What are the most significant conditions to the U.S. Offer?

The U.S. Offer is subject to, among others, the following conditions:

•	the completion of the Enersis Américas, Endesa Américas and Chilectra Américas spin-offs (which were completed on April 21, 2016);

•	the approval of the Merger of Endesa Américas and Chilectra Américas into Enersis Américas by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas;

•	less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the Merger, provided that no shareholder will own more than 65% of Enersis Américas on the day of expiration of the period to exercise statutory merger dissenters’ withdrawal rights by dissenting shareholders, considering the number of shares in the new share capital of Enersis Américas to be approved by the extraordinary shareholders’ meetings of Enersis Américas, Chilectra Américas and Endesa Américas; and

•	the absence of any Material Adverse Effect (as defined in “The U.S. Offer — Section 12. Conditions to the U.S. Offer.”).

See “The U.S. Offer — Section 12. Conditions of the U.S. Offer” for other material conditions to the U.S. Offer.

What are the conditions to the Chilean Offer?

The Chilean Offer is subject to the same conditions as the U.S. Offer.

How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will inform Citibank, N.A., as tender agent of Enersis Américas for the ADSs in the U.S. Offer (the “ADS Tender Agent”) and Computershare Trust Company, N.A., as U.S. tender agent of Enersis Américas for the Shares in the U.S. Offer (the “U.S. Share Tender Agent”) of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the U.S. Offer was scheduled to expire. See “The U.S. Offer —Section 14. Extension of the U.S. Offer; Termination; Amendment” in this Offer to Purchase.

If the U.S. Offer is extended, what impact will this have on the Chilean Offer?

We expect to conduct the U.S. Offer and the Chilean Offer simultaneously and therefore currently intend the U.S. Offer and the Chilean Offer to expire on the same day. If the U.S. Offer is extended for any reason, we currently expect to extend the Chilean Offer for the length of the extension of the U.S. Offer, subject to limitations under Chilean law, pursuant to which we may only extend the Chilean Offer once for a period of no less than five (5) calendar days and no more than fifteen (15) calendar days.

If the Chilean Offer is extended, what impact will this have on the U.S. Offer?

We expect to conduct the U.S. Offer and the Chilean Offer simultaneously and therefore currently intend the U.S. Offer and the Chilean Offer to expire on the same day. If the Chilean Offer is extended for any reason beyond the initial expiration of the U.S. Offer, we currently expect to extend the U.S. Offer for the length of the extension of the Chilean Offer.

How do I tender my Shares and/or ADSs in the U.S. Offer?

To tender your Shares in the U.S. Offer, prior to the expiration of the U.S. Offer, you must 1) complete and sign the Form of Acceptance (or a copy thereof, provided the signature is original) in accordance with the instructions in the Form of Acceptance and mail or deliver it to the U.S. Share Tender Agent, 2) deliver a certificate from the share department of Endesa Américas administered by DCV Registros S.A. (the “DCV”) to the U.S. Share Tender Agent and 3) either (i) deliver the título(s) (certificate(s) of title) representing your Shares to the U.S. Share Tender Agent or (ii) arrange for book-entry delivery of your Shares through the system of the DCV to Account number DCV 12-026-005 (the “DCV Custodial Account”) that has been established for the purposes of the U.S. Offer by BTG Pactual Chile S.A. Corredores de Bolsa (the “Chilean Tender Agent”) on behalf of the U.S. Share Tender Agent. See “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” in this Offer to Purchase.

To tender your ADSs in the U.S. Offer, prior to the expiration of the U.S. Offer, the ADS Tender Agent must receive the American Depositary Receipts (“ADRs”) representing the ADSs or book-entry transfer of such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or a message transmitted by The Depository Trust Company to the ADS Tender Agent stating that you have expressly agreed to be bound by the terms of the ADS Letter of Transmittal, and all other required documents. If you cannot get any document or instrument that is required to be delivered to the ADS Tender Agent by the expiration of the U.S. Offer, you may have a short period of extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the ADS Tender Agent for the U.S. Offer within three New York Stock Exchange trading days. For the tender to be valid, however, the ADS Tender Agent must receive the missing items within that three trading day period. See “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase.

Until what time can I withdraw previously tendered ADSs or Shares?

You can withdraw previously tendered ADSs or Shares from the U.S. Offer at any time until the U.S. Offer has expired and, if we have not agreed by November 13, 2016 (60 days after the commencement of the U.S. Offer) to accept your ADSs or Shares for payment, you can withdraw them at any time after such date until we accept your tendered ADSs or Shares for payment. See “The U.S. Offer — Section 1. Terms of the U.S. Offer” and “— Section 5. Tender Withdrawal Rights” in this Offer to Purchase.

How do I withdraw previously tendered Shares and/or ADSs?

To withdraw previously tendered Shares or ADSs from the U.S. Offer, you must deliver a written notice of withdrawal, or a copy of one, with the required information to the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, while you still have the right to withdraw the previously tendered Shares or ADSs. Withdrawn Shares and ADSs may be retendered by again following one of the procedures described in this Offer to Purchase, at any time until the U.S. Offer has expired. See “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares,” “— Section 4. Procedures for Accepting the U.S. Offer —Holders of ADSs” and “— Section 5. Tender Withdrawal Rights” in this Offer to Purchase.

When and how will I be paid for my tendered Shares and/or ADSs?

Subject to the terms and conditions of the U.S. Offer, we will pay for all Shares and ADSs validly tendered and not properly withdrawn promptly after the later of the Expiration Date and upon the satisfaction or waiver by us of all conditions to the Offers set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” in this Offer to Purchase, and in any case pursuant to applicable Chilean law or practice.

We will pay for your Shares and/or ADSs that are validly tendered and not properly withdrawn by depositing the purchase price with the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, which will act as depositary for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the U.S. Share Tender Agent of the títulos (certificates of title) representing your shares (or of a confirmation of a book-entry transfer of such Shares to the

DCV Custodial Account as described in “The U.S. Offer —Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” in this Offer to Purchase), together with a completed Form of Acceptance and all documents identified in the Form of Acceptance for such Shares. Payment for tendered ADSs will be made only after timely receipt by the ADS Tender Agent of ADRs representing such ADSs and a properly completed and duly executed Letter of Transmittal and any other required documents for such ADSs (or of a confirmation of a book-entry transfer of such ADSs as described in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase). See “The U.S. Offer — Section 2. Acceptance for Payment” in this Offer to Purchase.

Do I have statutory appraisal rights in connection with the Offers?

No. Chilean corporations law does not provide for statutory appraisal rights in case of a tender offer. See “Special Factors — Section 6. Appraisal Rights or Statutory Dissenters’ Withdrawal Rights” in this Offer to Purchase.

Do I have other alternatives to the U.S. Offer or the Chilean Offer for my Shares or ADSs?

Yes. In addition to the U.S. Offer and the Chilean Offer, holders of Shares and ADSs have the opportunity to vote on the proposed Merger. If the Merger is approved and the other conditions to the Merger are satisfied, holders of Shares and ADSs will receive 2.8 shares of Enersis Américas for each Share of Endesa Américas and 1.68 ADSs of Enersis Américas for each ADS of Endesa Américas. In addition, holders of Endesa Américas Shares who dissent from the Merger may also exercise statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a cash payment in the amount of Ch$299.64 per Endesa Américas share for their Shares of Endesa Américas. Statutory merger dissenters’ withdrawal rights are only available to holders of Shares of Endesa Américas and any holder of ADSs who wishes to exercise statutory merger dissenters’ withdrawal rights will need to cancel the ADSs and become a holder of Shares by the Chilean record date for the extraordinary shareholders’ meeting of Endesa Américas. See “Special Factors — Section 4. Plan After the Offers”. The U.S. Offer is subject to the condition that less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the Merger, provided that no shareholder will own more than 65% of Enersis Américas on the day of expiration of the period to exercise statutory merger dissenters’ withdrawal rights by dissenting shareholders, considering the number of shares in the new share capital of Enersis Américas to be approved by the extraordinary shareholders’ meetings of Enersis Américas, Chilectra Américas and Endesa Américas.

Will the Offers be followed by the Merger?

Yes. The present plan is to merge Endesa Américas and Chilectra Américas into Enersis Américas following completion of the Offers. See “Special Factors — Section 4. Plan After the Offers” in this Offer to Purchase.

As a result, any Shares or ADSs not tendered in the Offers will be exchanged for shares and American Depositary Shares of Enersis Américas in the Merger, unless the holder exercises its statutory merger dissenters’ withdrawal rights under Chilean law.

What is the market value of my Shares and/or ADSs as of a recent date?

On September 12, 2016, the reported sale price of Shares on the Santiago Stock Exchange was Ch$304.70 per Share and the last sale price of ADSs reported on the New York Stock Exchange was US$13.70 per ADS. We advise you to obtain a more recent quotation for Shares and/or ADSs in deciding whether to tender your Shares and/or ADSs. See “The U.S. Offer — Section 7. Price Range of Shares and ADSs; Dividends” in this Offer to Purchase.

What are the U.S. federal income tax consequences if I tender my Shares and/or ADSs?

Generally, if you are a U.S. Holder (as that term is defined for U.S. federal income tax purposes, see “The U.S. Offer — Section 6. Tax Consequences” in this Offer to Purchase), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares and/or ADSs you tender and you may be subject to applicable state or local tax. Holders of ADSs that are not U.S. Holders may be subject to foreign taxation upon receipt of cash in exchange for ADSs pursuant to the U.S. Offer. You should consult your tax advisor about the particular effect the U.S. Offer will have on you. See “The U.S. Offer — Section 6. Tax Consequences” in this Offer to Purchase.

Whom do I contact if I have questions about the U.S. Offer?

For additional information or assistance and to request additional copies of this Offer to Purchase and the ADS Letter of Transmittal and other U.S. Offer documents, you may contact the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

To U.S. Holders of Shares of Common Stock and Holders of American Depositary Shares of Endesa Américas S.A. (“Endesa Américas”):

INTRODUCTION

Enersis Américas S.A. (“Enersis Américas”), a publicly held limited liability company (sociedad anonima abierto) organized and existing under the laws of the Republic of Chile and a subsidiary of Enel S.p.A. (“Enel”), a publicly held stock corporation organized and existing under the laws of Italy, hereby offers to purchase (1) any and all of the outstanding shares of common stock, no par value (the “Shares”), of Endesa Américas S.A., a publicly held limited liability company organized and existing under the laws of the Republic of Chile, other than Shares currently owned by Enersis Américas, from all holders of Shares resident in the United States (the “U.S. Holders”) for Ch$300 per Share and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of Endesa Américas, each representing 30 Shares, for Ch$9,000 per ADS (less any applicable withholding taxes and distribution fees), in each case payable in United States dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers, in cash and without interest thereon and subject to any required withholding of taxes and distribution fees (the “U.S. Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Form of Acceptance and ADS Letter of Transmittal (which, as the same may be amended and supplemented from time to time, constitute the “U.S. Offer”).

Concurrent with the U.S. Offer, Enersis Américas is offering to purchase (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”) from all holders of Shares (including Shares held by U.S. Holders) any and all of the outstanding Shares, other than Shares currently owned by Enersis Américas, for Ch$300 per Share, in cash and without interest and subject to any required withholding of taxes. The Chilean Offer will be made on substantially the same terms as the U.S. Offer. Except as otherwise required by applicable law and regulations, Enersis Américas intends to consummate the U.S. Offer concurrently with the Chilean Offer.

The “Chilean Stock Exchanges” (bolsas de valores) means, collectively, the Santiago Stock Exchange, the Valparaíso Stock Exchange and the Electronic Stock Exchange in Chile.

The U.S. Offer is open to U.S. Holders of Shares and all holders of ADSs, regardless of residence. Non-U.S Holders of Shares must tender their Shares into the Chilean Offer. U.S. Holders of Shares may tender their Shares into either the U.S. Offer or the Chilean Offer. Holders of ADSs must tender their Shares into the U.S. Offer.

The purchase price for the Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers.

In the event that the price per Share to be paid in the Chilean Offer is increased, Enersis Américas will make a corresponding increase to the price paid per Share and ADS in the U.S. Offer.

The U.S. Offer is currently scheduled to expire at 4:30 p.m., New York City time, on October 28, 2016 (the “Expiration Date”), unless and until Enersis Américas, in its sole discretion (but subject to the applicable rules and regulations of the United States Securities Exchange Commission (the “SEC”)) shall have extended the period of time during which the U.S. Offer will remain open, in which event the term “Expiration Date” will mean the latest time and date at which the U.S. Offer, as so extended by Enersis Américas, shall expire.

Unaffiliated shareholders of Endesa Américas may participate in the proposed merger of Enersis Américas, Endesa Américas and Chilectra Américas (the “Merger”), participate in the Offers or exercise statutory merger dissenters’ withdrawal rights. See “Questions and Answers — Do I have other alternatives to the U.S. Offer or the Chilean Offer for my Shares or ADSs?”. Each of Endesa Américas and the Enel Filing Persons (as defined below) believes that the Merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. They believe that each of the Offers and the statutory merger dissenters’ withdrawal rights available to unaffiliated shareholders of Endesa Américas is procedurally fair but, by itself and not in the context of providing an ancillary cash alternative to the Merger, is not substantively fair to the unaffiliated shareholders of Endesa Américas because it is uneconomic relative to the current market prices of Endesa Américas Shares and ADSs and the implied merger price. Notwithstanding the foregoing, each of Endesa Américas and the Enel Filing Persons believes that the Offers and the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the Merger, which they believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

With respect to the fairness of the Merger, (i) the Board of Directors of Endesa Américas unanimously determined that the Merger is in the best interests of Endesa Américas and its shareholders and believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas, and (ii) the Enel Filing Persons believe that the Merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

With respect to the fairness of the Offers, (i) the Board of Directors of Endesa Américas believes that making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but that based on the current prices of Endesa Américas Shares and ADSs, the statutory merger dissenters’ withdrawal rights price and the implied merger price, the tender offer price of Ch$ 300 per Endesa Américas Share (the “Tender Offer Price”) is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas, and (ii) the Enel Filing Persons believe that making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but the Tender Offer Price is substantively not fair to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the Offers are believed to be ancillary to the merger transaction, and should be viewed in the context of the Merger, which is believed to be substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas.”

With respect to the fairness of the statutory merger dissenters’ withdrawal rights, (i) the Board of Directors of Endesa Américas believes that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but based on the current prices of Endesa Américas Shares and ADSs and the implied merger price, the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Endesa Américas share is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas, and (ii) the Enel Filing Persons believe that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Endesa Américas share is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the statutory merger dissenters’ withdrawal rights are believed to be ancillary to the merger transaction, and should be viewed in the context of the Merger, which is believed to be substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas.”

Pursuant to Chilean law, each individual member of the Board of Directors of Endesa Américas must express in writing his or her statement as to whether the U.S. Offer could be in the interest of the company’s shareholders. Endesa Américas must file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) within 10 business days of the date of the launch of the U.S. Offer. The Schedule 14D-9 will include English translations of the directors’ statements and must include a statement by the Board of Directors of Endesa Américas as to whether it recommends that Endesa Américas shareholders accept or reject the U.S. Offer or if it will not take a position with respect to the U.S. tender offer. Under Chilean law, each member of the Board is only required to deliver the individual director’s statement referred to above. Chilean law does not require a recommendation of the Board, acting as such, that the shareholders accept or reject the U.S. Offer. However, the Board of Directors of Endesa Américas intends to take action at the time of the formal commencement of the U.S. Offer to determine the recommendation of the Board with respect to the U.S. Offer as required by Rule 14e-2 under the Exchange Act and Endesa Américas expects to file the Schedule 14D-9 disclosing such recommendation contemporaneously with the launch of the U.S. Offer. See “Special Factors — Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Report of the Independent Valuator of Endesa Américas — Position of Endesa Américas as to the Fairness of the Offers; Recommendation.”

As of September 6, 2016, there were 8,201,754,580 Shares issued and outstanding, including 225,860,670 Shares evidenced by 7,528,689 ADSs. Enersis Américas owns 4,919,488,794 Shares representing approximately 59.98% of the outstanding Shares of Endesa Américas. Seven of the nine members of the Endesa Américas Board of Directors are elected by the vote of Enersis Américas.

The U.S. Offer is subject to certain terms and conditions. See “The U.S. Offer — Section 12. Conditions of the U.S. Offer.”

Tendering holders of Shares who have Shares registered in their own name and who tender directly to Computershare, Inc., as U.S. tender agent of Enersis Américas for the Shares in the U.S. Offer (the “U.S. Share Tender Agent”), will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Shares pursuant to the U.S. Offer. Tendering holders of ADSs who have ADSs registered in their own name and who tender directly to Citibank, N.A., as tender agent of Enersis Américas for the ADSs in the U.S. Offer (the “ADS Tender Agent”), will not be obligated to pay brokerage fees, commissions, except that the ADS Depositary will deduct a distribution fee of US$0.05 per ADS from any payment to tendering ADS holders, or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the sale of their ADSs pursuant to the U.S. Offer. Tendering holders of Shares and tendering holders of ADSs who own Shares and/or ADSs through a broker or other nominee, if such broker or nominee tenders their Shares and/or ADSs on their behalf, may have to pay a fee to such broker or nominee. Enersis Américas will pay all charges and expenses of the U.S. Share Tender Agent and the ADS Tender Agent incurred in connection with the U.S. Offer. See “The U.S. Offer —Section 15. Fees and Expenses.”

This Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery contain important information and should be read carefully in their entirety before any decision is made with respect to the U.S. Offer.

SPECIAL FACTORS

Section 1. Background of the Transactions.

Historical Background

The relationship between Enersis Américas and Endesa Américas traces back to Enersis Américas’ acquisition of interests in Empresa Nacional de Electricidad S.A. (“Endesa Chile”) from which Endesa Américas was spun-off in April 2016. Starting in the early 1990s, Enersis Américas gradually acquired equity stakes in Endesa Chile, increasing its ownership stake to 25.3% in 1995. In 1999, Enersis Américas acquired additional shares of Endesa Chile through a tender offer, thereby increasing its ownership of Endesa Chile to 59.98%. In the spin-offs of Enersis Chile and Endesa Américas, Enersis Américas was allocated ownership of 59.98% of Endesa Américas and Enersis Chile was allocated ownership of 59.98% of Endesa Chile.

Similarly, Enersis Américas’ relationship with Chilectra Américas traces its origins to Compañía Chilena de Electricidad Ltda. (“CCE”), which was formed in 1921 and later nationalized in 1970. During the 1980s, the Chilean electric utility sector was reorganized and CCE’s operations were divided into one generation company and two distribution companies, one with a concession in the Valparaíso region and the other with a concession in the Santiago metropolitan region, Compañía Chilena Metropolitana de Distribución Eléctrica S.A. From 1982 to 1987, the Chilean electric utility sector went through a process of re-privatization. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., Enersis Américas’ predecessor company, changed its name to Enersis S.A. and became the new parent company of Distribuidora Chilectra Metropolitana S.A., later renamed Chilectra S.A. (“Chilectra”). After several capital increases of Chilectra, Enersis Américas’ equity interest in Chilectra was diluted to 72.6% in 1999. Following several tender offers starting in 2000, Enersis Américas increased its ownership stake in Chilectra to the current 99.1% interest. In the spin-offs of Enersis Chile and Chilectra Américas, Enersis Américas was allocated ownership of 99.1% of Chilectra Américas and Enersis Chile was allocated ownership of 99.1% of Chilectra.

Endesa, S.A., a Spanish company (“Endesa Spain”), was the controlling company of Enersis Américas from 1999 to 2007 and was also the ultimate parent of Endesa Chile and Chilectra through its ownership of Enersis Américas. In 2007, Enel, an Italian company, and Acciona S.A., a Spanish construction company unrelated to Enel (“Acciona”), jointly acquired a 92.1% interest in Endesa Spain, which owned 60.6% of Enersis Américas at the time. As a result of this acquisition, Enel held 67.1% of Endesa Spain through Enel Energy Europe S.R.L., a wholly owned subsidiary of Enel (“Enel Energy Europe”), and Acciona held 25% of Endesa Spain. In 2009, Acciona sold all of its equity interest in Endesa Spain to Enel Energy Europe (now named Enel Iberoaméricas S.R.L.), thereby making Enel the ultimate parent of Enersis Américas, Endesa Chile and Chilectra.

Endesa Spain and Enel invested in energy generation, transmission and distribution businesses in Latin America outside of Chile through vehicles other than Enersis Américas and Endesa Chile. As a result, Enel’s Latin American energy business was dispersed and located at numerous levels within the company group.

Background of the Reorganization and the Offers

From time to time, Enel reviews the corporate structure of its subsidiaries and affiliates, with the goal of creating a more efficient and focused structure that may enhance shareholder value. In 2012, Enel, through Endesa Spain, proposed that Enersis Américas conduct a capital increase as part of the effort to streamline the group corporate structure by geography and consolidate Enel’s Latin American energy businesses (other than Enel Green Power S.p.A. (“Enel Green Power”)) under Enersis Américas. In the capital increase completed on March 28, 2013, Enersis Américas received an in-kind contribution from Endesa Spain of approximately US$3.6 billion of equity interests in 25 companies that conduct business in five South American countries (Argentina, Brazil, Chile, Colombia and Peru) and approximately US$2.4 billion in cash from minority shareholders. In addition, Enel and Endesa Spain also committed to use Enersis Américas as the sole vehicle for conducting business in the conventional energy sector in South America. The capital increase did not change Endesa Spain’s ownership interest in Enersis Américas because the capital increase was fully subscribed.

Enel undertook an additional transaction in 2014 to separate its Latin American businesses from its Iberian businesses. On October 23, 2014, Endesa Spain transferred its direct 20.3% and indirect 40.3% interests in Enersis Américas to Enel Iberoamérica. Following the transaction, Enel continued to beneficially own 60.6% of Enersis Américas, separate from the other businesses of Endesa Spain.

In early 2015, Enel began to study how to address certain limitations of the Enersis S.A. group corporate structure, including:

•	the complex corporate structure with cross-ownership of investments, holding companies owning businesses in multiple business segments without geographic focus, and structural inefficiencies for decision making;

•	duplication of investment vehicles, with Enersis Américas and Endesa Chile potentially competing with each other for investments;

•	limited ability to address differentiated markets with differentiated needs; and

•	reduced visibility of certain assets, such as the Chilean distribution business and the non-Chilean assets, resulting in undervaluation by the market.

Enel focused its analysis on methods to separate the Chilean and non-Chilean assets and businesses of the Enersis group and to group them by geographic focus, which resulted in a structure involving spin-offs to separate the Chilean and non-Chilean assets and businesses of Enersis Américas, Endesa Chile and Chilectra, to be followed by a merger of the companies holding the non-Chilean businesses into a single company. While Enel continued to study which way the spin-offs would be effected for each company (i.e., spin-off of Chilean business vs. spin-off of non-Chilean businesses), the basic transaction structure of the spin-offs followed by the merger remained the same.

On April 22, 2015, Enel informed the market through a significant event “Hecho Esencial” filing that it was evaluating a potential corporate reorganization process involving Enersis Américas, Endesa Chile and Chilectra that would separate Enel’s businesses and assets in Chile from those in Argentina, Brazil, Colombia and Peru so that the Chilean businesses and the non-Chilean businesses could be grouped by geographic area (the “Reorganization”).

The proposed Reorganization would involve (i) each of Endesa Chile and Chilectra separating their respective Chilean and non-Chilean businesses by means of a “división” or “demerger” under Chilean law, followed by Enersis Américas separating its Chilean and non-Chilean businesses, including the shares of the demerged entities of Endesa Chile and Chilectra, also by means of a “división” or “demerger” under Chilean law (collectively, the “Spin-Offs”), and (ii) the merger of the three companies holding the non-Chilean businesses of Enersis Américas, Endesa Chile and Chilectra after the Spin-Offs (the “Merger”).

The proposed Reorganization would be effected under the following conditions:

•	it must be carried out on arm’s length terms;

•	it must not alter the existing control structure;

•	it must not require the contribution of additional financial resources by shareholders;

•	it should not result in any significant financial cost;

•	it must be compatible with existing antitrust restrictions applicable to Enersis Américas, Endesa Chile and Chilectra; and

•	the newly created companies in the Spin-Offs would be organized and headquartered in Chile and their shares would be traded on the Chilean Stock Exchanges and, in the case of Enersis Chile and Endesa Américas, also on the NYSE.

The Board of Directors of Enersis Américas met on April 28, 2015 and unanimously resolved to analyze the proposed Reorganization and authorized the management of Enersis Américas to analyze the proposed Reorganization. Since such Reorganization would also involve Endesa Chile and Chilectra, the Board of Directors of Enersis Américas also resolved to inform the Boards of Directors of Endesa Chile and Chilectra of such decision and request that the respective Boards of Directors also consider the proposed Reorganization. Following notice of such resolution of the Board of Directors of Enersis Américas, the Boards of Directors of Endesa Chile and Chilectra each met on April 28, 2015 and also authorized the managements of the respective companies to analyze the proposed Reorganization.

During May 2015, the management teams of each of Enersis Américas, Endesa Chile and Chilectra led by their respective Chief Executive Officers, Luca D’Agnese, Valter Moro and Andreas Gebhardt, independently analyzed the Reorganization proposal including the Chilean legislation requirements as requested by their respective Boards.

In view of the controlled company status of each of Enersis Américas, Endesa Chile and Chilectra, their respective managements considered the potential application of certain requirements applicable to “related party transactions” under Chilean law. Article 146 of the Chilean Companies Act establishes that related party transactions must comply with corporate interests, as well as prices, terms and conditions prevailing in the market at the time of their approval. The related party transactions must also meet all legal requirements, including acknowledgement and approval of the transaction by the Board of Directors (excluding the interested directors), by the shareholders (in some cases, with requisite majority approval) and by any applicable regulatory procedures.

On May 18, 2015, Enersis Américas submitted an interpretive request letter with the SVS seeking to (i) confirm that the Spin-Offs would not constitute related party transactions under Chilean law; (ii) confirm that the Merger also would not constitute a related party transaction under Chilean law; (iii) request that the SVS identify the companies or persons that should be considered as related parties in case any of the transactions relating to the Reorganization would constitute a related party transaction under Chilean law; and (iv) confirm that statutory dissenters’ withdrawal rights do not apply to the Spin-Offs.

As part of the analysis of the proposed Reorganization, the respective Boards of Directors of Enersis Américas, Endesa Chile and Chilectra determined that the assistance of financial advisors to plan and analyze the Reorganization would be advisable. On June 22, 2015, the Boards of Directors of Enersis Américas and Endesa Chile each met and resolved to engage separate financial advisors to advise the respective companies and analyze the proposed Reorganization, including the Merger. The Board of Directors of Chilectra, on September 15, 2015, appointed a financial advisor to engage in the same task. The scope of work the financial advisors were engaged to perform included:

•	Assisting the companies in establishing a framework to assess certain quantitative considerations and other financial considerations of the transaction;

•	Performing customary financial analyses of the companies and a valuation, to assist the companies in proposing a merger exchange ratio;

•	Assisting the companies with developing a general strategy for accomplishing the transaction, including articulating the transaction’s rationale and positioning; and

•	Advising and assisting the respective companies’ senior management in making presentations to the respective Boards of Directors and being available at the companies’ request to meet with the respective Boards of Directors to discuss the transaction and to attend the extraordinary shareholders’ meetings.

On July 20, 2015, Enersis Américas, Endesa Chile and Chilectra each received a letter from the SVS regarding the proposed Reorganization in response to the interpretive request letter submitted on May 18, 2015

(the “July 2015 SVS Letters”). The July 2015 SVS Letters confirmed that the Spin-Offs and the Merger did not constitute related party transactions under Chilean law but imposed certain requirements for the Reorganization, including among other things, the obligation to publicly provide information regarding all of the proposed transactions that are part of the Reorganization to shareholders prior to the extraordinary shareholders’ meetings of the respective companies to approve the Spin-Offs.

Following the issuance of the July 2015 SVS Letters, a Chilean pension fund shareholder of Enersis Américas and Endesa Chile, AFP Hábitat, brought action against the SVS in the Santiago Court of Appeals on August 8, 2015. AFP Hábitat and later AFP Capital, another Chilean pension fund shareholder which subsequently became a plaintiff in the claim, argued that the transactions that constitute the Reorganization were in fact related party transactions under Chilean law and that SVS did not have the authority to determine that the Spin-Offs and the Merger did not constitute related party transactions

On March 22, 2016, in connection with the litigation brought by AFP Hábitat and AFP Capital, the Santiago Court of Appeals reversed the SVS decision and ruled that the Merger is a related party transaction subject to the requirements for related party transactions under Chilean law but agreed with the SVS decision that the Spin-Offs are not related party transactions. The SVS decided not to appeal this decision in any way and, therefore, the ruling became a final and definitive judgment.

Article 147 of the Chilean Companies Act provides that a public company may enter into a related party transaction when it is in the best interest of the company and is entered into under price, terms and conditions prevailing in the market at the time of approval. A related party transaction must meet the additional key terms: (i) directors and executive officers who have an interest in the related party transaction shall disclose such interest; (ii) a majority of the disinterested Board of Directors or two thirds of the issued voting shares at an extraordinary shareholders’ meeting must approve the related party transaction; and (iii) the Board of Directors resolutions adopting the related party transaction must be disclosed at the next shareholders meeting along with the identification of the members who approved said transaction.

If an extraordinary shareholders’ meeting is held to approve the related party transaction, the following requirements must also be met: (i) the Board of Directors must appoint at least one independent valuator to report on the conditions, effects and potential impact of the transaction on the company to shareholders; (ii) the Directors’ Committee may appoint an additional independent valuator; (iii) the reports of the independent valuators must be made publicly available; and (iv) each director must make a publicly available statement as to whether the related party transaction is in the best interest of the company as well as disclose any relationship with the counterparty or such director’s interest in the related party transaction.

On July 27, 2015, the respective Boards of Directors of Enersis Américas, Endesa Chile and Chilectra resolved to announce the details regarding the steps to carry out the proposed Reorganization in the event the Reorganization is approved by shareholders. In addition, the Boards of Directors of Enersis Américas and Endesa Chile resolved that the respective Directors’ Committees would issue a specific declaration regarding the Reorganization in line with the terms outlined in the July 2015 SVS Letters.

The Directors’ Committee of each of Enersis Américas and Endesa Américas is a standing committee required under Chilean law and was not specifically formed for the purposes of the Reorganization. The Directors’ Committee also serves as the independent Audit Committee of Enersis Américas and Endesa Américas.

In order to carry out the mandate of such resolutions, on August 13, 2015, the respective Directors’ Committees of Enersis Américas and Endesa Chile appointed financial advisors for purposes of analyzing the proposed Reorganization, including the Merger.

Their scope of work and main actions were:

•	Advising the Directors’ Committees about the transaction from a strategic and financial point of view, identifying benefits and risks related to the transaction;

•	Submitting their reports to the Directors’ Committees, including their opinion about the transaction. These reports were published in November 2015 as part of the voting materials for the extraordinary shareholders’ meetings that took place on December 18, 2015; and

•	Assisting the Directors’ Committees in preparing their reports on the transaction and providing technical support in analyzing information provided by management, the Boards of Directors’ financial advisors and independent appraisers. The Directors’ Committees reports were published in November 2015 as part of the voting materials for the extraordinary shareholders’ meetings that took place on December 18, 2015.

On September 15, 2015, each of the Boards of Directors of Enersis Américas, Endesa Chile and Chilectra appointed an independent appraiser, as required by the July 2015 SVS Letters, to issue a report on the preliminary estimated value of the entities that will merge and the preliminary estimates of the merger exchange ratios pursuant to which shareholders of Endesa Américas and Chilectra Américas will receive shares in Enersis Américas in connection with the Merger. The independent appraisers each assessed the economic value of Enersis Américas, Endesa Chile and Chilectra based on the financial projections provided by the management of each company, prepared using information generated from internal operating models, in order to provide preliminary estimates of the merger exchange ratios.

At meetings of the Board of Directors of Enersis Américas held in September and October 2015, a director, Mr. Rafael Fernández M., proposed for consideration an alternative structure for reorganizing the business based on grouping the business by segments (electricity generation on the one hand, and electricity distribution and transmission on the other hand), rather than by geography. After consideration of Mr. Fernández’s proposal, the Board of Directors of Enersis Américas chose not to adopt Mr. Fernández’s alternative proposal principally on the basis that integrated electricity generation and distribution companies face less market risk than separated electricity generation or distribution companies. From an operational point of view, the alternative reorganization by business segments was also considered to be more complex to complete.

From August 2015 through December 2015, the executive officers and Boards of Directors of Enersis Américas, Endesa Chile and Chilectra, as well as the Directors’ Committees of Enersis Américas and Endesa Chile each held periodic meetings to review the proposed Reorganization.

During October 2015, the respective management of Enersis Américas, Endesa Chile and Chilectra furnished the independent appraisers with certain financial projections for the five-year period 2016-2020 for Enersis Américas, Endesa Américas and Chilectra Américas assuming completion of the Spin-Offs. Neither Enersis Américas, Endesa Chile nor Chilectra publicly disclose management projections of the type provided to the independent appraisers in connection with their calculations of the estimated exchange ratios, and such projections were not prepared with a view toward public disclosure. Those projections were based on market and macroeconomic variables that are inherently uncertain and are beyond the control of management, including:

•	Exchange rate differences, inflation, and GDP growth;

•	Commodity prices, including Brent Oil, Henry Hub Gas, Coal API2 and WTI prices; and

•	Market conditions in the countries where the companies and their subsidiaries operate, such as hydrological conditions and the increase in electricity demand.

Additionally, the projections were based on a number of business assumptions with regards to regulation, volumes and prices of energy sales and purchases, operating cost, capital expenditures and future divestitures, which represent the management’s best estimates.

Below is a summary of the material financial projections provided to the independent appraisers with respect to Enersis Américas, Endesa Américas and Chilectra Américas.

Enersis Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues	4,950,044,157	5,181,671,258	5,601,189,833	5,899,970,651	6,145,810,226
EBITDA	1,649,941,807	1,880,174,552	2,051,950,542	2,164,011,241	2,242,965,595
Operating Income	1,265,519,272	1,512,513,318	1,675,543,827	1,772,100,311	1,847,259,856
Net Income	583,533,235	845,467,079	941,580,185	1,038,555,475	1,076,498,942
Capex	(865,868,134)	(690,982,502)	(816,158,605)	(769,310,872)	(770,950,427)

Endesa Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues	1,221,021,514	1,380,392,316	1,486,403,431	1,566,750,216	1,547,422,584
EBITDA	696,196,347	783,734,176	828,077,894	872,391,153	870,682,482
Operating Income	575,013,353	660,252,997	704,161,866	743,854,905	740,209,366
Net Income	363,666,916	430,966,278	459,906,985	511,030,165	505,529,874
Capex	(219,805,112)	(156,643,051)	(140,433,339)	(107,228,068)	(135,108,313)

Chilectra Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues(1)	—	—	—	—	—
EBITDA	(2,882,531)	(1,688,529)	(1,711,399)	(1,737,240)	(1,763,857)
Operating Income	(2,882,531)	(1,688,529)	(1,711,399)	(1,737,240)	(1,763,857)
Net Income	31,812,291	58,395,230	77,729,632	87,625,481	102,498,733
Capex(1)	—	—	—	—	—

(1)	Chilectra Américas is a holding company with no operations. Chilectra Américas has only one non-Operating subsidiary and as a result, on a consolidated basis, Chilectra Américas does not have any revenues or capital expenditure expenses.

The following table sets forth the main variables that were used to prepare the projections:

GDP		2016	2017	2018	2019	2020
Argentina		2.2%	3.2%	3.8%	3.8%	3.8%
Brazil		0.2%	1.6%	2.8%	3.0%	3.0%
Chile		3.2%	3.7%	4.2%	4.2%	4.2%
Colombia		3.3%	3.7%	4.0%	4.0%	4.0%
Peru		4.2%	4.5%	4.8%	4.8%	4.7%

CPI		2016	2017	2018	2019	2020
Argentina		24.6%	21.1%	15.5%	12.2%	12.1%
Brazil		6.2%	5.5%	5.0%	4.7%	4.1%
Chile		3.3%	3.2%	3.1%	3.0%	3.0%
Colombia		3.6%	3.4%	3.2%	3.2%	3.2%
Peru		3.0%	2.9%	2.6%	2.4%	2.4%

Electricity demand		2016	2017	2018	2019	2020
Argentina		2.3%	3.0%	3.4%	3.3%	3.3%
Brazil		0.3%	1.5%	2.6%	2.9%	2.7%
Chile		3.0%	4.0%	4.3%	4.2%	4.2%
Colombia		3.2%	3.4%	3.7%	3.5%	3.5%
Peru		4.9%	5.2%	5.6%	5.4%	5.0%

Foreign exchange		2016	2017	2018	2019	2020
Argentina	AR$/US$	11.0	12.5	14.0	15.0	16.0
Brazil	R$/US$	3.9	3.9	3.8	3.8	3.7
Chile	Ch$/US$	680	670	660	655	645
Colombia	CPs/US$	3,100	3,050	3,000	2,900	2,800
Peru	Soles/US$	3.3	3.3	3.2	3.2	3.2

Commodities		2016	2017	2018	2019	2020
Brent	US$/bbl	63.4	65.6	70.4	73.5	76.1
WTI	US$/bbl	56.7	60.8	65.9	69.9	73.0
Henry Hub Gas	US$/MBtu	3.2	3.4	3.7	3.9	4.0
Coal API2	US$/t	59.7	64.4	68.3	71.4	73.7

The market and business assumptions and macroeconomic variables might change depending on the electricity market conditions, such as hydrology, regulation, among others, and the volatility of international markets, which are beyond management’s control. Therefore, actual results may vary significantly from those set forth in the projections.

On November 4, 2015, the Directors’ Committee of Enersis Américas composed of Messrs. Hernán Somerville S., Herman Chadwick P. and Rafael Fernández M. issued a report to the Board of Directors of Enersis Américas setting forth its conclusions regarding the Reorganization. A majority of the Directors’ Committee concluded that the Reorganization was in the best interest of Enersis Américas. Mr. Fernández dissented and highlighted, among other things, the negative present value for Enersis Américas in the first five years after the consummation of the Reorganization due to costs relating to the Spin-Offs and reduced regional diversification, as well as the possibility that the expected benefits of the Reorganization may not be realized.

On November 4, 2015, the Directors’ Committee of Endesa Chile composed of Messrs. Enrique Cibié B., Felipe Lamarca C. and Jorge Atton P. also issued a report to the Board of Directors of Endesa Chile. In the report, the Directors’ Committee expressed various concerns regarding the Reorganization including, among other things, potential negative tax consequences, as well as a potential adverse impact on Endesa Chile and its shareholders in the event the Spin-Offs were completed but the Merger was not consummated or was approved with a merger exchange ratio that is unfavorable for the shareholders of Endesa Américas. In order to address such concerns, the Directors’ Committee indicated that certain conditions should be imposed in order to mitigate the risks faced by Endesa Chile and its shareholders. These conditions include, among other things, compensation of capital gains taxes to be incurred by Endesa Chile in connection with the spin-off of Endesa Américas in the event the Merger is not completed and also ensuring that the shareholders of Endesa Américas that object to the Merger have the ability to exercise their statutory merger dissenters’ withdrawal rights at a price that is equal to the market value of Endesa Chile prior to the announcement of the Spin-Offs.

On November 5, 2015, the Board of Directors of Enersis Américas met to evaluate the Reorganization. After due consideration of the expected benefits from the Reorganization, the terms and conditions of the Reorganization as well as its consequences, implications and contingencies, a majority of the Board of Directors determined that the Reorganization, including the Merger, is in the best interest of Enersis Américas and its shareholders and approved the Reorganization. The Board of Directors also announced the estimated ranges of the merger exchange ratios to be proposed to the shareholders of the companies that are party to the Merger, which were in the range of 2.3 to 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.1 to 5.4 shares of Enersis Américas for each share of Chilectra Américas. One director, Mr. Fernández, dissented and reiterated his views that were expressed in the Enersis Américas’ Directors’ Committee report issued on November 4, 2015.

The Board of Directors of Endesa Chile also met on November 5, 2015 to evaluate the Reorganization. The Board of Directors reviewed and duly considered the expected benefits from the Reorganization, the terms and conditions of the Reorganization as well as its consequences, implications and contingencies, including the risks highlighted by the Directors’ Committee, including the potential negative tax consequences. Based on such review, a majority of the Board of Directors concluded that the Reorganization, including the Merger, is in the best interest of Endesa Chile. All three members of the Directors’ Committee of Endesa Chile indicated that they would only concur with such determination if the conditions to mitigate the risks to Endesa Chile and its shareholders as described in the Endesa Chile Directors’ Committee report were implemented. Based on extensive discussions, the Board of Directors unanimously agreed to announce the preliminary estimated range of the merger exchange ratio to be in the range of 2.75 to 3 shares of Enersis Américas for each share of Endesa Américas.

The Board of Directors of Chilectra also met on November 5, 2015 to evaluate the Reorganization. The Board of Directors reviewed and duly considered the expected benefits from the Reorganization, the terms and conditions of the Reorganization as well as its consequences, implications and contingencies. Based on such review, the Board of Directors unanimously concluded that the Reorganization, including the Merger, is in the best interest of Chilectra. In addition, the Board of Directors unanimously agreed to begin the preliminary process for separating the Chilean distribution business from those businesses outside of Chile, through the spin-off of Chilectra Américas by Chilectra. The Board of Directors also announced the estimated merger exchange ratio at a minimum of 3.83 shares of Enersis Américas for each share of Chilectra Américas.

The following information was made public on the respective websites of Enersis Américas, Endesa Chile and Chilectra as required by the July 2015 SVS Letters prior to a vote by shareholders of Enersis Américas, Endesa Chile and Chilectra on the Spin Offs:

•	detailed information on the objectives of and benefits expected from the Reorganization, including the Spin-Offs and the Merger, as well as their terms and conditions;

•	consolidated financial statements as of September 30, 2015;

•	pro forma combined statements of financial position that present the asset, liability and equity accounts of the entity to be divided, a column of pro forma adjustments and the balances that represent the continuing and the new entities, respectively, as of October 1, 2015;

•	descriptions of the principal assets allocated and the liabilities assigned to the new entities in connection with the Spin-Offs;

•	presentations by the financial advisors of the Boards of Directors of Enersis Américas, Endesa Chile and Chilectra;

•	reports issued by the financial advisors of the Directors’ Committees of Enersis Américas and Endesa Chile;

•	reports issued by the Directors’ Committees of Enersis Américas and Endesa Chile;

•	resolutions of the respective Boards of Directors; and

•	reports issued by the respective independent appraisers of Enersis Américas, Endesa Chile and Chilectra on the preliminary estimated value of the entities that will be merged and preliminary estimates of the merger exchange ratios of the corresponding shares.

On November 6, 2015, Mr. Luca D’Agnese, the Chief Executive Officer of Enersis Américas, conducted investor presentations to discuss the Reorganization and presented relevant information about future investments and financial targets in connection with the Reorganization. Subsequently, in meetings held on November 10, 2015, each of the Boards of Directors of Enersis Américas, Endesa Chile and Chilectra summoned extraordinary shareholders’ meetings of the respective companies to approve the Spin-Offs to be held on December 18, 2015.

On November 9, 2015, Mr. Ricardo Rodríguez M, the CEO of AFP Provida, a shareholder of Endesa Chile, sent a letter to Mr. Borja Acha B., the Chairman of the Board of Enersis Américas, in which AFP Provida requested a mechanism to ensure a minimum price for the minority shareholders of Endesa Américas. The letter also indicated that this mechanism should be set based on current market prices to protect minority shareholders if they decided to exercise their right of withdrawal.

In response to the AFP Provida letter, the Board and management of Enersis Américas considered several alternatives to protect the minority shareholders of Endesa Américas, including:

•	Setting the price of the statutory merger dissenters’ withdrawal rights in advance without setting an exercise limit, which was not viable because it is not legally possible to set the price of the statutory merger dissenters’ withdrawal rights in advance.

•	Planning to repurchase Endesa Américas’ shares (treasury shares), which was not viable because the maximum buyback is limited to 5% of the share capital and retained earnings.

•	Reducing capital or paying extraordinary dividends, which was not viable because a non-proportional distribution to shareholders is not viable in Chile and would have adverse tax consequences.

•	A fixed price tender offer to be conducted concurrently with the statutory merger dissenters’ withdrawal right exercise period.

On November 18, 2015, the SVS issued additional letters regarding the Reorganization to Enersis Américas, Endesa Chile and Chilectra (the “November 2015 SVS Letters”). The November 2015 SVS Letters required, among other things, the respective Boards of Directors of the companies to issue a statement explaining the risks, consequences, implications or contingencies regarding the Reorganization, as well as establishing the specific merger exchange ratios to be proposed.

On November 25, 2015, Mr. Acha of Enersis Américas received a letter from Mr. Giulio Fazio of Enel (the “November 2015 Enel Letter”), which reflected the resolutions adopted by the Board of Directors of Enel at its meeting held on November 17, 2015. The November 2015 Enel Letter provided that, in order to resolve any potential conflicts between Enel Green Power and Endesa Chile, Enel will negotiate an agreement with Endesa Chile regarding the joint development of renewable energy projects in Chile in the event all of the transactions contemplated in the Reorganization are consummated. In addition, the November 2015 Enel Letter also provided that while Enel Iberoamérica remains the majority shareholder of Enersis Américas, Enersis Américas and Enersis Chile will be the Enel group’s sole investment vehicles in South America in the generation, distribution and sale of electricity, except for renewable energy investments currently being developed by Enel or any other company within the Enel group.

In response to the November 2015 SVS Letters and after reviewing the November 2015 Enel Letter, the Board of Directors of Enersis Américas and Mr. D’Agnese held a meeting on November 24, 2015. In compliance with the November 2015 SVS Letters, the Board of Directors reviewed and discussed the potential risks associated with the Reorganization, which had been previously identified, reviewed and discussed by the Boards of Directors of Enersis Américas and Endesa Chile. These risks, among others, included the possibility that the Merger may not be consummated, credit rating downgrades, legal actions challenging the Reorganization, reduction of market liquidity, tax risks, reduced investor interest, conflicts of interest with Enel Green Power, and possible changes to the merger exchange ratios. The Board of Directors also reviewed and considered measures that may address such risks, including mechanisms to protect the minority shareholders of Endesa Américas, indemnification of Endesa Chile by Enersis Américas for tax costs incurred in connection with the spin-off of Endesa Américas in the event the Merger does not occur, methods to avoid conflicts of interest with Enel as well as the November 2015 Enel Letter, among others.

Based on such review, a majority of the Board of Directors of Enersis Américas adopted resolutions and issued a statement which, among other things, provided that:

•	Enel’s proposal and commitment included in the November 2015 Enel Letter would be reviewed;

•	the estimated merger exchange ratios expected to be proposed at the extraordinary shareholders’ meeting of Enersis Américas to approve the Merger would be 2.8 shares of Enersis Américas for each share of Endesa Américas and 5.0 shares of Enersis Américas for each share of Chilectra Américas;

•	in order to protect the minority shareholders of Endesa Américas, Enersis Américas, subject to the completion of the Spin-Offs and satisfaction of certain other conditions of the Merger, would conduct a tender offer for all of the shares of Endesa Américas (including in the form of ADSs represented by ADRs) at a proposed tender offer price of Ch$236 per share of Endesa Américas prior to the consummation of the Merger. The initial price of Ch$236 per share of Endesa Américas was based on the average share price of Endesa Chile for the three-month period ended November 20, 2015 and weighted by the relative contribution of the non-Chilean businesses to the value of Endesa Américas;

•	The consummation of the Merger and the Offers would be conditioned on withdrawal rights exercised in connection with the Merger being less than (i) 6.73% of the outstanding shares of Enersis Américas and 7.72% of the outstanding shares of Endesa Américas, both of which are calculated based on the reduction of the number of outstanding shares that would increase the respective controlling shareholder’s ownership above the 65% of the outstanding shares limit in their respective bylaws, and (ii) 0.91% of the outstanding shares of Chilectra Américas, which represents the shares not owned by the controlling shareholder; and

•	Management of Enersis Américas would be authorized to review and negotiate a potential tax indemnification agreement with Endesa Chile, pursuant to which Enersis Américas would indemnify Endesa Chile for its tax costs associated with the spin-off of Endesa Américas in the event the Merger is not consummated by December 31, 2017 (the “Tax Indemnification Agreement”).

Mr. Fernández dissented from the resolutions regarding the proposed merger exchange ratios and the Tax Indemnification Agreement and issued a separate statement explaining his position. In his dissent, Mr. Fernández expressed concern that the Reorganization was primarily being driven by Enel, the ultimate controller of Enersis Américas, as well as by directors and executive officers associated with Enel. He also indicated that reorganizing the businesses by business lines instead of geography would better achieve the objectives of the declared purposes of the Reorganization and questioned whether objectives of the Reorganization, such as reducing the holding company discount and simplifying the decision making process, can be truly achieved. In addition, Mr. Fernández highlighted the potential risks to the shareholders of Enersis Américas, including among other things, the possibility that the Merger may not be consummated, litigation, and the risk of reduced liquidity. With respect the Tax Indemnification Agreement, Mr. Fernández argued that Enel, instead of Enersis Américas, should indemnify Endesa Chile for its tax costs incurred in connection with the spin-off of Endesa Américas because while Endesa Chile will incur tax costs at the time of the spin-off, it is expected to take more than five years for Enersis Américas to internalize any tax benefits in connection with the spin-off of Enersis Chile. Finally, Mr. Fernández also indicated that since he was against the proposed Reorganization, he was unable to make a pronouncement on the preliminary estimated merger exchange ratios but urged the Board of Directors of Enersis Américas to implement procedures for related party transactions under Article 147 of the Chilean Companies Act for purposes of the merger exchange ratios. Notwithstanding such dissent, however, Mr. Fernández joined the other members of the Board in unanimously approving the other resolutions.

The Board of Directors of Endesa Chile also met on November 24, 2015 and reviewed and discussed the potential risks associated with the Reorganization highlighted in the November 2015 SVS Letters, including among other things, tax risks, potential discounts to the share prices of Endesa Chile and Endesa Américas following the Spin-Offs, conflicts of interest with Enel Green Power, the possibility that the Merger may not be consummated for reasons beyond the control of Endesa Américas and possible changes to the merger exchange ratios. In compliance with the instructions set forth in the November 2015 SVS Letters, the Board of Directors also discussed potential risk mitigating measures, such as mechanisms to protect the minority shareholders of Endesa Américas, indemnification of Endesa Chile by Enersis Américas for tax costs incurred in connection with the spin-off of Endesa Américas in the event the Merger does not occur, measures to avoid possible conflicts of interest with Enel and its subsidiaries, potential provisions that may be inserted to the bylaws of Endesa Chile to protect its value, and mechanisms to ensure greater certainty regarding the Merger and the merger exchange ratios.

After due consideration, a majority of the Board of Directors of Endesa Chile also adopted resolutions and issued a statement which, among other things, provided that:

•	the proposed Offers would be reviewed;

•	the Chief Executive Officer of Endesa Chile would be authorized to review and negotiate the Tax Indemnification Agreement;

•	Enel’s proposals and commitment included in the November 2015 Enel Letter would be reviewed; and

•	the estimated merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and 5.0 shares of Enersis Américas for each share of Chilectra Américas proposed by the Board of Directors of Enersis Américas would be considered.

Messrs. Atton, Cibié and Lamarca and Ms. Marshall, four of the nine directors to the Board, dissented from the majority view and expressed, among other views, that the proposed Reorganization included insufficient risk mitigation measures, that the Reorganization was not in the best interests of Endesa Chile, that it did not create value, that it was asymmetrical in terms of a cost/benefit analysis in that most of the costs would be borne by Endesa Chile shareholders while most of the benefits would accrue to Enersis Américas shareholders and that the decisions adopted by the majority directors, appointed by the majority controller, have a conflict of interest.

Among the potential risks, the dissenting directors mentioned that there are other risks that were not considered by the majority vote of the Board of Directors, including that:

•	under the existing regulations for demergers and mergers, dissenting shareholders cannot exercise their opposition until the extraordinary shareholders’ meeting convened for that purpose and the price for these statutory merger dissenters’ withdrawal rights may be insufficient;

•	once the Spin-Offs are effected, the definitive share exchange ratio may turn out to be less favorable than the preliminary estimated exchange ratio approved at the time the Reorganization was approved;

•	once the Spin-Offs are effected, the Merger may not occur, in which case two problems would arise:

•	Endesa Américas would have a US$167 million tax liability in Peru, partially offset by a tax credit for US$40 million, with a net tax liability of approximately US$127 million; and

•	Endesa Américas’ shares would become unattractive since it would represent isolated assets without an identity or an organizational structure;

•	Endesa Chile and Enersis Américas may no longer have compelling “equity stories” and their shares may trade at a significant discount relative to the value of their underlying assets, due to the following considerations:

•	Endesa Chile would become a company without growth prospects, and instead would simply accumulate cash from operations, and such cash might not be distributed to its shareholders. It was noted by the dissenting directors that this is not a theoretical risk but one that arises from statements from management of Enel and Enersis Américas, in which representations have been made that Endesa Chile’s traditional power plants would be curtailed in favor of NCRE power, and as such Endesa Chile would become a mere energy trading company;

•	In the case of Enersis Américas, there is a risk that this company may become a purely financial holding company, and as such would be subject to the same corporate holding discount rates applicable in the market, with the additional consideration that its assets would all be outside Chile, making a peer comparison difficult for lack of comparable cases; and

•	There is also the risk of a loss of efficiency arising from the fact that operations are separated and therefore no longer enjoy economies of scale.

In addition, Messrs. Atton, Cibié and Lamarca and Ms. Marshall mentioned, among the potential risk-mitigating measures adopted by the Board of Directors, that:

•	the tender offer price of Ch$236 per common share (and its equivalent in ADSs) of Endesa Américas to be offered by Enersis Américas was insufficient;

•	the tender offer did not fully cover the risk of the Merger not taking place since the Merger is scheduled to take place only if it is approved by extraordinary shareholders’ meetings of Endesa Américas, Enersis Américas and Chilectra Américas;

•	an exchange ratio that would provide Endesa Chile shareholders an equity participation of 15.76% of Enersis Américas (the equivalent of 2.8 shares) was deemed insufficient and should instead be at least 16.7%; and

•	they did not agree with the scope and conditions of the business plan proposed in connection with Enel Green Power, stating that in lieu of an intention to simply negotiate, it would have been preferable to merge the Chilean and non-Chilean assets pertaining to Enel Green Power with Endesa Chile or Endesa Américas, as appropriate.

The Board of Directors of Chilectra also met on November 24, 2015 and reviewed and discussed the potential risks associated with the Reorganization highlighted in the November 2015 SVS Letters, including among other things, tax risks, potential discounts to the share prices of Chilectra and Chilectra Américas following the Spin-Offs, the possibility that the Merger may not be consummated for reasons beyond the control of Chilectra and possible changes to the merger exchange ratios. After due consideration, the Board of Directors of Chilectra also adopted resolutions and issued a statement which, among other things, provided that the merger exchange ratio preliminarily expected to be proposed at the extraordinary shareholders’ meeting of Chilectra to approve the Merger would be 5.0 shares of Enersis Américas for each share of Chilectra Américas.

Following such meetings, management of Enersis Américas, Endesa Chile and Chilectra also submitted formal responses to the November 2015 SVS Letters to report the conclusions reached by the respective Boards of Directors.

On December 16, 2015 , Mr. Acha of Enersis Américas, received a letter signed by Messrs. Ricardo Rodriguez M. and Pedro Atria M., the Chief Executive Officers of the Chilean pension funds AFP Provida and AFP Cuprum, respectively, minority shareholders of Enersis Américas. They stated the intention of both AFP Provida and AFP Cuprum to support the Reorganization of Enersis and its subsidiaries, and the spin-offs by Enersis and Endesa Chile, subject to certain conditions, including, among other things:

•	The price for the future tender offer of Enersis Américas to Endesa Américas would be Ch$285 per share.

•	In order to reduce the risk of the withdrawal rights condition being exceeded, the limit on the number of the Enersis Américas shareholders exercising statutory merger dissenters’ withdrawal rights in connection with the Merger would increase from 6.73% to 10%, so long as such increase would not cause Enel to exceed the 65% ownership limit established in the bylaws of Enersis Américas once the Merger was complete.

On December 17, 2015, Mr. Acha received a letter signed by Eduardo Vildósola C., the Chief Executive Officer of the Chilean pension fund AFP Capital, another minority shareholder of Enersis Américas, stating that certain minimum conditions should be implemented for the Reorganization to be beneficial, including, among other things, increasing the tender offer to Ch$285 per share and raising the limit on Enersis Américas shareholders exercising statutory merger dissenters’ withdrawal rights from 6.73% to 10%.

On December 17, 2015, Mr. Acha received a second letter from Mr. Giulio Fazio of Enel (the “December 2015 Enel Letter”), which reaffirmed Enel’s commitments originally included in the November 2015 Enel Letter. Specifically, the December 2015 Enel Letter confirmed that (i) as long as Enel remains the controlling shareholder of Enersis Chile and Enersis Américas, Enersis Chile and Enersis Américas will be the exclusive investment vehicles of the Enel group in Chile and other South American countries, respectively, in the generation, distribution and sale of electricity, except for renewable energy investments currently being developed by Enel or any other company within the Enel group and that therefore, for a period of not less than five years from the date on which the shareholders of Enersis Américas approved the Merger, it is not the intention of Enel to suggest or engage in another reorganization affecting Endesa Américas; and (ii) Enel will provide Endesa Chile the right to participate in future renewable energy projects wholly owned and developed by Enel through the acquisition of up to 40% of the capital of one or more project companies created for such purpose at a price equal to the cost of the project. The Board of Directors of Enersis Américas subsequently shared the December 2015 Enel Letter with the Board of Directors of Endesa Chile. The December 2015 Enel Letter addressed two of the conditions outlined by AFP Provida, AFP Cuprum and AFP Capital in their December letters.

At a meeting held on December 17, 2015, the Board of Directors of Enersis Américas reviewed the December 2015 Enel Letter as well as related matters regarding the Reorganization, and by a majority vote of its members adopted resolutions which, among other things, were intended to address the remaining conditions set by AFP Provida, AFP Cuprum and AFP Capital in their December letters:

•	clarified that the terms of the Tax Indemnification Agreement must specify that Enersis Américas will only indemnify Endesa Chile after deducting any benefits or tax credits obtained by Endesa Chile and Endesa Américas in connection with the Reorganization, as long as the Merger is consummated before December 31, 2017;

•	increased the proposed tender offer price to be paid in connection with the Offers from Ch$236 per share of Endesa Américas to Ch$285 per share of Endesa Américas; and

•	raised the proposed statutory merger dissenters’ withdrawal rights limit of the Merger from 6.73% to 10% of the outstanding shares of Enersis Américas, provided that no shareholder will own more than 65% of Enersis Américas once the Merger is consummated, in accordance with the Enersis Américas’ bylaws and Title XII of Law Decree No. 3,500 of 1980, which regulates pension fund investments.

These changes to the terms of the Reorganization were made following the written requests of AFP Provida, AFP Cuprum and AFP Capital in their December letters.

Mr. Fernández opposed each of the aforementioned resolutions, arguing that the Reorganization was not in the best interest of Enersis Américas.

On December 18, 2015, at the extraordinary shareholders’ meetings of Enersis Américas, Endesa Chile and Chilectra, shareholders of each company voted in favor of the respective spin-offs and other matters related thereto. Holders of approximately 81.15% of the outstanding shares of Enersis Américas (including the 60.6% of shares controlled by Enel) voted in favor of the spin-off of Enersis Chile while holders of approximately 75% of the outstanding shares of Endesa Chile (including the 59.98% of shares controlled by Enel) and 100% of the outstanding shares of Chilectra (including the 99.1% of shares controlled by Enel) voted in favor of the spin-offs of Endesa Américas and Chilectra Américas, respectively.

From January to March 2016, management of Enersis Chile met with management of Enersis Américas, Endesa Chile, Endesa Américas, Chilectra and Chilectra Américas to negotiate and enter into intercompany arrangements. These intercompany arrangements included:

•	arrangements regarding the demerger of Enersis Chile, Endesa Américas and Chilectra Américas from Enersis Américas, Endesa Chile and Chilectra, respectively, including the transfer of certain assets and liabilities of the existing businesses to the newly formed companies; and

•	intercompany service agreements under which:

•	Enersis Chile will provide services to Enersis Américas, Endesa Américas and Chilectra Américas;

•	Endesa Chile will provide services to Endesa Américas;

•	Enersis Américas will provide services to Enersis Chile; and

•	Chilectra will provide services to Chilectra Américas.

These intercompany services included, among other things, certain senior management, legal, finance, financial compliance, accounting, investor relations, human resources, communications, security, training and development, relations with contractors, risk management, IT services, tax services and other corporate support and administrative services.

Based on the negotiations carried out in Chile, among the CEOs (Valter Moro for both Endesa Chile and Endesa Américas, Luca D’Agnese for both Enersis Chile and Enersis Américas) and the CFOs (Javier Galán A. for Enersis Américas and Raffaele Grandi for Enersis Chile) of Endesa Chile, Endesa Américas, Enersis Chile and Enersis Américas, the parties agreed that the services under the intercompany service agreements would be provided and charged at market prices. Endesa Américas has certain immaterial intercompany service agreements with Enersis Chile.

From December 2015 to March 2016, each of Enersis Chile and Endesa Américas initiated the process to register its shares and ADSs with the SEC in the United States and its shares with the SVS in Chile. However, since the shares of Chilectra were not registered in the United States nor represented by ADSs and Chilectra Américas shares would not be represented by ADSs, Chilectra Américas only registered its shares with the SVS and did not register its shares in the United States.

On March 1, 2016, the demerger of Enersis Chile from Enersis Américas, the demerger of Endesa Américas from Endesa Chile and the demerger of Chilectra Américas from Chilectra, each pursuant to Chilean law, became effective and Enersis Américas changed its name from Enersis S.A. to Enersis Américas S.A.

From March 2016 through May 2016,the Board of Directors of Endesa Américas and Enersis Américas each appointed (i) an international financial advisor to provide a fairness opinion with respect to the Merger, (ii) an independent appraiser to provide an opinion as to the value of the merging companies and the appropriate merger exchange ratio in accordance with Articles 156 and 168 of the Chilean Corporate Regulations, and (iii) an additional independent valuator to evaluate the Merger. Asesorías Tyndall SpA (formerly known as Asesorías Tyndall Limitada) (“Tyndall”), an independent valuator appointed by Endesa Américas, in connection with its analysis of the Merger, also included the Offers in its evaluation.

On March 31, 2016, the SEC declared effective the registration statements of Enersis Chile and Endesa Américas in the U.S. The registration of Enersis Chile, Endesa Américas and Chilectra Américas with the SVS was completed on April 13, 2016. Subsequently, the shares of each of Enersis Chile, Endesa Américas and Chilectra Américas were distributed and listed on the Chilean Stock Exchanges on April 21, 2016. On April 26, 2015, the ADSs of Enersis Chile and Endesa Américas were distributed and listed on the NYSE, thereby completing the Spin-Offs.

Following the Spin-Offs, each of the Board of Directors and management of Enersis Américas, Endesa Américas and Chilectra Américas primarily acted through meetings of the Board of Directors and Directors’ Committee on matters relating to the Merger due to the fact that the Merger is regarded as a related party transaction under Chilean law.

On May 6, 2016, the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas met in separate sessions to discuss the Merger. The Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas considered the implications of the judgment of the Santiago Court of Appeals, which ruled that the Merger is a related party transaction under Chilean law. Specifically, Article 146 of the Chilean Companies Act requires related party transactions to comply with requirements to consider corporate interests, as well as prices, terms and conditions prevailing in the market at the time of their approval. In addition, related party transactions must also meet all legal requirements, including acknowledgement and approval of the transaction by the Board of Directors (excluding the directors that have an interest in the transaction), by the shareholders and by any applicable regulatory procedures.

After careful deliberation of the requirements for related party transactions under the Chilean Companies Act, the Board of Directors of Enersis Américas, by unanimous vote, approved initiating the steps necessary to propose to its shareholders the Merger in which Endesa Américas and Chilectra Américas would merge into Enersis Américas and will thereafter dissolve on the following preliminary terms and conditions, subject to further action by the Board to formally propose the Merger for approval by the shareholders of Enersis Américas in accordance with the Chilean Companies Act:

•	Withdrawal rights exercised by shareholders of Enersis Américas, Endesa Américas, and Chilectra Américas cannot exceed 10%, 10% and 0.91% of the outstanding shares, respectively, and no shareholder may hold more than the 65% of the outstanding shares of Enersis Américas after the Merger;

•	The estimated merger exchange ratios are 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas;

•	Enersis Américas agrees to make a tender offer for shares and ADSs of Endesa Américas at a proposed price of Ch$285 per share, which will be conditioned on the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas approving the Merger;

•	The Chief Executive Officer is authorized to negotiate in good faith with Endesa Chile the terms of an indemnification agreement for the taxes incurred by Endesa Chile as a consequence of the spin-off of Endesa Américas, in the event that the Merger is not consummated before December 31, 2017, provided that such amounts are offset by tax benefits obtained by Enersis Américas; and

•	Enel agrees (a) to the proposed estimated merger exchange ratios and (b) not to suggest or engage in another reorganization for five years after the Merger.

The Board of Directors of Enersis Américas unanimously determined that Messrs. Francisco de Borja Acha B., José Antonio Vargas L., Livio Gallo, Enrico Viale, Hernán Somerville S., and Patricio Gómez S., each a director of the company elected by Enel as the controlling shareholder, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretation of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016. The Board further determined that Mr. Luca D’Agnese, the Chief Executive Officer, also has an interest in the Merger under Article 147 of the Chilean Companies Act based on his role as Chairman of the Board and CEO of Enel Latinoamérica, S.A., a 40.3% shareholder of Enersis Américas and an indirect wholly owned subsidiary of Enel, and as a member of the Board of Directors of Enel Iberoamérica, a 20.3% shareholder of Enersis Américas and a wholly owned subsidiary of Enel and direct parent company of Enel Latinoamérica. Further, the Board determined that Mr. D’Agnese should abstain from any negotiations that could conflict with the Merger. Article 147 states that each Director must immediately inform the Board of Directors of his interest as required by Chilean law.

The Board of Directors of Enersis Américas unanimously designated an independent appraiser to provide an opinion as to the value of the merging companies and the appropriate merger exchange ratio in accordance with Article 156 and 168 of the Chilean Corporate Regulations.

At its meeting, the Board of Directors of Endesa Américas, by unanimous vote, approved initiating the steps necessary to propose to its shareholders the Merger in which Endesa Américas and Chilectra Américas would merge into Enersis Américas and will thereafter dissolve in accordance with the resolutions adopted at the extraordinary meeting of shareholders of Endesa Américas held on December 18, 2015, on the same preliminary terms and conditions as approved by the Enersis Américas Board of Directors described above, subject to further action by the Board to formally propose the Merger for approval by the shareholders of Endesa Américas.

The Board of Directors of Endesa Américas unanimously determined that Rafael Fauquié B., Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva R., each a director of the company, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretations of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016. Article 147 states that each Director must immediately inform the Board of Directors of his interest as required by Chilean law.

At its meeting, the Board of Directors of Chilectra Américas, by unanimous vote, approved initiating the steps necessary to propose to its shareholders the Merger in which Endesa Américas and Chilectra Américas would merge into Enersis Américas and will thereafter dissolve in accordance with the resolutions adopted at the extraordinary meeting of shareholders of Chilectra held on December 18, 2015, on the following preliminary terms and conditions, subject to further action by the Board to formally propose the Merger for approval by the shareholders of Chilectra Américas in accordance with the Chilean Companies Act:

•	statutory merger dissenters’ withdrawal rights exercised by shareholders of Enersis Américas, Endesa Américas, and Chilectra Américas cannot exceed 10%, 7.72% and 0.91% of the outstanding shares, respectively, and no shareholder may hold more than the 65% of the outstanding shares of Enersis Américas after the Merger;

•	The estimated merger exchange ratio is 5.0 shares of Enersis Américas for each share of Chilectra Américas; and

•	Enel agrees (a) to the proposed merger exchange ratio and (b) not to suggest or engage in another reorganization for five years after the Merger.

The Board of Directors of Chilectra Américas unanimously determined that Gianluca Caccialupi, Francesca Romana Napolitano, Monica Hodor, Iris Boeninger von Kretschmann and Hernán Felipe Errázuriz C., each a director of the company, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretations of the SVS and that the Chief Executive Officer has no conflicts of interest with respect to the Merger. Article 147 states that each Director must immediately inform the Board of Directors of his interest as required by Chilean law.

On May 31, 2016, the Board of Directors of Chilectra Américas appointed a new independent appraiser to provide an opinion regarding the value of the merging companies and the appropriate merger exchange ratios in accordance with Articles 156 and 168 of the Chilean Corporate Regulations.

At a meeting of the Directors’ Committee of Endesa Américas held on May 31, 2016, representatives of Tyndall presented to the directors general information on the background and scope of their work and explained that they will be reviewing discounted cash flow, multiples of comparable companies and market prices to analyze the Merger.

On June 28, 2016, the Directors’ Committee of Endesa Américas held a meeting at which a representative of Tyndall, reported on the progress of its independent evaluation.

On June 29, 2016, the Board of Directors of Endesa Américas held a meeting at which representatives of Tyndall. The representatives of Tyndall explained the status of its report and confirmed that Tyndall had access to and received the necessary information from management.

On July 27, 2016, the Directors’ Committee and the Board of Directors of Endesa Américas met to discuss the status of the transactions and received presentations by the independent valuator Tyndall.

On August 5, 2016, the Board of Directors of Endesa Américas held a meeting in person and by teleconference with all the directors present. Mr. Ignacio Quiñones, the Secretary of the Board, was also present. At the meeting, the directors discussed the Merger Terms and Conditions presented to the Board for approval and adoption (including the revised Chilectra Américas merger exchange ratio and the increase of the statutory merger dissenters’ withdrawal rights condition for Endesa Américas from 7.72% to 10%) and reviewed the evolution of the terms and conditions of the merger since the merger was originally proposed in November 2015 as part of the Reorganization. In the discussion, the directors noted that many of the risks raised with respect to Reorganization, including the Merger, by certain members of the Endesa Chile Board in November 2015, including issues related to the Chilean business continuing in Endesa Chile, issues related to the Merger not occurring, issues related to the trading market for Endesa Américas shares and ADSs and issues related to Offers, (i) had been subsequently addressed through changes in the terms and conditions of the Merger, (ii) were diminished or eliminated following the effectiveness of the Spin-Offs or (iii) were related to Endesa Chile and were not relevant to Endesa Américas.

Representatives of Tyndall then joined the meeting, gave a financial presentation and delivered a written report.

The Endesa Américas Board considered and discussed a number of factors relating to the merger. The Endesa Américas Board then unanimously (i) determined that the merger is fair and in the best interests of Endesa Américas and its unaffiliated shareholders, (ii) approved and adopted the Merger Terms and Conditions including the merger exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas, and (iii) convened an extraordinary shareholders’ meeting of Endesa Américas to be held on September 28, 2016 to approve, among other things, the merger as a related party transaction and the merger proposal.

On August 5, 2016, the Board of Directors of Enersis Américas held a meeting in person and by teleconference with all the directors present. Mr. Domingo Valdes, the Secretary of the Board, was also present. At the meeting, the directors discussed the Merger Terms and Conditions presented to the Board for approval and adoption, including the revised Chilectra Américas merger exchange ratio to reflect the Ch$120 billion special dividend to be distributed by Chilectra Américas to its shareholders, including Enersis Américas, subject to Chilectra Américas shareholder approval at the extraordinary shareholders’ meeting to approve the merger and the increase of the statutory merger dissenters’ withdrawal rights condition for Endesa Américas from 7.72% to 10%.

The Enersis Américas Board considered and discussed a number of factors relating to the merger, which are described in “Special Factors — Section 2. Fairness of the Offers — Enersis Américas — Position of the Enel Filing Persons as to the Fairness of the Merger— Enersis Américas”. The Enersis Américas Board then unanimously (i) determined that the merger is fair and in the best interests of Enersis Américas and its unaffiliated shareholders, (ii) approved and adopted the Merger Terms and Conditions including the merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and of 4.0 shares of Enersis Américas for each share of Chilectra Américas, and (iii) convened an extraordinary shareholders’ meeting of Enersis Américas to be held on September 28, 2016 to approve, among other things, the merger as a related party transaction and the merger proposals.

On August 5, 2016, the Board of Directors of Chilectra Américas held a meeting in person and by teleconference with all the directors present. At the meeting, the Chilectra Américas Board unanimously (i) determined that the merger is fair and in the best interests of Chilectra Américas and its unaffiliated shareholders, (ii) approved and adopted the Merger Terms and Conditions including the merger exchange ratio of 4.0 shares of Enersis Américas for each share of Chilectra Américas, and (iii) convened an extraordinary shareholders’ meeting of Chilectra Américas to be held on September 28, 2016 to approve, among other things, the merger as a related party transaction and the merger proposal.

On August 31, 2016 the Board of Directors of Enersis Américas and Endesa Américas each met to discuss the Offers and to make a fairness determination with regard to the Offers and the statutory merger dissenters’ withdrawal rights. Additionally, the Board of Directors of each of Enersis Américas, Endesa Américas and Chilectra Américas adopted amendments to the agenda for their respective extraordinary shareholders’ meeting to approve the Merger. In addition, the Board of Directors of Enersis Américas met and increased the proposed tender offer price to be paid in connection with the Offers from Ch$285 per share of Endesa Américas to Ch$300 per share of Endesa Américas, a price that is higher than the statutory merger dissenters’ withdrawal rights price of Ch$299.64, to contribute to the success of the transaction.

Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of the Independent Valuator Report

Unaffiliated shareholders of Endesa Américas may participate in the Merger, participate in the Offers, or exercise statutory merger dissenters’ withdrawal rights. Each of Endesa Américas and the Enel Filing Persons (as defined below) believes that the Merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. They believe that each of the Offers and the statutory merger dissenters’ withdrawal rights is procedurally fair but, by itself and not in the context of providing an ancillary cash alternative to the Merger, is not substantively fair to the unaffiliated shareholders of Endesa Américas because it is uneconomic relative to the current market prices of Endesa Américas shares and ADSs and the implied merger price. Notwithstanding the foregoing, each of Endesa Américas and the Enel Filing Persons believes that the Offers and the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the Merger, which they believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

Position of Endesa Américas as to the Fairness of the Offers; Recommendation

Fairness of the Offers

The Board of Directors of Endesa Américas reviewed the terms of the Offers and believes that the Offers are procedurally fair, but that based on the current prices of Endesa Américas Shares and ADSs and the implied merger price, the Tender Offer Price is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas.

The Board of Directors of Endesa Américas considered a number of factors relating to procedural safeguards in connection with Enersis Américas making the Offers available to the unaffiliated shareholders of Endesa Américas, including those discussed below, each of which supported its belief that making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair:

•	The Offers were introduced to the Reorganization to provide additional protections to the minority shareholders of Endesa Américas:

•	At the time the proposed Reorganization was announced, Endesa Américas did not exist and would not exist until the future contemplated Spin-Offs were completed, and as such there was no trading market to serve as a point of reference for shareholders to consider the potential cash payment to be received by dissenting shareholders exercising their statutory merger dissenters’ withdrawal rights in the Merger. There was concern that the market price of Endesa Américas Shares could be more vulnerable to market fluctuations and uncertainties because of, among other reasons, its expected lower liquidity due to the pendency of the Merger.

•	The Offers were added as an ancillary transaction to the Merger to establish a fixed cash value that minority holders of Endesa Américas shares and ADSs could obtain if they preferred a cash alternative to the consideration to be provided in the Merger.

•	The Board of Directors of Enersis Américas announced that Enersis Américas would conduct the Offers at an initial proposed tender offer price of Ch$236 per share. The tender offer price was subsequently increased to Ch$285 per share, representing an increase of approximately 20% over the initial proposed tender offer price, at the request of certain Chilean pension fund minority shareholders.

•	The Board of Directors of Enersis Américas subsequently increased the tender offer price to Ch$300 per share, representing an increase of approximately 5% over the revised proposed tender offer price of Ch$285 per share.

•	All Endesa Américas shareholders (other than Enersis Américas) would have the opportunity to elect any of the three alternatives described below and would be provided with disclosure about each of the alternatives prior to the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas to vote on the Merger:

•	Participate in the Merger and receive shares of Enersis Américas in exchange for their Endesa Américas Shares;

•	Dissent with respect to the Merger and exercise their statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a formula price specified by Chilean law in cash in exchange for their Endesa Américas Shares; or

•	Tender their Endesa Américas Shares and ADSs in the Offers and receive the Tender Offer Price in cash.

The Board of Directors of Endesa Américas considered a number of factors relating to the substantive fairness of the Offers, including those discussed below, each of which supported its belief as to the substantive unfairness of the Tender Offer Price:

•	The financial terms of the Offers, including comparison of the Tender Offer Price against:

•	The current market prices for Endesa Américas Shares – The closing trading price of Endesa Américas Shares on the Santiago Stock Exchange was Ch$305.23 per share on August 30, 2016, such that the Tender Offer Price represents a discount of over 1.7% from the current market price;

•

The implied merger price — The implied merger price for Endesa Américas Shares of Ch$312.56 per share, based on the merger exchange ratio of 2.8 Enersis Américas shares for each Endesa Américas share and the closing trading price of Enersis Américas shares on the Santiago Stock

Exchange of Ch$111.63 per share on August 30, 2016, such that the Tender Offer Price represents a discount of over 4% from the implied merger price;

•	The historical market prices for Endesa Américas Shares – Because Endesa Américas Shares began trading publicly on April 21, 2016 on the Chilean Stock Exchanges and because the Merger and the Offers (including the proposed Ch$285 per share tender offer price) had already been announced to the market, the Board of Directors did not consider the historical market prices of Endesa Américas Shares as a factor in its decision;

•	The net book value of Endesa Américas – Endesa Américas’ business is generally valued at or near book value, and the Board of Directors considered that the Tender Offer Price represents a discount of 16.9% to the net book value as of June 30, 2016;

•	The going concern value of Endesa Américas – The Board of Directors did not establish a specific going concern value of Endesa Américas and did not believe that there is a single method for determining going concern value. The Board of Directors considered, reviewed and adopted the valuation analyses of the independent appraiser to Endesa Américas engaged for purposes of evaluating the Merger, Colin Becker, as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which the Board of Directors considered in reaching its fairness determination;

•	The liquidation value of Endesa Américas – The Board of Directors did not consider liquidation value because it considered Endesa Américas to be a viable going concern; and

•	Purchase prices paid in previous purchases in previous two years – Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the Merger and the Offers. As a result, this was not considered as a factor in the decision by the Board of Directors.

The Board of Directors of Endesa Américas also considered a variety of other potentially positive and negative factors concerning the Offers, including, without limitation, the following:

•	Availability of alternatives – Unaffiliated shareholders of Endesa Américas that do not wish to participate in the Offers have the alternative of participating in the Merger or exercising statutory merger dissenters’ withdrawal rights under the Chilean Companies Act.

•	The statutory merger dissenters’ withdrawal rights price — The statutory merger dissenters’ withdrawal rights price for Endesa Américas shares has been calculated to be Ch$299.64 per share, based on the weighted average market price of the shares during the 60-trading day period preceding the 30th trading day prior to extraordinary shareholders’ meeting of Endesa Américas to approve the Merger, such that the Tender Offer Price is higher than the statutory merger dissenters’ withdrawal rights price;

•	Benefits of the Offers – The Offers will provide certain benefits to the unaffiliated shareholders of Endesa Américas compared to the exercise of statutory merger dissenters’ withdrawal rights, such as providing an alternative method to receive cash for their Shares without the procedural burden of exercising statutory merger dissenters’ withdrawal rights and potentially better capital gains tax treatment, as a general matter (subject to an individual holder’s specific tax profile).

•	Effect on Merger Conditions – To the extent shareholders who desire a cash election choose to tender shares rather than exercise statutory merger dissenters’ withdrawal rights, there is a greater likelihood that the statutory merger dissenters’ rights percentage threshold will not be exceeded, thereby increasing the likelihood that the merger condition relating to statutory merger dissenters’ withdrawal rights will be satisfied and the Merger will occur.

•	The fixed Tender Offer Price – Unaffiliated shareholders of Endesa Américas that tender their Shares and ADSs in the Offers will receive a fixed cash payment, even if the trading prices of Endesa Américas Shares and ADSs increase or decrease prior to the consummation of the Offers.

•	Failure to consummate the Offers – Because the Offers include many of the same conditions as the Merger, including shareholder approval of the Merger and exercises of statutory merger dissenters’ withdrawal rights not exceeding the specified thresholds, there is a possibility that the Offers may not be completed.

•	Negative impacts upon Endesa Américas if the Offers are not consummated – If the Offers are not consummated, there may be negative impacts and costs for Endesa Américas, including the potential effect on the trading prices of Endesa Américas Shares and ADSs, the potential diversion of management attention, and the potential negative effect on Endesa Américas business and existing relationships.

In reaching its determination, the Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders of Endesa Américas for purposes of negotiating the terms of the Offers or preparing a report concerning the fairness of the Offers because the Offers were introduced as an ancillary transaction to the Merger in response to a request by a Chilean pension fund minority shareholder for a mechanism to protect minority shareholders if they decided to exercise their statutory merger dissenter’s right of withdrawal.

In reaching its determination, the Board of Directors of Endesa Américas considered, reviewed and adopted the report of Tyndall, as an independent valuator retained by the Board of Directors of Endesa Américas to evaluate the Merger, a summary description of which is included under “— Summary of Report of Independent Valuator of Endesa Américas (Tyndall)”.

After considering all the factors described above, the Board of Directors of Endesa Américas believes that while making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, based on the current market prices of Endesa Américas Shares and ADSs and the implied merger price, the Tender Offer Price is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Endesa Américas believes that the Offers are ancillary to the merger transaction, and should be viewed in the context of the Merger, which Endesa Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Questions and Answers.”

This discussion of the information and factors considered by Board of Directors of Endesa Américas includes the material positive and negative factors considered by the Board of Directors, but is not intended to be exhaustive and may not include all of the factors considered by the Board of Directors, or any individual. Given the complexity of the factors considered, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in making its ultimate decision. Rather, the Board of Directors conducted an overall analysis of the factors described above. In addition, individual director of Endesa Américas may have given different weight to different factors.

Recommendation of the Endesa Américas Board of Directors

Pursuant to Chilean law, each individual member of the Board of Directors of Endesa Américas must express in writing his or her statement as to whether the U.S. Offer could be in the interest of the company’s shareholders. Endesa Américas must file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) within 10 business days of the date of the launch of the U.S. Offer. The Schedule 14D-9 will include English translations of the directors’ statements and must include a statement by the Board of Directors of Endesa Américas as to whether it recommends that Endesa Américas shareholders accept or reject the U.S.

Offer or if it will not take a position with respect to the U.S. Offer. Under Chilean law, each member of the Board is only required to deliver the individual director’s statement referred to above. Chilean law does not require a recommendation of the Board, acting as such, that the shareholders accept or reject the U.S. Offer. However, the Board of Directors of Endesa Américas intends to take action at the time of the formal commencement of the U.S. Offer to determine the recommendation of the Board with respect to the U.S. Offer as required by Rule 14e-2 under the Exchange Act and Endesa Américas expects to file the Schedule 14D-9 disclosing such recommendation contemporaneously with the launch of the U.S. Offer.

Position of the Enel Filing Persons as to the Fairness of the Offers

Enersis Américas

Under SEC rules, Enersis Américas is deemed to be engaged in a “going private” transaction. Therefore, Enersis Américas is required to express its belief as to the fairness of the Offers to the unaffiliated shareholders of Endesa Américas. Enersis Américas is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the views of Enersis Américas as to the fairness of the Offers to the unaffiliated shareholders of Endesa Américas should not be construed as a recommendation to any holder of Endesa Américas Shares or Endesa Américas ADSs as to whether or not such holder should tender their Endesa Américas Shares or ADSs in the Offers.

Enersis Américas did not enter into the transaction with a goal of obtaining terms that were fair to the shareholders of Endesa Américas. Enersis Américas did not participate in the deliberations of the Board of Directors or the Directors’ Committee of Endesa Américas, and did not receive fairness opinions as to, the fairness of the Offers to the unaffiliated shareholders of Endesa Américas. However, Enersis Américas is familiar with Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company, and have knowledge of Endesa Américas’ management due to the fact that Endesa Américas is a subsidiary of Enersis Américas. Based on such knowledge, the current market prices for the Endesa Américas Shares and ADSs, the implied merger price and the factors described below, Enersis Américas believes that the Offers are procedurally fair, but the Tender Offer Price is substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding this determination, Enersis Américas is undertaking the Offers because it had committed to Endesa Américas shareholders in December 2015 to do so in connection with the Reorganization.

Enersis Américas reviewed the terms of the Offers and believes that the Offers are procedurally fair, but that based on the current market prices of Endesa Américas Shares and ADSs and the implied merger price, the Tender Offer Price is uneconomic and, therefore, substantively not fair to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Enersis Américas believes the Offers are ancillary to the merger transaction, and should be viewed in the context of the Merger, which Enersis Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Question and Answers.”

Enersis Américas considered a number of factors relating to procedural safeguards in connection with Enersis Américas making the Offers available to the unaffiliated shareholders of Endesa Américas, including those discussed below, each of which supported its belief that making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair:

•	The Offers were introduced to the Reorganization to provide additional protections to the minority shareholders of Endesa Américas:

•	At the time the proposed Reorganization was announced, Endesa Américas did not exist and would not exist until the future contemplated Spin-Offs were completed, and as such there was no trading market to serve as a point of reference for shareholders to consider the potential cash payment to be received by dissenting shareholders exercising their statutory merger dissenters’ withdrawal rights in the Merger. There was concern that the market price of Endesa Américas Shares could be more vulnerable to market fluctuations and uncertainties because of, among other reasons, its expected lower liquidity due to the pendency of the Merger.

•	The Offers were added as an ancillary transaction to the Merger to establish a fixed cash value that minority holders of Endesa Américas Shares and ADSs could obtain if they preferred a cash alternative to the consideration to be provided in the Merger.

•	The Board of Directors of Enersis Américas announced that Enersis Américas would conduct the Offers at an initial proposed tender offer price of Ch$236 per share. The tender offer price was subsequently increased to Ch$285 per share, representing an increase of approximately 20% over the initial proposed tender offer price, at the request of certain Chilean pension fund minority shareholders.

•	The Board of Directors of Enersis Américas subsequently increased the tender offer price to Ch$300 per share, representing an increase of approximately 5% over the revised proposed tender offer price of Ch$285 per share.

•	All Endesa Américas shareholders (other than Enersis Américas) would have the opportunity to elect any of the three alternatives described below and would be provided with disclosure about each of the alternatives prior to the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas to vote on the Merger:

•	Participate in the Merger and receive shares of Enersis Américas in exchange for their Endesa Américas Shares;

•	Dissent with respect to the Merger and exercise their statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a formula price specified by Chilean law in cash in exchange for their Endesa Américas Shares; or

•	Tender their Endesa Américas Shares and ADSs in the Offers and receive the Tender Offer Price in cash.

Enersis Américas considered a number of factors relating to the substantive fairness of the Offers, including those discussed below, each of which supported its belief as to the substantive unfairness of the Tender Offer Price:

•	The financial terms of the Offers, including comparison of the Tender Offer Price against:

•	Current market prices – The closing trading price of Endesa Américas Shares on the Santiago Stock Exchange was Ch$305.23 per share on August 30, 2016, such that the Tender Offer Price represents a discount of over 1.7% from the current market price.

•	The implied merger price — The implied merger price for Endesa Américas Shares of Ch$312.56 per share, based on the merger exchange ratio of 2.8 Enersis Américas Shares for each Endesa Américas share and the closing trading price of Enersis Américas shares on the Santiago Stock Exchange of Ch$111.63 per share on August 30, 2016, such that the Tender Offer Price represents a discount of over 4% from the implied merger price;

•	Historical market prices – Endesa Américas shares began trading publicly on April 21, 2016 on the Chilean Stock Exchanges and because the Merger and the Offers (including the proposed Ch$285 per share tender offer price) had already been announced to the market, Enersis Américas did not consider the historical market prices of Endesa Américas Shares as a factor in its decision;

•	Net book value – Endesa Américas’ business is generally valued at or near book value, and Enersis Américas considered that Tender Offer Price represents a discount of 16.9% to the net book value as of June 30, 2016;

•	The going concern value of Endesa Américas – Enersis Américas did not establish a specific going concern value of Endesa Américas. Enersis Américas considered, reviewed and adopted the valuation analyses of the independent appraiser to Enersis Américas as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which Enersis Américas considered in reaching its fairness determination;

•	Liquidation value – Enersis Américas did not consider liquidation value because it considered Endesa Américas to be a viable going concern; and

•	Purchase prices paid in previous purchases in previous two years – Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the Merger and the Offers. As a result, this was not considered as a factor in the decision by Enersis Américas.

The Board of Directors of Enersis Américas also considered a variety of other potentially positive and negative factors concerning the Offers, including, without limitation, the following:

•	Availability of alternatives – Unaffiliated shareholders of Endesa Américas that do not wish to participate in the Offers have the alternative of participating in the Merger or exercising statutory merger dissenters’ withdrawal rights under the Chilean Companies Act.

•	The statutory merger dissenters’ withdrawal rights price — The statutory merger dissenters’ withdrawal rights price for Endesa Américas shares has been calculated to be Ch$299.64 per share, based on the weighted average market price of Endesa Américas shares during the 60-trading day period preceding the 30th trading day prior to the extraordinary shareholders’ meeting of Endesa Américas to approve the Merger, such that the Tender Offer Price is higher than the statutory merger dissenters’ withdrawal rights price;

•	Benefits of the Offers – The Offers will provide certain benefits to the unaffiliated shareholders of Endesa Américas compared to the exercise of statutory merger dissenters’ withdrawal rights, such as providing an alternative method to receive cash for their Shares without the procedural burden of exercising statutory merger dissenters’ withdrawal rights and potentially better capital gains tax treatment, as a general matter (subject to an individual holder’s specific tax profile).

•	Effect on Merger Conditions – To the extent shareholders who desire a cash election choose to tender Shares rather than exercise statutory merger dissenters’ withdrawal rights, there is a greater likelihood that the statutory merger dissenters’ rights percentage threshold will not be exceeded, thereby increasing the likelihood that the merger condition relating to statutory merger dissenters’ withdrawal rights will be satisfied and the Merger will occur.

•	The fixed Tender Offer Price – Unaffiliated shareholders of Endesa Américas that tender their Shares and ADSs in the Offers will receive a fixed cash payment, even if the trading prices of Endesa Américas Shares and ADSs increase prior to the consummation of the Offers.

•	Failure to consummate the Offers – Because the Offers include many of the same conditions as the Merger, including shareholder approval of the Merger and exercises of statutory merger dissenters’ withdrawal rights not exceeding the specified thresholds, there is a possibility that the Offers may not be completed.

•	Negative impacts upon Endesa Américas if the Offers are not consummated – If the Offers are not consummated, there may be negative impacts and costs for Endesa Américas, including the potential effect on the trading prices of Endesa Américas Shares and ADSs, the potential diversion of management attention, and the potential negative effect on Endesa Américas’ business and existing relationships.

In reaching its determination, Enersis Américas did not consider it necessary that Endesa Américas retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders of Endesa Américas for purposes of negotiating the terms of the Offers or preparing a report concerning the fairness of Offers because the Offers were introduced as an ancillary transaction to the Merger in response to a request by a Chilean pension fund minority shareholder for a mechanism to protect minority shareholders if they decided to exercise their statutory merger dissenter’s right of withdrawal.

After considering all the factors described above, Enersis Américas believes that while making the Offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, based on the current market prices of Endesa Américas Shares and ADSs and the implied merger price, the Tender Offer Price is uneconomic and therefore substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Enersis Américas believes that the Offers are ancillary to the merger transaction, and should be viewed in the context of the Merger, which Enersis Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Question and Answers.”

The discussion of the information and factors considered by Enersis Américas is not intended to be exhaustive but is believed to include all material factors considered by Enersis Américas in making a determination regarding the fairness of the Offers for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Enersis Américas did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Offers. Rather, Enersis Américas made its fairness determination after considering all of the factors as a whole. Enersis Américas believes the foregoing factors provide a reasonable basis for its belief that the Offers are procedurally fair, but that based on the current market prices of Endesa Américas shares and ADSs and the implied merger price, the Tender Offer Price is uneconomic and, therefore, substantively not fair to unaffiliated shareholders of Endesa Américas.

The Enel Entities

Under SEC rules, Enel, Enel Iberoamérica and Enel Latinoamérica (collectively, the “Enel Entities”) are deemed to be engaged in a “going private” transaction. Therefore, the Enel Entities are required to express their belief as to the fairness of the Offers to the unaffiliated shareholders of Endesa Américas. The Enel Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the views of the Enel Entities as to the fairness of the Offers to the unaffiliated shareholders of Endesa Américas should not be construed as a recommendation to any holder of Endesa Américas Shares or Endesa Américas ADSs as to whether or not such holder should tender their Endesa Américas Shares or ADSs in the Offers.

The Enel Entities did not enter into the transaction with a goal of obtaining terms that were fair to the shareholders of Endesa Américas. The Enel Entities did not participate in the deliberations of the Board of Directors or the Directors’ Committee of Endesa Américas, and did not receive fairness opinions as to, the fairness of the Offers to the unaffiliated shareholders of Endesa Américas. However, the Enel Entities are familiar with Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company, and have knowledge of Endesa Américas’ management due to the fact that Endesa Américas is a subsidiary of Enersis Américas.

The Enel Entities reviewed and analyzed the valuations and reports of advisers of Enersis Américas and Endesa Américas described above, and the other factors considered by, and the analysis, discussion and resulting conclusions of, Enersis Américas described under “—Position of the Enel Filing Persons as to the Fairness of the Tender Offers—Enersis Américas” in this Offer to Purchase. The Enel Entities adopted Enersis Américas’ analysis and conclusion with respect to the fairness of the Offers to the unaffiliated shareholders of Endesa Américas, including the factors discussed under “—Position of the Enel Filing Persons as to the Fairness of the Tender Offers—Enersis Américas,” and believe that the Offers are procedurally fair, but, based on the current market prices of Endesa Américas Shares and ADSs and the implied merger price, the Tender Offer Price is uneconomic and substantively not fair to unaffiliated shareholders of Endesa Américas based on the factors considered by Enersis Américas, including the factors relating to procedural safeguards. Notwithstanding the foregoing, the Enel Entities believe that the Offers are ancillary to the merger transaction, and should be viewed in the context of the Merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

Fairness of the Merger

The Boards of Directors evaluated the terms of the Merger, and provided the individual opinions of each director regarding the Merger. The Boards of Directors of Enersis Américas and Endesa Américas each unanimously concluded that the Merger is in the best interests of the companies and their respective shareholders and that they believe that the Merger is procedurally and substantively fair to the unaffiliated shareholders of Endesa Américas. The Enel Entities adopted the determination of the Board of Directors of Enersis Américas and as such, the Enel Entities believe that the merger is procedurally and substantively fair to the unaffiliated shareholders of Endesa Américas.

Fairness of the Statutory Merger Dissenters’ Withdrawal Rights

Shareholders of Endesa Américas have the right to exercise statutory merger dissenters’ withdrawal rights under the Chilean Companies Act, which requires Endesa Américas, and not the Enel Filing Persons, to purchase Shares of Endesa Américas from shareholders of Endesa Américas that exercise statutory merger dissenters’ withdrawal rights. Endesa Américas and the Enel Filing Persons have evaluated the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas. Based on such evaluation, Endesa Américas and the Enel Filing Persons believe that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the statutory merger dissenters’ withdrawal rights are believed to be ancillary to the merger transaction, and should be viewed in the context of the Merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. In addition, in accordance with the Chilean Companies Act, shareholders of Enersis Américas and Chilectra Américas will also have the right to exercise statutory merger dissenters’ withdrawal rights in connection with the Merger.

Summary of Report of Independent Valuator of Endesa Américas (Tyndall)

Following completion of the Spin-Offs and the judgment by the Santiago Court of Appeals on March 22, 2016 that determined the merger to be a related party transaction under Chilean law, the Directors’ Committee of Endesa Américas appointed Tyndall as an additional independent valuator to evaluate the merger as a related party transaction under Chilean law. Specifically, Tyndall was engaged to furnish a report in accordance with Article 147 of the Chilean Companies Act. Tyndall was chosen by the Directors’ Committee as an additional independent valuator based on its strong track record of valuations and energy transactions, mainly in Chile, and its deep knowledge of the energy industry.

At the August 5, 2016 meeting of the Directors’ Committee, Tyndall delivered its final written opinion. The full text of Tyndall’s report is incorporated by reference to Annex F from Enersis Américas’ Registration Statement on Form F-4, as amended (Registration No. 333-211405). The report outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Tyndall in rendering its report. The description of the report set forth below is qualified in its entirety by reference to the full text of the report. Holders of Endesa Américas shares are urged to read the entire Tyndall report carefully in connection with their consideration of the proposed tender offer in the context of the merger.

Tyndall’s report speaks only as of the date of the report. The report was prepared to be used exclusively for its designated purpose and therefore, should be used exclusively in such context, and cannot be used for another purpose without the prior written consent of Tyndall.

In connection with rendering its report, Tyndall reviewed and considered, among other things

•	Information delivered or communicated to Tyndall by Enersis Américas, Endesa Américas, and Chilectra Américas and/or their respective associates.

•

Publicly available information, without independently verifying such information or its accuracy, integrity, sufficiency, consistency, clarity or reasonability. In the case of estimates, projections, reports, or forecasts, Tyndall assumed that they were reasonably prepared in good faith, and based on assumptions that reflect the best available estimates and judgments of Enersis Américas’, Endesa Américas’, and Chilectra Américas’ respective management, associates or experts with respect to anticipated future results. Tyndall and its partners, managers, employees or representatives do not make any express or tacit representation or warranty regarding the accuracy or sufficiency of the information received.

•	Publicly available information about the market, share prices, research analyst reports and similar, were obtained from, among other sources, entities and/or sites considered to be trustworthy.

Tyndall’s analyses and conclusions are based on information of economic and market conditions and financial and regulatory transactions in effect at the time of its report, understanding that the events or developments that occur after the date of its report may affect the analyses and conclusions set forth therein. Tyndall does not assume any obligation to update, revise or verify the report in the future. Tyndall notes that actual results may be substantially different than those suggested or assumed in its report. Therefore, Tyndall does not assume any responsibility or obligation for future results that are different from the estimates, predictions, or projections contained in its report. Tyndall also does not assume any obligation to inform the Directors’ Committee, the directors, the Board, the shareholders of Endesa Américas, or any person on the changes of any fact, estimation, or situation that may come to Tyndall’s knowledge after the date of its report. None of the contents of Tyndall’s report should be considered, used, or interpreted as legal, accounting, or tax advice and any content of the same that makes reference, directly, or indirectly, to legal, accounting, or tax aspects should be understood as a review of general aspects that Tyndall deemed relevant as support for its analysis.

Scope of Engagement

Tyndall was tasked with analyzing the effects and potential impacts of the merger, including an analysis of whether the merger is in the best interest of Endesa Américas shareholders, including unaffiliated shareholders, and evidence that the merger conditions will be consistent with the market at the time of its approval.

Conclusion

On August 5, 2016, Tyndall delivered to the Directors’ Committee of Endesa Américas its final report, concluding that, as of such date and based upon and subject to the factors and assumptions set forth in the report:

(i) The consummation of the merger, pursuant to the terms and conditions proposed, would be in the best interest of Endesa Américas.

(ii) The proposed exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas is consistent with conditions prevailing in the market at the time of the report.

(iii) The other terms and conditions of the merger summarized in Tyndall’s report also are consistent with those prevailing in the market at the time of the Tyndall Report.

Among the other terms and conditions of the merger, Tyndall reviewed the Tender Offer announced by Enersis prior to the division of Endesa. Given the stages and timing of the Corporate Reorganization process proposed, some shareholders of Endesa expressed their concern with regard to the effectiveness of the withdrawal right as a protection mechanism for dissenting shareholders. In particular, given that the merging companies would begin trading after the announcement of the merger exchange ratio, the price of Endesa Américas shares, and therefore the “market price” for purposes of the withdrawal right, would be affected by the merger. Therefore, if a dissenting shareholder believed that the merger exchange ratio was unfavorable, the withdrawal right would not grant the shareholder protection from a valuation point of view (as compared to selling shares under conditions unaffected by the merger). The statutory merger dissenters’ withdrawal right would thus only provide the shareholder with liquidity. Tyndall concluded that, although the Tender Offer Price

(CLP$285 per share), was below the market price of Endesa Américas’ share, the tender offer provided Endesa Américas shareholders with greater protection and certainty with regard to the minimum price at which they would be able to sell their shares in the event they deemed the merger unfavorable. Tyndall was not requested to furnish an analysis, render an opinion or provide a recommendation in connection with the Tender Offer or the Tender Offer Price.

Preliminary Reports by Tyndall

In addition to the Tyndall Report, Tyndall provided the Directors’ Committee of Endesa Américas a preliminary draft of the report on July 27, 2016, which was substantially identical to the final Tyndall Report except for the fact that the preliminary draft of the report provided to the Directors’ Committee of Endesa Américas on July 27, 2016 considered (i) a proposed Chilectra Américas merger exchange ratio of 5.0 instead of 4.0; and (ii) a withdrawal right limit for the shareholders of Endesa Américas of up to 7.72% of Endesa Américas shares instead of up to 10.00% of Endesa Américas shares. Tyndall also provided a preliminary written presentation to the Directors’ Committee of Endesa Américas on June 29, 2016. The preliminary written presentation delivered on June 29, 2016 contained a progress report on the status of Tyndall’s analyses and to provided preliminary valuation results similar in scope to those provided in the final Tyndall Report.

Copies of the preliminary reports dated June 29, 2016 and July 27, 2016 have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Endesa Américas during its regular business hours by any interested holder of Endesa Américas shares or representative who has been so designated in writing. A copy of the Endesa Chile Report is also available on the Endesa Chile website. Copies may be obtained by requesting them in writing from the Information Agent.

Other

Tyndall is expected to be paid a fee of approximately US$ 500,000 by Endesa Américas in connection with the Tyndall Report. No portion of the fees payable to Tyndall are contingent on the consummation of the merger. Endesa Américas has also agreed to reimburse Tyndall reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Tyndall against certain expenses and liabilities, including liabilities under the securities laws.

Except in connection with the report dated November 4, 2015 provided to the Directors’ Committee of Endesa Chile and the Tyndall Report, Tyndall or its affiliates did not provide any services to Enersis Américas or any of its associated or affiliated entities during the past two years. The fees paid to Tyndall in connection with this activity are not financially material to Tyndall and its affiliated entities.

Section 3. Purposes of and Reasons for the Offers.

None of Enersis Américas, the Board of Directors of Enersis Américas, the Dealer Manager for the U.S. Offer, Georgeson LLC (the “Information Agent”), the U.S. Share Tender Agent or the ADS Tender Agent is making any recommendation to you as to whether to tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You must make your own decision as to whether to tender your Shares or ADSs pursuant to the U.S. Offer and, if so, how many Shares or ADSs to tender. In doing so, you should read carefully the information in this Offer to Purchase, the related Form of Acceptance, the related ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery, including the purposes and effects of the Offers. You should discuss whether to tender your Shares or ADSs with your own broker or other financial advisor, if any.

The Offers are an ancillary transaction to the Merger designed to provide additional protection to the minority shareholders of Endesa Américas in connection with the Merger. The completion of the Offers will be conditioned on certain of the same conditions to the consummation of the Merger. The decision to conduct the Offers as well as the Tender Offer Price was based on discussions between Enersis Américas and certain minority shareholders of Endesa Chile.

Specifically, the Offers are intended to protect the minority shareholders of Endesa Américas from market uncertainty due to the fact that the method for calculating the price that the shareholders would receive upon exercise of merger dissenters’ withdrawal rights under Chilean law in connection with the Merger is determined by the weighted average market price of Endesa Américas Shares during the 60-trading day period preceding the 30th trading day prior to the extraordinary shareholders’ meeting of Endesa Américas to approve the Merger. Statutory merger dissenters’ withdrawal rights, similar to appraisal rights in the U.S., provide dissenting shareholders (including minority shareholders of Endesa Américas that oppose the Merger) an opportunity to receive cash instead of shares of the surviving company. See “Questions and Answers — Do I have other alternatives to the U.S. Offer or the Chilean Offer for my Shares or ADSs?”.

U.S. Holders of Endesa Américas shares or ADSs will face different U.S. tax consequences as well as Chilean tax consequences depending on whether such persons decide to participate in the merger and receive Enersis Américas shares, or either exercise statutory merger withdrawal rights with respect to the merger or tender their Endesa Américas shares or ADSs in the tender offers and receive cash. See “The U.S. Offer —Section 6. Tax Consequences.” U.S. Holders of Endesa Américas shares or ADSs are urged to consult their own tax advisors on the potential U.S. and Chilean tax consequences of the three alternatives available to them in connection with the merger and the tender offers.

In late November 2015, prior to the approval of the Reorganization by shareholders of Enersis Américas, Endesa Chile and Chilectra S.A. in December 2015, it was initially anticipated that the uncertainties regarding market price would be greater for Endesa Américas because of, among other reasons, its expected lower liquidity due to the pendency of the Merger, which may make the price of Endesa Américas shares more vulnerable to market fluctuations. These uncertainties and market fluctuations in turn would result in a situation where the price that the shareholders of Endesa Américas opposing the Merger would receive upon exercise of statutory merger dissenters’ withdrawal rights may not accurately reflect the value of their shares.

The Boards of Directors of Enersis Américas and Endesa Chile analyzed several alternative options to the Offers, as described under “— Section 1. Background of the Transactions — Background of the Reorganization and the Offers” but, based on internal review and requests by certain minority shareholders of Endesa Chile, determined that the Offers are the only option that provides an effective protection mechanism for minority shareholders without altering the structure of the Reorganization. Based on such determination, Enersis Américas committed to conduct the Offers at the Tender Offer Price. The Tender Offer Price establishes a minimum value that holders of Endesa Américas shares and Endesa Américas ADSs would be assured of obtaining if they preferred a cash alternative to the consideration to be provided in the Merger.

The initial proposed tender offer price of Ch$236 per share of Endesa Américas that was announced on November 24, 2015, was determined based on the average share price of Endesa Chile for the three month period ended November 20, 2015 and weighted by the relative contribution of the non-Chilean businesses to the value of Endesa Chile estimated by the financial advisor to the Directors’ Committee of Endesa Chile. The Tender Offer Price was determined in response to request by certain Chilean minority shareholders of Endesa Chile and represents an increase of approximately 20% over the initial proposed tender offer price. On August 31, 2016, the Board of Directors of Enersis Americas increased the tender offer price to Ch$ 300 per Share in order to ensure that the proposed tender offer price is higher than the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Share so the tender offers would provide utility to certain Endesa Americas shareholders. See “ Section 1. Background of the Transactions Background of the Reorganization and the Offers” and “ Section 2. Fairness of the Offers, the Merger and the Statutory Merger Dissenters’ Withdrawal Rights and Summary of Report of Independent Valuator of Endesa Américas.”

However, since Endesa Américas Shares and ADSs began trading on the Chilean Stock Exchanges and the NYSE, respectively, an active trading market has developed for Endesa Américas Shares and ADSs. For example, the closing price of Endesa Américas Shares and ADSs as of September 12, 2016 was Ch$304.70 per share and US$13.70 per ADS, which is in excess of the Tender Offer Price.

Although the Merger has been deemed a related party transaction under Chilean law, the Chilean Offer is not deemed to be a related party transaction under Chilean law. However, the Chilean Offer is subject certain requirements and provides for certain protections for tender offers under Chilean law such as: (i) the same price must be paid to each shareholder on a per share basis; (ii) the offeror cannot withdraw the offer except for predetermined and disclosed termination conditions (that can be waived); (iii) the tender offer is subject to the supervision of the SVS; (iv) the offeror cannot buy shares outside of the tender offer; (v) the individual directors of the target company have to issue a formal opinion about the terms of the tender offer; (vi) the tender offer terms may only be changed to improve the price, increase the amount of shares offered to be purchased or extend the tender offer period to a maximum term of 45 days; (vii) the offeror must comply with information obligations; (viii) the target company and its directors may not (x) buy target shares, (y) sell assets representing more than 5% of total assets or (z) increase indebtedness by more than 10%.

As of September 6, 2016, there are 8,201,754,580 issued and outstanding shares and 225,860,670 shares underlying 7,528,689 issued and outstanding ADSs of Endesa Américas.

Section 4. Plan After the Offers

It is expected that, following the concurrent closing of the Offers and the subsequent Merger, Enersis Américas will be the surviving corporation in the Merger, and will be renamed Enel Américas S.A.

When the Merger is completed, the Endesa Américas Shares will no longer be traded on the Chilean Stock Exchanges and the registration of the shares in the SVS Securities Registry will be cancelled, and the Endesa Américas ADSs will be cancelled by Enersis Américas, subject to applicable fees and expenses, will no longer be traded on the NYSE and the registration of the Endesa Américas ADSs under the Exchange Act will be terminated. In addition, Endesa Américas will no longer be required to file reports pursuant to the Exchange Act and the Endesa Américas ADS facility will be terminated.

Enersis Américas will continue to be subject to the periodic reporting requirements of the Exchange Act and the listing requirements of the NYSE.

Enersis Américas currently does not have any plans to change its dividend policy following the consummation of the Offers or the Merger.

The Merger is more fully described in a separate joint information statement/prospectus that Enersis Américas has filed with the SEC.

Statutory Merger

The Merger

No merger agreement has been entered into between Enersis Américas and Endesa Américas in connection with the proposed merger. Under the Chilean Companies Act, it is not necessary for parties to a merger to enter into a merger agreement in connection with an Article 99 statutory merger. This is because the manner in which the merged companies will be combined is prescribed by the Chilean Companies Act.

In addition, under the Chilean Companies Act the Boards of Directors of the companies that are parties to a merger are not required to approve the merger. Instead, the Chilean Companies Act requires that the Board of each company that is a party to the merger must:

•	approve the merger exchange ratio to be proposed to its shareholders,

•	approve proposing the merger to its shareholders, and

•	call and set a date for an extraordinary meeting of its shareholders for the purpose of voting on the proposed exchange ratio and merger.

If two-thirds of the shareholders of each of Enersis Américas, Endesa Américas and Chilectra Américas approve the merger, then at the effective time of the merger, the Chilean Companies Act provides that:

•	Endesa Américas and Chilectra Américas, as the non-surviving companies, will be dissolved automatically,

•	Enersis Américas will by operation of law acquire all of the assets and rights and succeed to all of the liabilities and obligations of Endesa Américas and Chilectra Américas at their book value on the audited balance sheet and other audited financial statements as of June 30, 2016. The audited financial statements of each company must be approved by the shareholders of each company at the same meeting at which the merger proposal is submitted for shareholder vote.

•	All shares of Endesa Américas and Chilectra Américas will convert by operation of law into shares of Enersis Américas and all of the equity and the shareholders of Endesa Américas and Chilectra Américas will become equity and shareholders of Enersis Américas.

•	Shareholders and ADS holders of Endesa Américas will automatically become shareholders and ADS holders of Enersis Américas and the shares of Endesa Américas will automatically convert into shares of Enersis Américas at the merger exchange ratio approved by the shareholders of Enersis Américas and Endesa Américas at their respective meetings.

•	Shareholders of Chilectra Américas will automatically become shareholders of Enersis Américas and the shares of Chilectra Américas will automatically convert into shares of Enersis Américas at the merger exchange ratio approved by the shareholders of Enersis Américas and Chilectra Américas at their respective meetings.

In the Merger, (i) Endesa Américas and Chilectra Américas will merge with and into Enersis Américas, (ii) the separate corporate existence of Endesa Américas and Chilectra Américas will thereupon cease, and (iii) Enersis Américas, will be renamed Enel Américas S.A., will be the surviving corporation in the Merger.

Following the Merger, the senior management and the directors of Endesa Américas and Chilectra Américas will resign and the senior management and directors of Enersis Américas will continue as the senior management and directors of the surviving company.

The Merger as Related Party Transaction Under Chilean Law

The merger is regarded as a related party transaction under Chilean law. Therefore, at the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas will be asked to approve the merger as a related party transaction pursuant to Title XVI of the Chilean Companies Act.

Approval of the merger at the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas will also consistute approval of, among other things, the following in connection with the merger:

1.	The background information regarding the merger consisting of:

a.	Merger Terms and Conditions (as defined below);

b.	The financial statements of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016, duly audited under the Chilean auditing standards by the corresponding external audit firms; and

c.	The reports prepared by each of the independent appraisers of Enersis Américas, Endesa Américas and Chilectra Américas.

2.	A condition to the merger with respect to limits on the exercise of statutory merger dissenters’ withdrawal rights;

3.	The merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas;

4.	The amended and restated bylaws (estatutos) of Enersis Américas which include (i) an increase in the authorized capital of Enersis Américas in connection with the merger by the amount of Ch$1,046,470,167,544, through the issuance of 9,232,202,625 new registered shares of Enersis Américas, of the same series and without par value; (ii) a change in the corporate name of Enersis Américas to “Enel Américas S.A.” and (iii) a change in the corporate purpose of Enersis Américas to allow related companies and affiliates of Enersis Américas to be potential recipients of services from Enersis Américas; and

5.	Any other matters that the shareholders may deem appropriate with respect to the merger and fully authorizing the Board of Directors of Enersis Américas to grant all the powers of attorney that it may deem necessary to legalize, materialize, and carry out the merger.

Merger Terms and Conditions

Under the Chilean Companies Act, it is not necessary for parties to a merger to enter into a merger agreement in connection with an Article 99 statutory merger. This is because the manner in which the merged companies will be combined is prescribed by the Chilean Companies Act. However, pursuant to Article 155(a) of the Chilean Companies Regulations, the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas adopted certain terms and conditions relating to the merger (the “Merger Terms and Conditions”). While the Merger Terms and Conditions does not constitute a merger agreement, it outlines certain information regarding the merger, including, among others:

•	the identities of the merging companies and the fact that Enersis Américas will be the surviving company following the merger;

•	the fact that the merger is a related party transaction under Chilean law requiring shareholder approval;

•	objectives and expected benefits of the merger;

•	the background of the merger;

•	the conditions to the merger;

•	the amendments to the bylaws of Enersis Américas in connection with the merger;

•	any significant changes to the assets, liabilities or equity of the merging companies since June 30, 2016;

•	the increase of authorized capital of Enersis Américas;

•	the merger exchange ratios;

•	the expected effective date of the merger;

•	effects of the merger;

•	registration of the new shares of Enersis Américas to be issued in Chile and the United States;

•	a mechanism for issuing new shares of Enersis Américas in connection with the merger;

•	information regarding statutory merger dissenters’ withdrawal rights;

•	the absence of change of control; and

•	matters to be submitted to a shareholder vote in connection with the merger.

Merger Consideration

After all of the conditions to the completion of the Merger have been satisfied, Enersis Américas will set a date for the exchange of Endesa Américas shares for Enersis Américas shares and Chilectra Américas shares. On the date of the exchange, each share of Endesa Américas common stock and each Endesa Américas ADS outstanding at the closing of the merger will be converted into 2.8 Enersis Américas shares or 1.68 Enersis Américas ADSs and each share of Chilectra Américas common stock outstanding at the closing of the Merger will be converted into 4.0 Enersis Américas shares (equal in the aggregate to 16% of the shares that Enersis Américas will have outstanding immediately after the merger). However, no fractional Enersis Américas shares or ADSs will be issued. Instead, Endesa Américas shareholders otherwise entitled to fractional interests will receive their pro rata share of the proceeds of sale in the Chilean stock markets of the aggregate fractional interests.

In accordance with Chilean law, if the Merger is approved, then after all conditions to the completion of the Merger have been satisfied and the new shares of Enersis Américas have been exchanged for the Endesa Américas shares and the Chilectra Américas shares, the Merger will be complete. In accordance with Chilean law, the merger will become effective as of the first day of the calendar month following the month in which the Deed of Compliance with Merger Conditions is granted. Enersis Américas expects to complete the merger on or before December 1, 2016.

Conditions to the Merger

The Merger will only be completed if certain of the same conditions applicable to the Offers are satisfied, including:

•	holders of two-thirds of the outstanding voting shares of each of Enersis Américas, Endesa Américas and Chilectra Américas approve the merger as a related party transaction and the merger proposal,

•	less than (i) 10% of the outstanding shares of Enersis Américas, (ii) 10% of the outstanding shares of Endesa Américas and (iii) 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the merger; provided that no shareholder will own more than 65% of the outstanding shares of Enersis Américas after the merger; and

•	Enersis Américas obtains all Chilean registrations and approvals which are preconditions to the issuance and listing by Enersis Américas of the shares to be exchanged for shares of Endesa Américas and Chilectra Américas.

If one or more of the events described in clauses (i), (ii) or (iii) of the second bullet above occurs within 60 days of the date of the respective shareholders’ meetings that approve the merger, the shareholders of each of the merging companies may agree at a subsequent shareholders’ meeting to waive the condition such that the merger will take effect, subject to compliance with all applicable Chilean and U.S. laws. Holders of two-thirds of the outstanding shares of each of Endesa Américas, Chilectra Américas and Enersis Américas would be required to waive the condition. There can be no assurance that any shareholders’ meeting would be summoned for such purpose.

Please note that Enersis Américas owns 59.98% of the shares of Endesa Américas and 99.1% of the shares of Chilectra Américas and intends to vote all such shares in favor of the Merger at the respective extraordinary shareholders’ meetings. As a result, the Merger and the Chilectra Américas merger exchange ratio will be approved at the Chilectra Américas extraordinary shareholders’ meeting and unless more than 33.33% of the shares of Enersis Américas or Endesa Américas outstanding five days before the date of the extraordinary shareholders’ meeting (or approximately 85% of the shares of Enersis Américas that Enel Iberoamérica does not own and approximately 83% of the shares of Endesa Américas that Enersis Américas does not own) are voted against the Merger as a related party transaction, the Merger proposal and the merger exchange ratios, the Merger and the merger-related proposals will be approved at the Enersis Américas and Endesa Américas extraordinary shareholders’ meetings.

Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights

Under the Chilean Companies Act, Enersis Américas and Endesa Américas shareholders who elect to dissent from approval of the Merger will not have dissenters’, appraisal or similar rights. However, Enersis Américas and Endesa Américas shareholders who vote against approval of the merger, or if they did not attend the meeting, who notify the applicable company in writing within 30 days of the shareholders’ meeting of their opposition to the merger, and who provide Enersis Américas or Endesa Américas, as the case may be, with the required notice of withdrawal, will have the right to exercise statutory merger dissenters’ withdrawal rights (derecho a retiro) and to receive from Enersis Américas or Endesa Américas, as the case may be, a cash payment equivalent to the weighted average of the closing prices for Enersis Américas shares as reported on the Chilean stock exchanges during the 60-trading day period falling between the 30th and 90th trading days preceding the date on which the merger is approved.

Enersis Américas and Endesa Américas ADS holders own beneficial interests in Enersis Américas and Endesa Américas shares, respectively, that are held by the custodian bank for Enersis Américas’ and Endesa Américas’ ADS programs. Enersis Américas and Endesa Américas holders do not hold Enersis Américas and Endesa Américas shares directly and are not listed as shareholders on Enersis Américas’ and Endesa Américas’ share registry. Therefore, any Enersis Américas or Endesa Américas ADS holder that wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the Merger must cancel such holder’s Enersis Américas or Endesa Américas ADSs, as the case may be, and become a registered shareholder of Enersis Américas or Endesa Américas, as applicable, not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the extraordinary shareholders’ meetings of both Enersis Américas and Endesa Américas) and then follow the procedures for exercising statutory merger dissenters’ withdrawal rights as a shareholder as described below.

If you hold Enersis Américas or Endesa Américas shares, you may exercise your statutory merger dissenters’ withdrawal rights either by voting your shares against the Merger at the extraordinary shareholders’ meeting and by sending a written notice of withdrawal to Enersis Américas or Endesa Américas, as applicable, within 30 calendar days from the date of the extraordinary shareholders’ meeting or, if you do not attend the extraordinary shareholders’ meeting, by sending a written notice of withdrawal to Enersis Américas or Endesa Américas, as applicable, within 30 calendar days from the date of the extraordinary shareholders’ meeting. This means that Enersis Américas or Endesa Américas, as applicable, must receive your written notice on or before October 28, 2016. This notice of withdrawal must specifically state that you are electing to withdraw from the applicable company because you disagree with the Merger of Endesa Américas and Chilectra Américas into Enersis Américas as approved at the extraordinary shareholders’ meeting. You must send your notice of withdrawal by certified or registered mail to Enersis Américas or Endesa Américas, as applicable, or, alternatively, arrange for a Chilean notary public to present and certify your notice of withdrawal to the Enersis

Américas or Endesa Américas Board of Directors, as applicable. If you are an Enersis Américas or Endesa Américas shareholder and you vote in favor of the Merger or if you attend the extraordinary shareholders’ meeting and vote to abstain, you will NOT be eligible to exercise statutory merger dissenters’ withdrawal rights under Chilean law.

Please note that under Chilean law, shareholders must receive notice of the shareholders’ meeting not less than 15 and no more than 20 days before the date of the shareholders’ meeting. Only Enersis Américas holders of record at midnight (the end of the date) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the meeting. Enersis Américas ADS holders and Endesa Américas ADS holders that do not cancel their ADSs and become record shareholders of Enersis Américas or Endesa Américas, as the case may be, on or before September 22, 2016 will not have the right to dissent from the merger under Chilean law for purposes of exercising statutory merger dissenters’ withdrawal rights. In the event the merger is not consummated, neither Enersis Américas nor Endesa Américas will purchase shares from the shareholders exercising statutory merger dissenters’ withdrawal rights. Therefore, if the merger is not consummated, Enersis Américas ADS holders and Endesa Américas ADS holders who cancelled their ADSs to become shareholders of record of Enersis Américas and Endesa Américas, as applicable, will continue to be shareholders and may incur additional fees in order to redeposit their shares into the ADR program.

Section 5. Certain Effects of the Offers

We expect Ch$145,389 million will be required to purchase the Shares and ADSs in the U.S. Offer if the U.S. Offer is fully subscribed at the Tender Offer Price of Ch$300 per Share or Ch$9,000 per ADS, of which approximately Ch$873 million will be required to pay related professional fees and expenses.

Upon consummation of the Offers, holders of Shares and ADSs that are purchased pursuant to the Offers will not have the opportunity to participate in the future earnings, profits and growth of Endesa Américas and will not have any right to vote on Endesa Américas’ corporate matters. To the extent that Enersis Américas’ percentage ownership of Endesa Américas is increased pursuant to the Offers, its interests in the net book value and net earnings of Endesa Américas will increase correspondingly (to 100% if all the outstanding Shares and ADSs were purchased pursuant to the Offers). As a result, Enersis Américas will receive a greater benefit from any income generated by Endesa Américas’ operations and any increase in the value of Endesa Américas following the Offers. Similarly, Enersis Américas will bear a greater portion of the losses generated by Endesa Américas’ operations and any decrease in the value of Endesa Américas after completion of the Offers. Holders of Shares and ADSs that are purchased pursuant to the Offers will not face the risk of losses that could be generated by Endesa Américas’ operations or the risk of a decline in the value of Endesa Américas after completion of the Offers.

The table below sets forth the direct and indirect interests of the Enel Filing Persons in the net book value and net earnings of Endesa Américas prior to and immediately after the Offers and the Merger, based upon the net book value of Endesa Américas at December 31, 2015 and net income of Endesa Américas for the year ended December 31, 2015.

Prior to the Offers and the Merger

	Interest in Endesa Américas’ Net Book Value		Interest in Endesa Américas’ Net Income
Name	Ch$ (in thousands)%		Ch$ (in thousands)%
Enersis Américas	703,984,918	59.98	108,283,130	59.98
Enel S.p.A.(1)	426,757,113	36.36	65,641,457	36.36
Enel Iberoamérica, S.R.L.(2)	426,757,113	36.36	65,641,457	36.36
Enel Latinoamérica, S.A.(3)	283,683,152	24.17	43,634,599	24.17

Immediately after the Offers and the Merger

	Interest in Endesa Américas’ Net Book Value		Interest in Endesa Américas’ Net Income
Name	Ch$ (in thousands)%		Ch$ (in thousands)%
Enersis Américas	1,173,699,430	100.00	180,532,061	100.00
Enel S.p.A.(1)	711,496,594	60.62	109,438,535	60.62
Enel Iberoamérica, S.R.L.(2)	711,496,594	60.62	109,438,535	60.62
Enel Latinoamérica, S.A.(3)	473,000,874	40.30	72,754,421	40.30

(1)	Enel has a 60.60% indirect ownership interest in Enersis Américas.
(2)	Enel Iberoamérica has a 60.60% direct and indirect ownership interest in Enersis Américas.
(3)	Enel Latinoamérica has a 20.30% direct ownership interest in Enersis Américas.

Endesa Américas’ bylaws contain a condition that no shareholder own more than 65% of Endesa Américas. If Enersis Américas acquires Shares and ADSs that exceed the 65% limit upon the consummation of the Offers, under Chilean law, Enersis Américas may not exercise the voting power of the excess Shares and ADSs and must enter into a divestiture agreement to divest itself of the excess Shares and ADSs within five years from the date of the execution of the agreement. However, if the conditions to the Merger are satisfied and the other conditions to the Offers are satisfied, the acquisition of the Shares and ADSs in the Offers will be followed by the Merger. In the Merger, all Shares and ADSs held by Enersis Américas, including any Shares and ADSs in excess of 65%, will be cancelled without consideration. In addition, in the Merger, Endesa Américas will cease to exist and its bylaws, including the 65% ownership limitation, will no longer have any effect.

However, as the Merger will be deemed effective as of the first day of the month following the month in which the notarized document declaring the conditions to the Merger fulfilled is granted by Enersis Américas, Endesa Américas and Chilectra Américas, there may be a period of time between the consummation of the Offers and the effectiveness of the Merger. During such period, Enersis Américas may not exercise the voting power of any Shares and ADSs that exceed the 65% limit. In addition, Shares and ADSs may be traded in the Chilean Stock Exchanges and the NYSE, respectively, after the consummation of the Offers and prior to the effectiveness of the Merger. However, once the Offers are completed, the number of Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Shares or ADSs or the liquidity of any such market may be significantly reduced. It is possible that the Shares and ADSs will fail to meet the criteria for continued listing on Chilean Stock Exchanges and the NYSE. If this were to happen, the Shares or ADSs could be delisted from one or more of these exchanges by action taken by the relevant exchange.

Upon consummation of the Merger, Enersis Américas will (a) delist the Endesa Américas’ ADSs from the New York Stock Exchange, (b) suspend Endesa Américas’ obligation to file reports under the Exchange Act, until termination of registration thereunder, (c) terminate the registration of the Shares and ADSs under the Exchange Act and (d) cancel the Endesa Américas ADS and pay the ADS Depositary the corresponding cancellation fees and expenses as set forth in the governing deposit agreement and terminate Endesa Américas’ ADS facility. See “Special Factors — Section 4. Plan After the Offers.”

The Offers do not require approval of the Board of Directors of Endesa Américas or any committee thereof under Chilean law. However, the Board of Directors of Endesa Américas intends to analyze the Offers for purposes of determining whether or not the Offers are procedurally and substantively fair to the minority shareholders of Endesa Américas as required by Rule 13e-3 under the Exchange Act prior to the formal commencement of the Offers. In addition, although under Chilean law the Board of Directors of Endesa Américas, as a body, is not required to make a recommendation to its shareholders whether to accept or reject the Offers, the Board of Directors of Endesa Américas intends to take action prior to the formal commencement of the Offers to determine the recommendation of the Board with respect to the Offers as required to be disclosed by Rule 14e-2 under the Exchange Act.

Section 6. Appraisal Rights or Statutory Dissenters’ Withdrawal Rights

Chilean corporations law does not provide for appraisal rights or dissenters’ withdrawal rights (derecho a retiro) in the case of a tender offer.

Section 7. Risks of Tendering Shares in the Chilean Offer Instead of the U.S. Offer

U.S. Holders of Shares may elect to tender their Shares into the Chilean Offer instead of the U.S. Offer. ADSs may only be tendered into the U.S. Offer. Although the terms and conditions of the U.S. Offer and the Chilean Offer are substantially similar, because of differences in law and market practice between the United States and Chile, the rights of tendering holders pursuant to the U.S. Offer and the Chilean Offer are not identical.

Chilean laws governing the tender withdrawal rights of tendering holders are different from U.S. laws governing such rights. Tenders of Shares and ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 60 days after the U.S. Offer is launched, if not accepted for payment as provided in this Offer to Purchase prior to such date, or at such later time as may apply if the U.S. Offer is extended beyond that date. See the discussion in the section of this Offer to Purchase entitled “The U.S. Offer — Section 5. Tender Withdrawal Rights.” Under Chilean law, tender withdrawal rights are granted throughout the term of the tender offer, including any extension, up to the day such tender offer is declared successful, and thereafter such tender withdrawal rights terminate. However, according to Chilean law, Enersis Américas must publish a notice of the results of the Chilean Offer by the third day after the expiration of the Chilean Offer in the same newspaper in which the announcement of the Chilean Offer was published. If Enersis Américas does not publish this notice in accordance with such conditions, the shareholders may thereafter withdraw their tendered Shares. U.S. Holders intending to tender their Shares into the Chilean Offer should refer to Annex B to this Offer to Purchase for the procedure for tendering into the Chilean Offer, which differs from the procedures for tendering Shares into the U.S. Offer, and should refer to the Chilean Prospecto made available in connection with the Chilean Offer for information regarding the appraisal and tender withdrawal rights in the Chilean Offer.

An English translation of the Chilean Prospecto has been filed as Exhibit (a)(9) to the Schedule TO filed by Enersis Américas with respect to the U.S. Offer, but such translation, as is the case with respect to any and all translated documents filed pursuant to the U.S. Offer, is for informational purposes only and U.S. Holders who wish to tender their Shares into the Chilean Offer should consult the original Spanish language documents filed with the SVS in Chile. Further, press releases and announcements may be made in Chile but not made in the U.S. and may not be translated into English and filed with the SEC. Furthermore, the Chilean Offer is not subject to U.S. tender offer rules and the benefits thereof that would not be available to U.S. Holders tendering Shares into the Chilean Offer.

Enersis Américas is offering to pay to U.S. Holders who tender into the U.S. Offer the U.S. dollar equivalent of Ch$300 per Share and Ch$9,000 per ADS (with regard to ADSs, less any applicable withholding taxes and distribution fees). Shares tendered pursuant to the U.S. Offer and accepted for payment will be converted into U.S. dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers. However, U.S. Holders who tender into the Chilean Offer will be paid the purchase price in Chilean pesos and not U.S. dollars. Furthermore, it is possible that, due to requirements of applicable law or market practice, holders of Shares tendering in the Chilean Offer will be paid either before or after holders tendering Shares and/or ADSs in the U.S. Offer, although the price paid per share will be the same. In addition, it is recommended that U.S. Holders wishing to tender in the Chilean Offer consult their tax advisor as there may be different tax consequences in the Chilean Offer not contemplated in this Offer to Purchase.

Section 8. Interests of Directors and Executive Officers.

Our directors and executive officers are set forth in Annex A to this Offer to Purchase.

The Board of Directors of Enersis Américas unanimously determined that Messrs. Francisco de Borja Acha B., José Antonio Vargas L., Livio Gallo, Enrico Viale, Hernán Somerville S., and Patricio Gómez S., each a director of the company elected by Enel as the controlling shareholder, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretation of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016. The Board further determined that Mr. Luca D’Agnese, the Chief Executive Officer, also has an interest in the Merger under Article 147 of the Chilean Companies Act based on his role as Chairman of the Board and CEO of Enel Latinoamérica, S.A., a 40.3% shareholder of Enersis Américas and an indirect wholly owned subsidiary of Enel, and as a member of the Board of Directors of Enel Iberoamérica, a 20.3% shareholder of Enersis Américas and a wholly owned subsidiary of Enel and direct parent company of Enel Latinoamérica. Further, the Board determined that Mr. D’Agnese should abstain from any negotiations that could conflict with the Merger. Article 147 states that each Director must immediately inform the Board of Directors of his interest as required by Chilean law.

The Board of Directors of Endesa Américas also unanimously determined that Rafael Fauquie B., Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva R. (member of the Directors’ Committee), each a director of the company, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretations of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016.

There are no voting agreements among us and any other party, or among our directors or executive officers and third parties, with respect to the voting of the shares of Enersis Américas or Endesa Américas at the Enersis Américas and Endesa Américas extraordinary shareholders’ meetings.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

As of August 5, 2016, Endesa Américas’ directors and officers beneficially owned, in the aggregate, 11,603 shares of Endesa Américas’ common stock. As of August 5, 2016, Enersis Américas’ directors and officers beneficially owned, in the aggregate, shares of Endesa Américas’ common stock that represent less than one percent of the voting power of Endesa Américas. Mr. Raul Arteaga, the Chief Financial Officer of Endesa Américas, intends to vote his 11,603 shares of Endesa Américas in favor of the merger proposal and does not intend to tender his Shares in the Offers.

Section 9. Transactions and Arrangements Concerning the Shares and ADSs.

For a discussion of acquisitions of Shares and ADSs by Enersis Américas, see “Special Factors —Section 1. Background of the Transactions”. Enersis Américas’ aggregate percentage beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Shares (including Shares represented by ADSs) as of the date of this Offer to Purchase is approximately 59.98%.

Except as set forth in this Offer to Purchase, none of the Enel Filing Persons nor, to the best knowledge of any of the Enel Filing Persons, any director or executive officer of any of the Enel Filing Persons, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any securities of Endesa Américas (including, without limitation, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, divisions of profits or losses, or the giving or withholding of proxies, consents or authorizations).

Section 10. Related Party Transactions.

For the purposes of this section, all references to the “Enel Group” refer to Enel and its Latin American subsidiaries.

Transactions between Enersis Américas and Endesa Américas or any of its Affiliates

As of June 30, 2016, Endesa Américas has a credit line agreement with Enersis Américas under which an outstanding amount of Ch$10.95 billion has been drawn, exceeding 1% of Endesa Américas revenues, and does not have any agreement that involves a pledge of its securities. Endesa Américas does not have any commercial transactions in the aggregate that amount to more than one percent of its consolidated revenues as of June 30, 2016 and December 31, 2015 and 2014 with Enel or Enersis Américas.

In addition, Endesa Américas may enter into an intercompany loan agreement with Enersis Américas to fund the potential acquisition of Endesa Américas shares from shareholders of Endesa Américas exercising statutory merger dissenters’ withdrawal rights.

Endesa Chile has the following commercial transactions in the aggregate that amount to more than one percent of its consolidated revenues as of June 30, 2016 and December 31, 2015 and 2014 with Enel or Enersis Américas.

Company Name	Relationship with Endesa Chile	Description of the Transaction	Country	June 30, 2016	Dec. 31, 2015	Dec. 31, 2014
				ThCh$	ThCh$	ThCh$
Endesa Generación S.A.(1)	Common Parent Company	Fuel Purchases	Spain	(37,720,788)	(15,030,911)	(30,318,202)
Endesa Energía S.A.(2)	Common Parent Company	Sale of Gas	Spain	9,540,306	14,604,841	—
Parque Eólico Tal Tal S.A.(3) (Enel Green Power S.p.A.)	Common Parent Company	Electricity Purchases	Chile	(13,474,294)	(26,456,123)	—
Parque Eólico Valle de los Vientos S.A.(3) (Enel Green Power S.p.A.)	Common Parent Company	Electricity Purchases	Chile	(8,094,691)	(14,929,463)	—

(1)	Transactions between Endesa Chile and Endesa Generación S.A. relate to the purchase of coal necessary for certain electricity generation units.
(2)	Transaction with Endesa Energía S.A. relate to a one-time transaction involving the sale of excess gas not used by Endesa Chile because it was deemed not necessary for normal usage.
(3)	Transactions between Endesa Chile and Enel Green Power S.p.A relate to electricity purchases established in a power purchase agreement.

To the knowledge of the Enel Filing Persons, there were no transactions of any executive officer, director or affiliate of Endesa Chile or Endesa Américas that is a natural person with Enel or Enersis that the aggregate value of the transaction or series of similar transactions with that person exceeds US$60,000.

With regard to the appointment of directors, Enersis Américas proposes directors which are then elected in the Ordinary Shareholder Meeting. The director nominees who receive the highest number of votes will be elected. Each shareholder may vote his or her shares in favor of one nominee or may apportion his or her votes among any number of nominees.

Section 11. Material U.S. Federal Income Tax Consequences.

For a U.S. Holder of Shares (or ADSs) of Endesa Américas that does not tender its Shares (or ADSs), the U.S. Offer will not constitute a taxable event for U.S. federal income tax purposes and will not impact the holder’s Enersis Américas Shares (or ADSs) received in the Merger.

For a U.S. Holder of Shares (or ADSs) of Endesa Américas that tenders all such Shares (or ADSs) in the U.S. Offer, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the Shares (or ADSs) of Endesa Américas tendered. That gain or loss generally will constitute capital gain or loss.

For a U.S. Holder of Shares (or ADSs) of Endesa Américas that tenders some but not all such Shares (or ADSs), we believe that cash received in the U.S. Offer will be treated for U.S. federal income tax purposes as consideration received in connection with the Merger. Therefore, such U.S. Holder should generally be taxed on any gain realized, but not loss, to the extent of cash received in the U.S. Offer. Such taxable gain will be based on a determination of gain realized; gain would be realized to the extent the value of Shares (or ADSs) of Enersis Américas received in the Merger and cash received in the U.S. Offer exceeds the tax basis for the Shares (or ADSs) of Endesa Américas exchanged and tendered. However, if the cash received in the U.S. Offer is more properly treated for U.S. federal income tax purposes as not connected with the Merger, then a U.S. Holder that tenders some but not all its Shares (or ADSs) would be taxed on any gain, or loss, equal to the difference between the amount of cash received and the tax basis for the Shares (or ADSs) of Endesa Américas tendered. In either scenario, such taxable gain (or, in the latter scenario, loss) generally will constitute capital gain or loss.

U.S. Holders are urged to consult their own U.S. tax advisors on the potential U.S. tax consequences of the U.S. Offer including the potential treatment of the transaction under Section 368 of the U.S. Internal Revenue Code of 1986, as amended.

THE U.S. OFFER

Section 1. Terms of the U.S. Offer.

Dual Offer Structure. Chilean law requires the tender offer in Chile to be open to all holders of the Shares wherever located. In accordance with Rule 14d-1 of the Exchange Act, Enersis Américas must permit U.S. Holders to participate in the transaction on terms at least as favorable as those offered in Chile. Enersis Américas calculated the U.S. ownership of shares and ADSs of Endesa Chile as of November 20, 2015 (the most recent practicable date after the announcement of the Offers and prior to the spin-off of Endesa Américas by Endesa Chile) and the U.S. ownership of Shares and ADSs of Endesa Américas as of April 29, 2016 (the most recent practicable date after the spin-off of Endesa Américas by Endesa Chile) and determined that U.S. Holders held, as of each of those times, more than 10% but less than 40% of the then outstanding Endesa Chile shares (including those held in the form of ADSs) and the Shares (including those held in the form of ADSs), as applicable. Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the United States for U.S. Holders of Shares and all holders of ADSs.

To facilitate the participation of all holders of Shares, including U.S. Holders, and all ADS holders, wherever located, we are commencing two (2) tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and all U.S. Holders of Shares, and (ii) the Chilean Offer, which is open to all holders of Shares, wherever located.

Holders of Shares that are not U.S. Holders may not tender their Shares into the U.S. Offer but may tender their Shares into the Chilean Offer. For additional information on how to tender into the Chilean Offer, please contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

The price per Share offered pursuant to the Chilean Offer is the same price per Share offered pursuant to the U.S. Offer.

Number of Shares and ADSs. Upon the terms and subject to certain conditions of the U.S. Offer, (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares and ADSs validly tendered and not properly withdrawn, in accordance with “The U.S. Offer — Section 5. Tender Withdrawal Rights”, before the Expiration Date at a price of Ch$300 per Share or Ch$9,000 per ADS, respectively, in cash, without interest, and with regard to the ADSs, less any applicable withholding taxes and distribution fees.

The U.S. Offer will expire at 4:30 p.m., New York City time, on October 28, 2016, or such later time and date to which we may extend the U.S. Offer. Only Shares and ADSs validly tendered and not properly withdrawn will be purchased pursuant to the U.S. Offer. See “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment”.

The U.S. Offer is not conditioned on any minimum number of Shares or ADSs being tendered. The U.S. Offer is, however, subject to certain other conditions. See “The U.S. Offer — Section 12. Conditions of the U.S. Offer”.

Tender Offer Price. The Tender Offer Price is Ch$300 per Share or Ch$9,000 per ADS, in cash, without interest, and with regard to the ADSs, less any applicable withholding taxes and distribution fees, properly tendered pursuant to the U.S. Offer.

Following the commencement of the Offers, Endesa Américas will make available its Shareholder registry and security position listings to Enersis Américas and will cause the ADS Depositary to provide Enersis Américas with the list of record holders for ADSs and security position listings, as required by Chilean law, for the purpose of disseminating this Offer to Purchase to U.S. Holders of Shares and holders of ADSs. This Offer to

Purchase and the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other relevant documents will be mailed to U.S record holders of Shares and holders of ADSs and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Shares or ADSs and similar persons whose names, or the names of whose nominees, appear on such list of holders of Shares and holders of ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares or ADSs. All Shares or ADSs validly tendered and not properly withdrawn will be purchased for the Tender Offer Price.

Section 2. Acceptance for Payment.

Upon the terms and subject to the conditions of the U.S. Offer, Enersis Américas will accept for payment and pay for the Shares and ADSs validly tendered prior to the Expiration Date and not properly withdrawn, and promptly after the later of (1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” and in any case pursuant to applicable Chilean law or practice. In addition, subject to the applicable rules of the SEC, Enersis Américas reserves the right, in its sole discretion, to delay the acceptance for payment or the payment for the Shares and ADSs pending receipt of any regulatory approval.

For purposes of the U.S. Offer, Enersis Américas shall be deemed to have accepted for payment tendered Shares and ADSs when and if Enersis Américas gives oral or written notice to the U.S. Share Tender Agent and the ADS Tender Agent, as applicable, of its acceptance of the tenders of such Shares and ADSs. Payment for Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Share Tender Agent, which will act as agent for the tendering holders of Shares or the ADS Tender Agent, which will act as agent for the tendering holders of ADSs, as applicable, for the purpose of receiving payments from Enersis Américas and transmitting such payments to tendering holders of Shares and holders of ADSs, as the case may be. In all cases, payment for Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Share Tender Agent of (a) either (1) título(s) (certificates of title) or (2) a confirmation of book-entry transfer of such Shares to the DCV Custodial Account and (b) a properly completed and duly executed Form of Acceptance (or a copy thereof, provided the signature is original), a certificate from the share department of Endesa Américas which is administered by the DCV evidencing the absence of any liens, pledges and encumbrances on such Shares and all other required documents. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the ADS Tender Agent of ADRs evidencing such tendered ADSs or book-entry transfer of such tendered ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer —Holders of ADSs”) confirming transfer of such tendered ADSs into the ADS Tender Agent’s account at the Book-Entry Transfer Facility (as defined in “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer —Holders of ADSs”). Payment may be made to tendering holders at different times if delivery of the Shares and ADSs and other required documents occurs at different times. For a description of the procedure for tendering ADSs pursuant to the U.S. Offer, see “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs.” Under no circumstances will interest be paid by Enersis Américas on the purchase price paid for Shares and ADSs pursuant to the U.S. Offer regardless of any delay in making such payments or extension of the Expiration Date.

If Enersis Américas increases the purchase price to be paid for Shares pursuant to the Chilean Offer, Enersis Américas will pay such increased consideration for all Shares and ADSs purchased pursuant to the U.S. Offer, whether or not such Shares and ADSs were tendered prior to such increase in consideration.

Enersis Américas reserves the right to transfer or assign, from time to time, in whole or in part, to one or more of its affiliates the right to purchase all or any portion of Shares and ADSs tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve Enersis Américas of its obligations under the U.S. Offer or prejudice the rights of tendering holders of Shares and tendering holders of ADSs to receive payment for Shares and ADSs validly tendered and accepted for payment.

If any tendered Shares and/or ADSs are not purchased pursuant to the U.S. Offer for any reason pursuant to the terms and conditions of the U.S. Offer, or if certificates are submitted for more Shares and/or ADSs than are tendered, certificates for such unpurchased or untendered Shares and/or ADSs will be returned (or, in the case of Shares and ADSs tendered by book-entry transfer, such Shares and ADSs will be credited to the appropriate account), without expense to the tendering holder, promptly following the expiration or termination of the U.S. Offer.

Section 3. Procedures for Accepting the U.S. Offer – Holders of Shares.

Any U.S. Holder who holds Shares and who desires to accept the U.S. Offer in respect of all or any portion of such holder’s Shares should (i) complete the Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Shares should submit a properly completed and duly executed Form of Acceptance (or copy thereof, provided the signature is original), together with the following documents to the U.S. Share Tender Agent at the address set forth on the back cover of this Offer to Purchase:

(a) original título(s) (share certificates) evidencing ownership of Shares, if the títulos of the Shares are held by you, or a certificate from the share department of Endesa Américas which is administered by the DCV, evidencing that the título(s) are held at the share department of Endesa Américas;

(b) a certificate from the share department of Endesa Américas which is administered by the DCV, issued no later than 10 days prior to the date of delivery to the U.S. Share Tender Agent evidencing that the share department of Endesa Américas is not aware of any liens, pledges or encumbrances that affect the Shares;

(c) duly signed traspaso(s) (deed of transfer) indicating the number of Shares to be tendered, with the date of such traspaso(s) in blank;

(d) in the case the U.S. Holder is an individual, a copy of the U.S. Holder’s passport or other government-issued photo identification card;

(e) in the case the U.S. Holder is an entity, (1) a secretary’s certificate certifying the name, title and specimen signature of an officer authorized to execute the transfer documents and a copy of the entity’s organizational documents, and (2) a copy of the passport or other government-issued photo identification card of the authorized officer; and

(f) any other documents requested by the U.S. Share Tender Agent to evidence the authority of the U.S. Holder to tender and sell its Shares.

References in this section to a holder of Shares shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this section shall apply to them jointly and severally.

U.S. Holders of Shares may tender their Shares into the Chilean Offer pursuant to the directions in Annex B to this Offer to Purchase. However, there are important aspects to consider if a U.S. Holder tenders into the Chilean Offer rather than the U.S. Offer. See “Special Factors — Section 7. Risks of Tendering Shares in the Chilean Offer Instead of the U.S. Offer.”

Book-Entry Transfer

The DCV Custodial Account (Account DCV 12-026-005) has been established with respect to the Shares at DCV for purposes of the U.S. Offer. Shares held in book-entry form directly on the DCV system may be tendered by sending to the U.S. Share Tender Agent at its address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Form of Acceptance, together with items (b) through (f) above, as applicable, and effecting book-entry delivery of the Shares to the DCV Custodial Account.

Certificates of Title and/or Other Document(s) of Title

If the título(s) have been issued but have been lost or destroyed, the Form of Acceptance should nevertheless be completed, signed and returned to the U.S. Share Tender Agent as soon as possible and the título(s) should be forwarded as soon as possible thereafter but in no event should the título(s) be received later than the Expiration Date. If the título(s) are lost or destroyed, the holder of Shares should follow the procedures set forth in Article 13 of the Chilean Corporate Regulations and request the share department of Endesa Américas which is administered by the DCV, located at Huerfanos No. 770, 22nd Floor, Santiago, Chile, telephone (+562) 26 30-9000 to issue substitute título(s). When completed, the new título(s) must be submitted to the U.S. Share Tender Agent, in accordance with the above-described procedure, in support of the Form of Acceptance.

The method of delivery of título(s) for Shares and all other required documents is at the option and risk of the tendering holder of Shares and the delivery will be deemed made only when actually received by the U.S. Share Tender Agent. In all cases, sufficient time should be allowed to ensure timely delivery. Registered mail with return receipt requested, properly insured, is recommended for Shares sent by mail.

Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

Form of Acceptance

Each holder of Shares by whom or on whose behalf a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Enersis Américas (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) to the following effect:

(a) that the execution of a Form of Acceptance shall constitute: (1) an acceptance of the U.S. Offer in respect of the number of Shares identified in the Form of Acceptance; and (2) an undertaking to execute all further documents and give all further assurances which may be required to enable Enersis Américas to obtain the full benefit of this section and/or perfect any of the authorities expressed to be given hereunder, on and subject to the terms set out or referred to in this document and the Form of Acceptance and that, subject only to the rights set out in “— Section 5. Tender Withdrawal Rights,” each such acceptance shall be irrevocable;

(b) that the Shares in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends, other distributions and interest payments hereafter declared, made or paid;

(c) that the execution of the Form of Acceptance constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the U.S. Share Tender Agent, its directors and agents as such holder’s attorney and/or agent (the “Attorney”) and an irrevocable instruction to the Attorney to complete and execute his or her signed traspaso(s) and all or any form(s) of transfer and/or other document(s) at the discretion of the Attorney in relation to the Shares referred to in paragraph (a) above in respect of which the accepting holder of Shares has not validly withdrawn acceptance in favor of Enersis Américas or such other person or persons as Enersis Américas may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the Attorney together with the título(s) and/or other document(s) of title relating to such Shares and to do all such other acts and things as may in the opinion of the Attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest in Enersis Américas or its nominee(s) the Shares as aforesaid;

(d) that the execution of the Form of Acceptance constitutes, subject to the accepting holder of Shares not having validly withdrawn its acceptance, an irrevocable authority and request (1) to Endesa Américas, its Gerente General (General Manager) or its agents to procure the registration of the transfer of the Shares pursuant to the U.S. Offer and the delivery of the new título(s) and/or other document(s) of title in respect thereof to Enersis Américas or as Enersis Américas may direct; and (2) to Enersis Américas or its agents to record and act upon any instructions with regard to notices and payments which have been recorded in the records of Endesa Américas in respect of such holder’s holding(s) of Shares;

(e) that the holder of Shares will deliver to the U.S. Share Tender Agent at the address shown on the back page of this Offer to Purchase such holder’s título(s) and/or document(s) of title in respect of the Shares referred to in paragraph (a);

(f) that this section shall be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly; and

(g) that the holder agrees to ratify each and every act or thing which may be done or effected by Enersis Américas or any of its directors or agents or Endesa Américas or its agents, as the case may be, in the proper exercise of any of its power and/or authorities thereunder.

Tendering Holders are Responsible for Required Deliveries

The method of delivery of certificate(s) for Shares and all other required documents is at the option and risk of the tendering U.S. holder of Shares and the delivery will be deemed made only when a properly completed and signed Form of Acceptance and either (i) título(s) evidencing the Shares or (ii) evidence of book-entry delivery of the Shares to the DCV Custodial Account are actually received by the U.S. Share Tender Agent. In all cases, you should allow sufficient time to ensure timely delivery. Registered mail with return receipt requested, properly insured, is recommended for Shares sent by mail.

Partial Tenders

If fewer than all of the Shares delivered to the U.S. Share Tender Agent are to be tendered, the holder thereof should so indicate in the Form of Acceptance by filling in the number of Shares which are to be tendered. In such case, a new título for the remainder of the Shares represented by the old título will be sent to the person(s) signing such Form of Acceptance (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered Shares are purchased. You will be deemed to tender all your Shares delivered to the DCV Custodial Account unless otherwise indicated in your Form of Acceptance.

All Shares delivered to the U.S. Share Tender Agent or DCV Custodial Account will be deemed to have been tendered unless otherwise indicated.

Guaranteed Delivery

There is no guaranteed delivery procedure for the tendering of Shares into the U.S. Offer.

Acceptance of U.S. Offer Through a Power of Attorney

If a holder of Shares wishes to accept the U.S. Offer but is away from home or if the Form of Acceptance is being signed under a power of attorney, the holder’s appointed attorney should send the Form of Acceptance by the quickest means to the holder for execution or, if the holder has executed a power of attorney, have the Form of Acceptance signed by the appointed attorney. The completed Form of Acceptance together with the required documents should be delivered to the U.S. Share Tender Agent at the address set forth on the back cover of this Offer to Purchase and accompanied by the power of attorney (or a duly certified copy thereof). Any power of attorney must have been granted before a notary public in Chile or before a competent Chilean General Consul. The power of attorney (or a duly certified copy thereof) will be submitted for registration by the U.S. Share Tender Agent and returned as directed. No other signatures are acceptable.

Acceptance of U.S. Offer and Representations by Holder

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the U.S. Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4, (c) such holder is a U.S. Holder, and (d) such holder has the full power and authority to tender and assign the Shares tendered, as specified in the Form of Acceptance. Enersis Américas’ acceptance for payment of Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder and Enersis Américas containing the terms of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Enersis Américas, in its sole discretion, which determination shall be final and binding. Enersis Américas reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Enersis Américas’ counsel, be unlawful. Enersis Américas also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Enersis Américas or the U.S. Share Tender Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Appointment as Attorney-in-Fact and Proxy

By executing the Form of Acceptance as set forth above, the tendering holder of Shares irrevocably appoints each designee of Enersis Américas set forth therein as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the Shares as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the Shares tendered by such holder and accepted for payment by Enersis Américas prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such Shares in accordance with the terms of the U.S. Offer. Such acceptance for payment by Enersis Américas will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such Shares and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder. By executing the Form of Acceptance as set forth above, the tendering holder of Shares further agrees that effective from and after the date Shares are tendered thereby: (a) Enersis Américas shall be entitled to direct the exercise of any votes attaching to any Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Shares, including any right to call a meeting of the Shareholders; and (b) the execution of the Form of Acceptance and its delivery to the U.S. Share Tender Agent will constitute (1) an authority from the tendering holder of Shares to send any notice, circular, document or other communications which may be required to be sent to such holder to Enersis Américas at its registered office, (2) an authority to Enersis Américas to sign any consent to execute a form of proxy in respect of the Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by Enersis Américas to attend general meetings of shareholders of Endesa Américas and to exercise the votes attaching to such Shares on behalf of the tendering holder of Shares and (3) the agreement of the tendering holder of Shares not to exercise any of such rights without the consent of Enersis Américas and the irrevocable undertaking of the tendering holder of Shares not to appoint a proxy for or to attend general meetings of shareholders of Endesa Américas.

Backup U.S. Federal Income Tax Withholding.

Under U.S. federal income tax law, the U.S. Share Tender Agent may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the U.S. Offer. To avoid backup withholding, unless an exemption applies, a holder of Shares that is a U.S. Holder (as defined for U.S. federal income tax purposes, see “— Section 6. Tax Consequences” in this Offer to Purchase) must provide the U.S. Share Tender Agent with the holder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Substitute Form W-9 in the Form of Acceptance. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the U.S. Offer may be subject to backup withholding. All U.S. Holders surrendering Shares pursuant to the U.S. Offer should complete and sign the Substitute Form W-9 included in the Form of Acceptance to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the U.S. Share Tender Agent).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Holder may be refunded or credited against the U.S. Holder’s federal income tax liability, if any, provided that the required information is properly furnished to the U.S. Internal Revenue Service.

Enersis Américas’ acceptance for payment of the Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between each tendering holder of Shares and Enersis Américas upon the terms and subject to the conditions of the U.S. Offer. If you are in any doubt about the procedure for tendering your Shares into the U.S. Offer, please telephone the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

U.S. Holders who hold Shares may, at their option, tender their Shares into the Chilean Offer instead of the U.S. Offer. Any U.S. Holder of Shares who desires to accept the Chilean Offer should follow the procedures for tendering Shares into the Chilean Offer described in Annex B hereto.

Under no circumstances will we pay interest on the Tender Offer Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares and ADSs in the U.S. Offer. See “— Section 12. Conditions of the U.S. Offer”.

We urge U.S. Holders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Shares through their nominee and not directly to the U.S. Share Tender Agent.

Section 4. Procedures for Accepting the U.S. Offer – Holders of ADSs.

To tender ADSs pursuant to the U.S. Offer:

(a) (1) a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original) and all other documents required by the ADS Letter of Transmittal must be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase and (2) ADRs for the ADSs to be tendered must be received by the ADS Tender Agent at one of such addresses by the Expiration Date;

(b) a holder’s ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original), unless an Agent’s Message (as defined below) confirming such delivery is received by the ADS Tender Agent) by the Expiration Date; or

(c) the guaranteed delivery procedure described below must be complied with.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the ADS Tender Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Enersis Américas may enforce such agreement against such participant.

Book-Entry Delivery

The ADS Tender Agent will establish an account with respect to the ADSs at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the U.S. Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Tender Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message and any other required documents must, in any case, be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the ADS Letter of Transmittal and any other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the ADS Tender Agent.

If tender is made by Book-Entry Transfer Facility, the ADS Letter of Transmittal must be delivered by means of Agent’s Message.

Partial Tenders

If fewer than all of the ADSs evidenced by ADRs delivered to the ADS Tender Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

All ADSs delivered to the ADS Tender Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.

Signature Guarantees

Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs tendered therewith and such holder(s) have not completed the box entitled “Special Issuance Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.

Guaranteed Delivery

If a holder of ADSs desires to tender ADSs pursuant to the U.S. Offer and cannot deliver such ADSs and all other required documents to the ADS Tender Agent prior to the Expiration Date, or such holder of ADSs cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered if all of the following conditions are met:

(a) such tender is made by or through an Eligible Institution;

(b) a properly completed and duly executed ADS Notice of Guaranteed Delivery substantially in the form provided by Enersis Américas is received by the ADS Tender Agent (as provided below) prior to the Expiration Date; and

(c) the ADRs for such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) with any required signature guarantee or, in the case of ADSs held in book entry form, a timely confirmation of a book-entry transfer of such ADSs into the ADS Tender Agent’s account at the Book-Entry Transfer Facility together with an Agent’s Message, and any other documents required by such ADS Letter of Transmittal, are received by the ADS Tender Agent within three (3) NYSE trading days after the date of execution of the ADS Notice of Guaranteed Delivery.

The ADS Notice of Guaranteed Delivery may be delivered by mail or transmitted by facsimile transmission to the ADS Tender Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice. In the case of ADSs held through the Book-Entry Transfer Facility, the ADS Notice of Guaranteed Delivery must be delivered to the ADS Tender Agent by a participant in the Book-Entry Transfer Facility via the Book-Entry Transfer facility confirmation system by means of an Agent’s Message.

Other Requirements

Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will, in all cases, be made only after receipt by the ADS Tender Agent of ADRs evidencing such ADSs or book-entry transfer of such ADSs, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) or an Agent’s Message, together with any required signature guarantees and any other documents required by the ADS Letter of Transmittal. Accordingly, payment might not be made to all tendering holders of ADSs at the same time if certain tendering holders tender pursuant to the guaranteed delivery procedure and will depend upon when ADRs evidencing such ADSs are received by the ADS Tender Agent or book-entry confirmations with respect to such ADSs are received into the ADS Tender Agent’s account at the Book-Entry Transfer Facility. Under no circumstances will interest be paid on the U.S. Offer Price to be paid by Enersis Américas, regardless of any extension of the U.S. Offer or any delay in making such payment.

The method of delivery of ADSs and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering holders of ADSs and the delivery will be deemed made only when actually received by the ADS Tender Agent (including, in the case of book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure a timely delivery. Registered mail with return receipt requested, properly insured, is recommended for ADSs sent by mail.

Acceptance of U.S. Offer and Representations by Holder

The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the U.S. Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such ADSs complies with Rule 14e-4, and (c) such holder has the full power and authority to tender and assign the ADSs tendered, as specified in the ADS Letter of Transmittal. Enersis Américas’ acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder of ADSs and Enersis Américas containing the terms of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by Enersis Américas, in its sole discretion, which determination shall be final and binding on all parties. Enersis Américas reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or if the acceptance for payment of, or payment for, such ADSs may, in the opinion of Enersis Américas’ counsel, be unlawful. Enersis Américas also reserves the absolute right to waive any defect or irregularity in any tender of ADSs, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Enersis Américas, the ADS Tender Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Enersis Américas’ interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

Appointment as Attorney-in-Fact and Proxy

By executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints each designee of Enersis Américas set forth therein as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the ADSs as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the ADSs tendered by such holder and accepted for payment by Enersis Américas prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered ADSs and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such ADSs in accordance with the terms of the U.S. Offer. Such acceptance for payment by Enersis Américas will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such ADSs and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder. By executing the ADS Letter of Transmittal as set forth above, the tendering holder of ADSs further agrees that effective from and after the date ADSs are tendered thereby that: (a) Enersis Américas shall be entitled to direct the exercise of any votes attaching to any Shares represented by ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Shares represented by ADSs, including any right to call a meeting of the Shareholders; and (b) the execution of the ADS Letter of Transmittal and its delivery to the ADS Tender Agent will constitute (1) an authority from the tendering holder of ADSs to send any notice, circular, document or other communications which may be required to be sent to such holder to Enersis Américas at its registered office, (2) an authority to Enersis Américas to sign any consent to execute a form of proxy in respect of the Shares represented by the ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by Enersis Américas to attend general meetings of shareholders of Endesa Américas and to exercise the votes attaching to such Shares on behalf of the tendering holder of ADSs, and (3) the agreement of the tendering holder of ADSs not to exercise any of such rights without the consent of Enersis Américas and the irrevocable undertaking of the tendering holder of ADSs not to appoint a proxy for or to attend general meetings of shareholders of Endesa Américas.

In addition, by executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints each of Enersis Américas and the ADS Tender Agent as attorney-in-fact of such holder, with full power of substitution, to register the transfer of the tendered ADSs, to surrender the tendered ADSs for withdrawal of the Shares represented by the ADSs upon payment by Enersis Américas of the requisite ADS cancellation fees and expenses and to instruct the ADS Depositary as to delivery of those Shares.

Backup U.S. Federal Income Tax Withholding.

Under U.S. federal income tax law, the ADS Tender Agent may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a holder of Shares that is a U.S. Holder (as defined for U.S. federal income tax purposes, see “The U.S. Offer — Section 6. Tax Consequences” in this Offer to Purchase) must provide the ADS Tender Agent with the holder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Form W-9 in the ADS Letter of Transmittal. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the U.S. Offer may be subject to backup withholding. All U.S. Holders surrendering ADSs pursuant to the U.S. Offer should complete and sign the Form W-9 included in the ADS Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the ADS Tender Agent).

Certain holders (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding. Non-U.S. Holders (as defined for U.S. federal income tax purposes, see “— Section 6. Tax Consequences” in this Offer to Purchase) should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the ADS Tender Agent) in order to avoid backup withholding. These holders should consult a tax advisor to determine which Form W-8 is appropriate. See the ADS Letter of Transmittal, for more information.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Holder may be refunded or credited against the U.S. Holder’s federal income tax liability, if any, provided that the required information is properly furnished to the U.S. Internal Revenue Service.

Enersis Américas’ acceptance for payment of the ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between each tendering holder of ADSs and Enersis Américas upon the terms and subject to the conditions of the U.S. Offer. If you are in any doubt about the procedure for tendering ADSs, please telephone the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

Under no circumstances will we pay interest on the Tender Offer Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Share and ADSs in the U.S. Offer. See “— Section 12. Conditions of the U.S. Offer”.

We urge holders who hold ADSs through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender ADSs through their nominee and not directly to the ADS Tender Agent.

Section 5. Tender Withdrawal Rights.

You may withdraw Shares or ADSs that you have previously tendered pursuant to the U.S. Offer at any time prior to the Expiration Date. Except as this “— Section 5. Tender Withdrawal Rights” otherwise provides, tenders of Shares or ADSs are irrevocable.

For a tender withdrawal to be effective, a written or facsimile transmission notice of tender withdrawal must be timely received by the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, at one of their respective addresses set forth on the back cover of this Offer to Purchase. Any such notice of tender withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or ADS. If the Shares or ADSs to be withdrawn have been delivered to the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, a signed notice of tender withdrawal (with such signature guaranteed by an Eligible Institution in the case of ADSs except for ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Shares or ADSs. Such notice must also specify, in the case of Shares or ADSs tendered by delivery of certificates, the serial numbers shown on the particular títulos (certificates of title) or ADRs evidencing the Shares or ADSs to be withdrawn or, in the case of Shares or ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn Shares or ADSs. In addition, Shares tendered by book-entry transfer may be withdrawn only by means of the tender withdrawal procedures made available by the DCV and must comply with the DCV’s procedures. ADSs tendered by the book-entry transfer may be withdrawn only by means of the tender withdrawal procedures made available by the Book-Entry Transfer Facility and must comply with the Book-Entry Transfer Facility’s procedures. Tender withdrawals may not be rescinded, and Shares and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Shares and ADSs may be re-tendered by again following one of the procedures described in “— Section 3. Procedures for Accepting the U.S. Offer —Holders of Shares” and “— Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs,” as applicable, at any time prior to the Expiration Date.

All questions as to the form and validity, including the time of receipt, of notices of tender withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of tendered Shares or ADSs by any Share or ADS holder, whether we waive similar defects or irregularities in the case of other Share or ADS holders. None of Enersis Américas, the Information Agent, the U.S. Share Tender Agent, the ADS Tender Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of tender withdrawal, nor will any of them incur liability for failure to give any notice.

Section 6. Tax Consequences

The following describes the material U.S. federal income tax and Chilean tax consequences of the sale of Shares and/or ADSs pursuant to the U.S. Offer.

U.S. Federal Income Tax Consequences

The following describes the material U.S. federal income tax consequences to U.S. Holders, as defined below, of the tender of their Shares, or to U.S. Holders and Non-U.S. Holders, as defined below, of the tender of their ADSs, pursuant to the U.S. Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to U.S. Holders of Shares or U.S. Holders and Non-U.S. Holders of ADSs, that, in each case, hold the Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as certain financial institutions, insurance companies, dealers and traders in securities or foreign currencies, persons holding Shares or ADSs as part of a hedge, straddle or conversion transaction, persons whose functional currency for U.S. federal income tax purposes is not the U.S. Dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons liable for alternative minimum tax, tax-exempt organizations or persons holding Shares or ADSs that own or are deemed to own ten percent or more of any class of Endesa Américas stock. These special classes of holders are urged to consult their U.S. tax advisors as to any special U.S. provisions that may be applicable to them.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is a holder that is not a U.S. Holder, including, but not limited to, residents of Chile or persons carrying on a trade, profession or vocation in Chile through a branch, agency or permanent establishment.

General

In general, a U.S. Holder that receives cash for the Shares or ADSs pursuant to the U.S. Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Shares or ADSs (generally the U.S. dollar value of the cash received by such U.S. Holder) and such U.S. Holder’s adjusted tax basis in such Shares or ADSs. For Holders that tender all of their Shares and ADSs, the above rule applies. For Holders that tender some but not all Shares or ADSs, see the discussion above in “Special Factors — Section 11. Material U.S. Federal Income Tax Consequences.” Subject to the discussion below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss (subject to preferential tax rates for certain non-corporate taxpayers) if the U.S. Holder has held the Shares or ADSs for more than one year.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of ADSs unless: (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment); or (ii) such Non-U.S. Holder is an individual, present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions.

PFIC

It is expected that Endesa Américas will not be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for Endesa Américas’ 2016 taxable year or for the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of Endesa Américas’ income constitute passive income for PFIC purposes, there can be no assurance that Endesa Américas will not be considered a PFIC for any taxable year. If Endesa Américas were to become a PFIC for any taxable year during which a beneficial owner held Shares or ADSs, certain adverse consequences could apply to the beneficial owner, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. Beneficial owners who are U.S. Holders should consult their tax advisors regarding the consequences to them if Endesa Américas were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.

U.S. Federal Income Tax Withholding

As noted in “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” and “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs,” a holder of Shares and/or ADSs (other than an “exempt recipient,” including a corporation, a Non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons) that receives cash in exchange for Shares and/or ADSs may be subject to United States federal backup withholding tax (currently at a rate equal to 28%, unless such holder provides its taxpayer identification number and certifies that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the U.S. Share Tender Agent or the ADS Tender Agent, as applicable. Accordingly, each U.S. Holder should complete, sign and submit the Form W-9 included as part of the Form of Acceptance and ADSs Letter of Transmittal in order to avoid the imposition of such backup withholding tax. Non-U.S. Holders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the U.S. Share Tender Agent or the ADS Tender Agent, as applicable) and submit such form to the Share Depositary or the ADS Tender Agent, as applicable, in order to avoid backup withholding.

Chilean Tax Consequences for U.S. Holders

Any gain or loss recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of the Republic of Chile and does not have a permanent establishment in Chile (a “Non-Chilean Holder”) upon the sale of the ADSs pursuant to the U.S. Offer will not be subject to Chilean taxation.

Gains recognized by a Non-Chilean Holder upon the sale of Shares will not be subject to Chilean taxes provided that all the following mandatory requirements are met: (a) such Shares shall have a “high presence” in the Chilean Stock Exchanges, (b) the sale of Shares must be made (1) on any of the Chilean Stock Exchanges authorized by the Chilean SVS, (2) pursuant to a tender offer for Shares conducted under Title XXV of Law No. 18,045 de Mercado de Valores (which the Chilean Offer would be) or (3) as a consequence of a contribution to a fund as regulated in Section 109 of Chilean Income Tax Law, and (c) such Shares must have been originally acquired (1) on any of the Chilean Exchanges authorized by the Chilean SVS, (2) pursuant to a tender offer for Shares conducted under Title XXV of Law No. 18,045 de Mercado de Valores, (3) in an initial public offering of Shares during the formation of Enersis Américas or a subsequent capital increase of Enersis Américas, (4) upon conversion of convertible bonds, or (5) due to the redemption of a fund’s quote as regulated in Section 109 of Chilean Income Tax Law and (d) Endesa Américas stock must have been acquired after April 19, 2001.

Shares are considered to have a “high presence” in the Chilean Stock Exchanges when (i) they have been traded for a certain number of days at or beyond a volume threshold specified under Chilean law and regulations or (ii) in case the issuer has retained a market maker, in accordance with Chilean law and regulations. As of the date of this Offer to Purchase, the Shares are considered to have a high presence in the Chilean Stock Exchanges and no market maker has been retained by Endesa Américas. Should the Shares cease to have a “high presence” in the Chilean Stock Exchanges, transfer of Shares may be subject to capital gains taxes from which holders of “high presence” securities are exempted, and which will apply at varying levels depending on the time of the transfer in relation to the date of loss of sufficient trading volume to qualify as a “high presence” security. If Shares regain “high presence,” the tax exemptions will again be available to holders thereof. It is not currently contemplated that Endesa Américas will retain a market maker after consummation of the Offers.

If the shares do not qualify for the above exemption, capital gains on their sale could be subject to two alternative tax regimes: (a) the general tax regime, with a 24% Chilean corporate income tax (“CIT”) and a 35% Chilean withholding tax, the former being creditable against the latter; or (b) a 24% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties according to the standards set forth in Chilean Income Tax Law, (ii) the sale of shares is not a recurrent or customary activity for the seller, (iii) at least one year has elapsed between the acquisition and the sale of the Endesa Américas common stock, and (iv) the sale is made prior to January 1, 2017.

No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Shares or ADSs pursuant to the U.S. Offer.

Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the U.S. Offer.

Section 7. Price Range of Shares and ADSs; Dividends.

Price Range of Shares

The shares of common stock of Endesa Américas are listed and traded on the Chilean Stock Exchanges under the symbol “ENDESA-AM.” The Chilean Stock Exchanges are the principal trading market for shares not represented by ADSs. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the common stock in Chilean pesos as reported by the Chilean Stock Exchanges. The following information reflects nominal Chilean peso amounts as of the trade dates and has not been restated in constant Chilean pesos.

	High		Low
2016
Second Quarter (from April 21, 2016 through June 30, 2016)*	Ch$	314.58	Ch$	278.43
Third Quarter (through September 12, 2016)	Ch$	319.66	Ch$	295.43

*	April 21, 2016 was the first trading day of Endesa Américas common stock following the spin-off of Endesa Américas by Endesa Chile.

On September 12, 2016, the closing price of Endesa Américas common stock reported on the Chilean Stock Exchanges was Ch$304.70 per share (or US$0.45). You should obtain current market quotations for common shares before deciding whether to tender your common shares.

Price Range of ADSs

The Endesa Américas’ ADSs are listed and traded on the NYSE under the symbol “EOCA.” The NYSE is the principal trading market for ADSs. Each ADS represents 30 shares of Endesa Américas common stock. As of the close of business on September 6, 2016, there were 7,528,689 ADSs outstanding. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs in U.S. dollars as reported by the NYSE.

	High		Low
2016
Second Quarter (from April 21, 2016 through June 30, 2016)*	US$	14.13	US$	12.18
Third Quarter (through September 12, 2016)	US$	14.73	US$	13.29

*	April 21, 2016 was the first trading day of Endesa Américas ADSs (trading on a when-issued basis) in connection with the spin-off of Endesa Américas by Endesa Chile.

On September 12, 2016, the closing price of ADSs reported on the NYSE was US$13.70 per ADS (which when divided by thirty (30), the number of common shares represented per ADS, is approximately US$0.46 per share). You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

Dividends

As required by the Chilean Companies Act, unless otherwise decided by unanimous vote of the holders of all of the issued and outstanding shares, Endesa Américas must distribute a cash dividend in an amount equal to at least 30% of its consolidated net profits for that year determined in accordance with Chilean generally accepted accounting principles unless and except to the extent it has incurred losses.

Endesa Américas paid dividends of Ch$9.37144 per share on May 24, 2016 to holders of record of Shares on May 17, 2016 and dividends of US$0.4045 per ADS (each ADS representing 30 common shares) on June 13, 2016 to holders of record of ADSs on May 17, 2016 in respect of fiscal year 2016.

Section 8. Information Concerning Endesa Américas.

Endesa Américas is a publicly held limited liability stock corporation that was organized under the laws of the Republic of Chile on March 1, 2016. Endesa Américas is engaged directly and through its combined entities and jointly-controlled entities in the electricity generation business in Argentina, Colombia and Peru and holds minority interests in electricity generation, distribution and transmission operations in Brazil. It traces its origins to the establishment of Endesa Chile in 1943. On April 21, 2016, Endesa Américas was spun-off as an independent company to the shareholders of Endesa Chile.

Endesa Américas’ principal executive offices are located at Santa Rosa 76, Santiago, Chile and its telephone number is +56 2 2630-9000.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Endesa Américas is set forth on Annex A to this Offer to Purchase.

To the best knowledge of Endesa Américas, none of Endesa Américas or any of the persons listed on Annex A to this Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, to the best knowledge of Endesa Américas, none of Endesa Américas or any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of the Endesa Américas or any of the persons so listed beneficially owns or has a right to acquire any common stock or ADSs of Endesa Américas.

Except as set forth elsewhere in this Offer to Purchase, to the best knowledge of Endesa Américas, none of Endesa Américas or any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of Endesa Américas has effected any transaction in common stock or ADSs of Endesa Américas during the past sixty (60) days.

Historical Selected Financial Data

The following selected financial data as of and for the years ended December 31, 2015, 2014 and 2013 was derived from the audited combined financial statements of Endesa Américas. In April 2016, Endesa Chile completed the spin-off of its non-Chilean energy generation business as Endesa Américas S.A. The financial data for Endesa Américas is not necessarily indicative of what the financial position or results of operations would have been had Endesa Américas been an independent public company during the periods presented. The selected financial data should be read in conjunction with Endesa Américas’ Operating and Financial Review and the combined financial statements and notes thereto, included in the Endesa Américas Annual Report on Form 20-F for the year ended December 31, 2015 incorporated by reference in this Offer to Purchase.

The following table sets forth Endesa Américas’ selected combined financial data for the years indicated:

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013(2)
	(US$ millions)	(Ch$ millions, except share and per share amounts)
Combined Statement of Comprehensive Income Data
Revenues and other operating income	1,835	1,303,115	1,215,559	1,057,395
Operating expenses(2)	(1,044)	(741,548)	(592,512)	(543,889)
Operating income	791	561,567	623,047	513,506
Financial income (expense), net	95	67,687	8,564	(63,135)
Total gain (loss) on sale of non-current assets not held for sale	(1)	509	750	843
Other non-operating income	55	38,680	61,598	95,038
Income before income taxes	940	667,425	693,959	546,252
Income tax	(361)	(256,249)	(204,051)	(167,912)
Net income expense	579	411,176	489,908	378,340
Net income attributable to shareholders of the Company	254	180,532	220,154	180,784

Net income attributable to Minority interests	325	230,644	269,754	197,556
Net income per average number of shares basic and diluted (Ch$/US$)	0.03	22.01	26.84	22.04
Net income per average number of ADSs, basic and diluted (Ch$/US$)	0.93	660.32	805.25	661.24
Shares of common stock (millions)(3)		8,202	8,202	8,202
Number of ADS (millions)(4)		273	273	273
Book value per share (at period end) Ratio of earnings to fixed charges	143.10

Combined Statement of Financial Position Data
Total assets	5,477	3,889,706	4,002,717	3,833,136
Non-current liabilities	1,657	1,176,779	1,260,501	1,160,263
Equity attributable to shareholders	1,653	1,173,699	1,224,710	1,206,187
Equity attributable to Minority interests	1,217	864,219	792,346	908,398
Total equity	2,870	2,037,918	2,017,056	2,114,585
Allocated Capital	1,267	899,434	899,434	899,434
Other Combined Financial Information
Capital expenditures (CAPEX)(5)	386	273,899	266,281	206,848
Depreciation, amortization and impairment losses(6)	159	113,219	105,894	103,577

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$710.16 per U.S. dollar, as of December 31, 2015.
(2)	Operating expenses include selling and administration expense.
(3)	Represents number of shares distributed in the spin-off of Endesa Américas to shareholders of Endesa Chile.
(4)	Represents number of ADSs based on number of shares distributed in the spin-off of Endesa Américas to shareholders of Endesa Chile. One ADS represents 30 shares of Endesa Américas.
(5)	CAPEX figures represent effective payments for each year.
(6)	For further detail please refer to Notes 8 and 26 of the Notes to the Endesa Américas combined financial statements.

Available Information

Endesa Américas is subject to the informational requirements of the Exchange Act applicable to foreign private issuers with securities registered under Section 12 of the Exchange Act and in accordance therewith is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Additional information about Endesa Américas is set forth in Endesa Américas’ Annual Report on Form 20-F for the year ended December 31, 2015 and other reports filed with the SEC, which may be obtained from the SEC’s website (www.sec.gov) and inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC in Washington, D.C. 20549, at prescribed rates.

Section 9. Information Concerning the Enel Filing Persons

Description of the Business of Enersis Américas

Enersis Américas is a publicly held limited liability stock corporation that traces its origins to Compañía Chilena de Electricidad Ltda. (“CCE”), which was formed in 1921 and later nationalized in 1970. During the 1980s, the Chilean electric utility sector was reorganized and CCE’s operations were divided into one generation company and two distribution companies, one with a concession in the Valparaíso Region and the other with a concession in the Santiago metropolitan region, Compañía Chilena Metropolitana de Distribución Eléctrica S.A. From 1982 to 1987, the Chilean electric utility sector went through a process of re-privatization. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., Enersis Américas’ predecessor company, changed its name to Enersis S.A. Enersis Américas is an electricity utility company engaged, through its subsidiaries and affiliates, in the generation, transmission and distribution of electricity businesses in Argentina, Brazil, Colombia, and Peru. On March 1, 2016, the company’s name was changed from Enersis S.A. to Enersis Américas S.A. On April 21, 2016, Enersis Américas spun-off Enersis Chile S.A., which now owns and operates Enersis Américas’ former electricity generation and distribution businesses in Chile, as an independent company to the shareholders of Enersis Américas. The predecessor of Enersis Américas was organized under the laws of the Republic of Chile on June 19, 1981.

Enersis Américas’ principal executive offices are located at Santa Rosa 76, Santiago, Chile and its telephone number is +56 2 2353-4400.

Historical Summary Financial Data

The following selected financial data as of and for the three years ended December 31, 2015 was derived from the audited consolidated financial statements of Enersis Américas. In April 2016, Enersis Américas completed the spin-off of its Chilean energy generation, transmission and distribution business as Enersis Chile S.A. The selected financial information for all periods has been restated to reflect the Enersis Chile business as discontinued operations. The summary financial information should be read in conjunction with Enersis Américas’ Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference in this Offer to Purchase.

The following table sets forth Enersis Américas’ selected consolidated financial data for the years indicated:

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013(2)
	(US$ millions)		(Ch$ millions)
Consolidated Statement of Comprehensive Income Data
Revenues and other operating income	7,465	5,301,440	5,206,370	4,528,148
Operating expenses(3)	(5,698)	(4,046,682)	(3,818,370)	(3,177,080)
Operating income	1,767	1,254,758	(1,388,000)	1,351,068
Financial income (expense), net	40	28,287	(213,316)	(118,899)
Total gain (loss) on sale of non-current assets not held for sale	(9)	(6,566)	877	4,642
Other non-operating income	5	3,333	2,560	980

Income before income tax	1,802	1,279,812	1,178,121	1,237,791
Income tax expenses, continuing operations	(737)	(523,663)	(425,958)	(442,455)
Income after tax from continuing operations	1,065	756,149	752,163	795,336
Income from discontinued operations	547	388,321	215,332	318,065
Net income	1,612	1,144,470	967,495	1,113,401
Net income attributable to shareholders of the Company	932	661,587	571,873	658,514

Net income attributable to Minority interests	680	482,883	395,622	454,887
Net income (loss) from continuing operations per average number of shares basic and diluted (Ch$/US$)	0.01	8.35	8.344	9.49
Net income (loss) from continuing operations per average number of ADS (Ch$/US$)	0.59	417,50	417.00	474.50
Net income (loss) from discontinued operations per average number of shares basic and diluted (Ch$/US$)	0.01	5.13	3.31	5.08
Net income (loss) from discontinued operations per average number of ADSs (Ch$/US$)	0.36	256.50	165.50	254.00
Net income (loss) per average number of shares, basic and diluted (Ch$/US$ per share)	0.01	8.35	8.34	9.49
Net income (loss) per average number of ADSs (Ch$/US$ per ADS)	0.59	417.50	417.00	474.50
Cash dividends per share (Ch$/US$ per share)	0.01	6.21	6.71	4.25
Cash dividends per ADS (Ch$/US$ per ADS)	0.44	310.72	335.34	212.51
Weighted average number of shares of common stock (millions)		49,093	49,093	45,219
Number of ADS (millions)(4)		99.69	102.65	105.20

Consolidated Statement of Financial Position Data
Total assets	21,754	15,449,154	15,921,322	15,177,664
Non-current liabilities	3,878	2,753,965	4,447,282	3,688,940
Equity attributable to shareholders	8,486	6,026,149	6,201,976	6,168,554
Equity attributable to Minority interests	3,047	2,163,659	2,077,243	2,338,911
Total equity	11,532	8,189,808	8,279,219	8,507,464
Capital stock	8,173	5,804,448	5,804,448	5,828,040

Other Consolidated Financial Data
Capital expenditures (CAPEX)(5)	1,919	1,362,561	1,089,362	774,820
Depreciation, amortization and impairment losses(6)	507	360,354	389,073	382,631

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$710.16 per U.S. dollar, as of December 31, 2015.
(2)	Restated as a result of the application of IFRS 11.
(3)	Operating expenses include selling and administration expense.
(4)	As of December 31 of each year.
(5)	CAPEX figures represent effective payments for each year.
(6)	For further detail please refer to Note 30 of the Notes to the Enersis Américas consolidated financial statements.

Available Information

Enersis Américas is subject to the informational requirements of the Exchange Act applicable to foreign private issuers with securities registered under Section 12 of the Exchange Act and in accordance therewith is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Additional information about Enersis Américas is set forth in Enersis Américas’ Annual Report on Form 20-F for the year ended December 31, 2015, as amended, and other reports filed with the SEC, which may be obtained from the SEC’s website (www.sec.gov) and inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC in Washington, D.C. 20549, at prescribed rates.

Description of the Businesses of the Other Enel Filing Persons

The term Enel Filing Persons as used in this Offer to Purchase, refers to Enel, an Italian societá per azione, Enel Iberoamérica, S.R.L., a Spanish sociedad de responsibilidad limitada, Enel Latinoamérica S.A., a Spanish sociedad anonima, and Enersis Américas. Enel Iberoamérica is wholly-owned by Enel and Enel Latinoamérica is wholly-owned by Enel Iberoamérica. Enel Latinoamérica directly holds a 40.3% interest in Enersis Américas. Enel Iberoamérica, through its ownership of Enel Latinoamérica as well as its directly held interest in Enersis Américas of 20.3%, ultimately holds a 60.6% interest in Enersis Américas. Enel, as the ultimate parent of Enel Iberoamérica and Enel Latinoamérica also holds a 60.6% interest in Enersis Américas. Enersis Américas, in turn, currently holds a 59.98% interest in Endesa Américas.

The principal business of Enel is the integrated production, distribution, and sale of electricity and gas in 32 countries across four continents. Enel Iberoamérica is a holding company holding the Iberian and Latin American electricity and gas businesses of the Enel group of companies. Enel Latinoamérica is a holding company holding the Latin American electricity and gas businesses of the Enel group of companies, including Enersis Américas.

The business addresses of each of the Enel Filing Persons, other than Enersis Américas, are as follows:

•	Enel: Viale Regina Margherita 137, 00198 Rome, Italy

•	Enel Iberoamérica, S.R.L: Ribera del Loira 60, 28042 Madrid, Spain

•	Enel Latinoamérica, S.A.: Ribera del Loira 60, 28042 Madrid, Spain

The Enel Filing Persons’ Directors and Executive Officers

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the Enel Filing Persons is set forth on Annex A to this Offer to Purchase.

To the best knowledge of the Enel Filing Persons, none of the Enel Filing Persons or any of the persons listed on Annex A to this Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, to the best knowledge of the Enel Filing Persons, none of the Enel Filing Persons or any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of the Enel Filing Persons or any of the persons so listed beneficially owns or has a right to acquire any common stock or ADSs of Endesa Américas.

Except as set forth elsewhere in this Offer to Purchase, to the best knowledge of the Enel Filing Persons, none of the Enel Filing Persons or any of the persons listed in Annex A to this Offer to Purchase or any associate or majority-owned subsidiary of the Enel Filing Persons has effected any transaction in common stock or ADSs of Endesa Américas during the past sixty (60) days.

Section 10. Source and Amount of Funds.

Funding.

We expect that Ch$145,389 million will be required to purchase the Shares and ADSs tendered in the U.S. Offer, if the U.S. Offer is fully subscribed at the Tender Offer Price of Ch$300 per Share or Ch$9,000 per ADS, of which approximately Ch$873 million will be required to pay related professional fees and expenses. We expect to pay the aggregate Tender Offer Price for the U.S. Offer using our working capital, including remaining proceeds from a global rights offering completed in 2013.

Section 11. Effect of the Offers on the Market for the Shares and ADSs; Exchange Act Registration.

If the conditions to the completion of the Offers are satisfied or waived, immediately after the completion of the Offers, Endesa Américas and Chilectra Américas will merge with and into Enersis Américas and Enersis Américas will be the surviving corporation in the Merger. When the Merger is completed, the Endesa Américas Shares and ADSs will no longer be traded on the Chilean Stock Exchanges or the NYSE, respectively, and the registration of the Endesa Américas Shares in the Securities Registry of the SVS and of the Endesa Américas ADSs under the Exchange Act will be terminated. In addition, Endesa Américas will no longer be required to file reports pursuant to the Exchange Act and the Endesa Américas ADS facility will be terminated.

For a more detailed description of the foregoing, see “Special Factors — Section 5. Certain Effects of the Offers.”

Section 12. Conditions of the U.S. Offer.

The U.S. Offer will be conditioned upon the following items:

•	the approval of the Merger of Endesa Américas and Chilectra Américas into Enersis Américas by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas;

•	less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the Merger, provided that no shareholder will own more than 65% of Enersis Américas on the day of expiration of the period to exercise statutory merger dissenters’ withdrawal rights by dissenting shareholders, considering the number of shares in the new share capital of Enersis Américas to be approved by the extraordinary shareholders’ meetings of Enersis Américas, Chilectra Américas and Endesa Américas; and

•	the absence of any Material Adverse Effect (as defined below).

“Material Adverse Effect” means any change, effect or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or financial condition of Endesa Américas and its subsidiaries, taken as a whole; provided that for purposes of determining a Material Adverse Effect, any changes, effects or occurrences originating or attributable to any of the following causes, individually or in the aggregate, will not be taken into account: (i) any change in the general economic conditions in Chile, or of its financial markets, unless the respective change, effect or occurrence disproportionately affects Endesa Américas; (ii) any change or condition that affects the market for the generation, distribution, transmission, transformation and/or sale of electrical energy in Chile, unless the respective change or condition disproportionately affects Endesa Américas; (iii) any change in the applicable accounting standards or any adoption, proposal, implementation or change in legal rules or regulations for Endesa Américas or of the official interpretation of the same (including in tax matters); (iv) the commencement or escalation of war hostilities or any act of terrorism or civil disturbances in or involving Chile, unless the change, effect or occurrence disproportionately affects Endesa Américas; (v) the worsening of global conditions or conditions in Chile, in terms of the economy, business, regulatory, politics, market conditions, or the decline of the stock market in the U.S., Chile, Europe, or other countries, or in the shares of Enel, or of Endesa Américas, or in the global or local financial or capital markets, or the worsening of the cost of credit or access to loans, in general terms, of Enersis Américas, unless the change, effect or occurrence disproportionately affects Endesa Américas; (vi) the elimination of the euro or the discontinuation of the euro by the countries that currently use the euro as their official currency; (vii) any change resulting or arising from hurricanes, earthquakes, floods, other natural disasters or force majeure, unless such change, effect or occurrence disproportionately affects Endesa Américas; or (viii) if Endesa Américas does not achieve any of its internal or public projections, guidance or estimates of performance, revenues or profits. For purposes of this definition the word “disproportionately” means with respect to clauses (i), (ii), (iv), (v) and (vii): (a) that the profits on a monthly basis, for the three consecutive calendar months beginning with the month in which the respective event occurs, has been negatively affected in an amount that is equivalent to 100% of the monthly average of the profits calculated during the period of 12 months prior to the month in which the event occurs; (b) that the negative impact on the monthly profit during the three month period referenced in (a) above would be a direct consequence of the occurrence of one of such events; and (c) that the same event has negatively impacted Endesa Américas in an amount at least two times more than the two main competitors of Endesa Américas in the Chilean market.

See “Special Factors — Section 1. Background of the Transactions”.

Section 13. Certain Legal Matters; Regulatory Approvals.

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, file reports and information statements and other information with the SEC. We have also filed with the SEC a combined Schedule TO and Schedule 13E-3 with respect to the Shares and ADSs under cover of Schedule TO, which includes additional information relating to the U.S. Offer.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares or ADSs pursuant to the U.S. Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares or ADSs pursuant to the U.S. Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares or ADSs tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Chilean Securities Law

In accordance with Article 12 of the Chilean Securities Act, Enersis Américas must report the results of the Offers to the SVS and the relevant Chilean Stock Exchanges on the trading day following the date on which Enersis Américas acquires more than 10% of the Shares (including ADSs) pursuant to the Offer.

Antitrust and Regulatory Laws

Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Because Enersis Américas already owns more than 50% of the outstanding voting shares or Endesa Américas, Enersis Américas believes that the HSR Act is not applicable to the purchase of the Shares and/or the ADSs pursuant to the Offers and that such purchase will not violate such antitrust laws.

There are no requirements under Chilean law that the Chilean Antitrust Authority (the “CAA”) be notified of the Offers. The CAA does, however, have broad authority to investigate any intended transaction that the CAA determines is likely to cause an adverse effect on, or lessen, competition. Although it is not anticipated that the CAA will investigate the Offers, no assurance can be given that the CAA will not determine that the Offers are anticompetitive and subject to the scrutiny of the CAA.

Section 14. Extension of the U.S. Offer; Termination; Amendment.

In addition, we expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the U.S. Offer is open and thereby delay acceptance for payment of, and payment for, any Shares or ADSs. We will effect any such extension by giving oral or written notice of such extension to the U.S. Share Tender Agent and the ADS Tender Agent and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the U.S. Offer and reject for payment and not pay for any Shares or ADSs not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares or ADSs upon the occurrence of any of the conditions specified in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” by giving oral or written notice of the termination or postponement to the U.S. Share Tender Agent and the ADS Tender Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares or ADSs which we have accepted for payment is limited by the Tier II exemption under Rule 14d-1(d), which requires that we must pay the consideration offered or return the Shares or ADSs tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” have occurred or are deemed by us to have occurred, to amend the U.S. Offer prior to the Expiration Date for any reason. Amendments to the U.S. Offer may be made at any time and from time to time by public announcement. In the case of an extension of the U.S. Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the U.S. Offer will be disseminated promptly to Share and ADS holders in a manner reasonably designed to inform Share and ADS holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the U.S. Offer or the information concerning the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14e-1(a) and 14d-4(d) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the U.S. Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the U.S. Offer. If (i) we make any change to increase or decrease the price to be paid for the Shares and ADSs, and (ii) the U.S. Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Share and ADS holders in the manner specified in “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment”, the U.S. Offer will be extended such that the expiration date is at least ten business days after notice of the increase or decrease in the price as announced. For purposes of the U.S. Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight (the end of the day), New York City time.

Section 15. Fees and Expenses.

We have retained Georgeson LLC to act as Information Agent, Computershare Trust Company, N.A to act as U.S. Share Tender Agent, Citibank, N.A. to act as ADS Tender Agent and BTG Pactual US Capital, LLC to act as Dealer Manager for the U.S. Offer in connection with the U.S. Offer. The Dealer Manager for the U.S. Offer and the Information Agent may contact holders of Shares or ADSs by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Share and ADS holders to forward materials relating to the U.S. Offer to beneficial owners. The Dealer Manager for the U.S. Offer, Information Agent, U.S. Share Tender Agent and ADS Tender Agent will receive reasonable and customary compensation for their respective services, will be reimbursed by Enersis Américas for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the U.S. Offer, including certain liabilities under the federal securities laws.

It is estimated that the expenses incurred by Enersis Américas in connection with the U.S. Offer will be approximately as set forth below:

ADS Tender Agent	US$10,000
U.S. Share Tender Agent	US$20,000
Information Agent	US$53,000
Dealer Manager for the U.S. Offer	US$250,000
Legal Fees and Related Expenses	US$800,000
Filing Fees and Related Fees	US$25,000
Printing, Mailing and Distribution Expenses	US$75,000
Miscellaneous	US$54,000
Total	US$1,287,000

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Dealer Manager for the U.S. Offer as described above) for soliciting tenders of Shares or ADSs pursuant to the U.S. Offer. Share or ADS holders holding Shares or ADSs through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Share or ADS holders tender Shares or ADSs through the brokers, dealers and other nominee Share or ADS holders and not directly to the U.S. Share Tender Agent or ADS Tender Agent, as applicable. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer and related materials to the beneficial owners of Shares or ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager for the U.S. Offer, the Information Agent, the U.S. Share Tender Agent or the ADS Tender Agent for purposes of the U.S. Offer.

Section 16. Miscellaneous.

The U.S. Offer is being made to all holders of Shares resident in the United States and to all holders of ADSs. The U.S. Offer is not being made to holders of Shares resident outside the United States, who are eligible to participate in the Chilean Offer. We are not aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Shares or ADSs pursuant to the U.S. Offer is restricted or prohibited by administrative or judicial action pursuant to any valid U.S. state statute. If we become aware of any valid U.S. state statute restricting or prohibiting the making of the U.S. Offer or the acceptance of Shares or ADSs pursuant to the U.S. Offer, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after such good faith effort, we cannot comply with such applicable statute, the U.S. Offer will not be made to, nor will tenders be accepted from or on behalf of, the Share or ADS holders in such jurisdiction.

Pursuant to Rule 14d-3 and Rule 13e-3 promulgated under the Exchange Act, we have filed with the SEC a combined Schedule TO and Schedule 13E-3 with respect to the Shares and ADSs under cover of Schedule TO, which contains additional information relating to the U.S. Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in “The U.S. Offer — Section 9. Information Concerning Enersis Américas” with respect to information concerning us. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the U.S. Offer other than those contained in this Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal or ADS Notice of Guaranteed Delivery or in the other documents that constitute a part of the U.S. Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Enersis Américas Board of Directors, the U.S. Share Tender Agent, the ADS Tender Agent, the Dealer Manager for the U.S. Offer or the Information Agent.

September 14, 2016.	ENERSIS AMÉRICAS S.A.

Annex A

Directors and Executive Officers of Endesa Américas S.A. and the Enel Filing Persons

The following table sets forth the information regarding each director and executive officer of Enel S.p.A., Enel Iberoamérica, S.R.L., Enel Latinoamérica, S.A. and, Enersis Américas S.A. (the “Enel Filing Persons”) and Endesa Américas S.A.

To the knowledge of the Enel Filing Persons and Endesa Américas S.A., none of the Enel Filing Persons nor Endesa Américas S.A., or any of the persons listed in this Annex A has been, during the past five (5) years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The principal business addresses of the Enel Filing Persons and Endesa Américas S.A. are as follows:

1.	Enel S.p.A.: Viale Regina Margherita 137, 00198 Rome, Italy; Telephone: +39 06 8305 2081.

2.	Enel Iberoamérica, S.R.L.: c/o Endesa, S.A. Ribera del Loira 60, 28042 Madrid, Spain, Telephone: +34 912 13 10 00.

3.	Enel Latinoamérica, S.A.: c/o Endesa, S.A. Ribera del Loira 60, 28042 Madrid, Spain, Telephone: +34 912 13 10 00.

4.	Enersis Américas S.A.: Santa Rosa 76, Santiago, Chile, Telephone: +56 2 2353 4639.

5.	Endesa Américas S.A.: Santa Rosa 76, Santiago, Chile, Telephone: +56 2 2630 9000

I.	Enel S.p.A.

A.	Directors

The present business address of each of the following Directors is c/o Enel S.p.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Maria Patrizia Grieco (Italy)	• Director of Amplifon S.p.A. (hearing solutions) (April 2016 — Present) Via Ripamonti, 133, 20141 (MI), Italy

• Director of Ferrari S.p.A. (car manufacturer) (April 2016 — Present) Via Abetone Inferiore No. 4, I-41053 Maranello (MI), Italy

• Director of Italian Foundation MAXXI — National Museum of XXI Century Arts (museum) (February 2016 — Present) Via Guido Reni, 4, 00196 (RM), Italy

• Director of Bocconi University (November 2014 — Present) Via Roberto Sarfatti, 25 — 20100 (MI), Italy

• Member of Steering Committee of Assonime (labor union) (September 2014 — Present) Piazza Venezia 11,00187 (RM), Italy

• Chairman of Enel Cuore Onlus (June 2014 — Present) c/o Enel S.p.A.

• Chairman of Enel S.p.A. (May 2014 — Present)

• Director of Anima Holding (fund manager) (March 2014 — Present) Corso Giuseppe Garibaldi, 99 — 20121 (MI), Italy

ANNEX-A-1

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
• Director of CNH Industrial (Formerly Fiat Industrial S.p.A.) (capital goods company) (April 2012 — April 2016) 25 St. James’s Street — London, United Kingdom

• Director of Olivetti S.p.A. (mobile and telecom manufacturer) (June 2014 — October 2014)

• Chairman of Olivetti S.p.A. (mobile and telecom manufacturer) (June 2011 — June 2014)

• Chief Executive Officer of Olivetti S.p.A. (mobile and telecom manufacturer) (November 2008 — March 2013)Via Jervis 77, 10015 Ivrea (TO), Italy

• Chief Executive Officer of Centro Studi Enel Foundation (June 2014 — Present) Via Arno 64, 00198 (RM), Italy

Francesco Starace (Italy)	• Chief Executive Officer of Enel S.p.A. (May 2014 — Present)
• Chief Executive Officer of Enel Green Power S.p.A. (October 2008 — May 2014) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Co-Chair of the World Economic Forum’s Energy Utilities and Energy Technologies Community (nonprofit) (January 2016 — Present)

• Member of the Board of Directors of the United Nations Global Compact (intergovernmental organization) (May 2015 — Present)

• Member of the Advisory Board of the United Nations Sustainable Energy 4 All Initiative (intergovernmental organization) (June 2014 — Present)

• Vice Chairman of Endesa, S.A. (June 2014 — Present)

• Director of Enel Iberoamérica, S.R.L. (June 2014 — Present)

• Vice Chairman of Enersis Américas S.A. (April 2015 — April 2016)

• Vice Chairman of Enersis Chile S.A. (March 2016 — April 2016) c/o Enersis Américas S.A.

• Member of the Board of Directors of Fulbright Association (nonprofit) (November 2012 — Present)

• Member of the Advisory Board of the Universita Politecnico di Milano (January 2014 — Present) Piazza Leonardo da Vinci, 32 — 20133 (MI), Italy

• Vice Chairman of the Fondazione Italia-Giappone (non-profit) (February 2011 — Present) Via Sallustiana, 29, 00187 (RM), Italy

• Member of the Advisory Board of the Human Foundation (non-profit) (November 2013 — Present)

ANNEX-A-2

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
• Member of the Corporate Advisory Board of the Luiss Business School (March 2015 — Present) Viale Pola, 12 (RM), Italy

• Member of the Board of the Italian Institute of Technology Foundation (research institute) (February 2015 — Present)

• Member of the International Business Council of the World Economic Forum (non-profit) (February 2016 — Present)

• Member of the Board of Directors of Confindustria (Italian employer’s federation) (May 2015 — Present)

• Member of the Advisory Board of Confindustria (Italian employer’s federation) (May 2016 — Present) Viale dell’Astronomia, 30, 00144 (RM), Italy

Alfredo Antoniozzi (Italy)	• Member of the European Parliament (Justice Commission, Legal Commission, Constitutional Affairs Commission) (government) (2004 — 2014)Rue Wiertz/Wiertzstraat 60, B-1047 Brussel, Belgium

• Counsellor for Heritage and Special Projects at the Municipality of Rome (local government) (2008 — 2012) Piazza del Campidoglio 1, 00186 (RM), Italy

• Director of Enel S.p.A. (May 2015 — Present)

Alessandro Banchi (Italy)	• Chairman of the supervisory board of Biotest A.G. (biotherapeutic drug company) (May 2012 — Present) Landsteinerstraße 5, 63303 Dreieich, Germany

• Member of the Board of Directors of Esteve S.A. (pharmaceutical company) (2016 — Present) Av. de la Mare de Déu de Montserrat, 221 — 08041 Barcelona, Spain

Alberto Bianchi (Italy)	• Director of Enel S.p.A. (May 2012 — Present)
• Partner at Bianchi and Associates Law Firm (August 2001 — Present) Via Palestro 3 — 50123 (FI), Italy

• Member of Steering Committee at Cassa di Risparmio Foundation (non-profit) (March 2016 — Present) Via Bufalini 6 — 50122 (FI), Italy

• Chairman of Edizioni di Storia e Letteratura (publisher) (1998 — Present) Via delle Fornaci, 38 — 00165 (RM), Italy

• Chairman of Dada S.p.A. (digital services company) (2011 — 2013) Viale della Giovine Italia 17 — 50122 (FI), Italy

• Commissioner (as appointed by the Ministry of Economy and Finance) for the winding up of Fintecna Group companies (government) (July 2007 — Present)

• Director of Fondazione Open (think tank) (November 2013 — Present)

ANNEX-A-3

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Paola Girdinio (Italy)	• Director of Enel S.p.A. (May 2014 — Present)
• Professor at the University of Genoa (2000 — Present)

• Headmaster of the Faculty of Engineering at the University of Genoa (2008 — 2012)

• Board member of the University of Genoa (2012 — 2016) Via Balbi 5 — 16126 (GE), Italy

• Board member of Banca Carige S.p.A. (bank) (2016 — Present) Via di Cassa di Risparmio 15 — 16123 (GE), Italy

• Chairman of the Cyber Security National Lab (research institution) (2015 — Present) Via Salaria, 113 — 00198 (RM), Italy

• Board member of Ansaldo Energia S.p.A. (power engineering company) (2014 — 2016) Via Nicola Lorenzi, 8 — 16152 (GE), Italy

• Board member of D’Appolonia S.p.A. (engineering firm) (2011 — Present) Via San Nazaro, 19 — 16145 (GE), Italy

• Board member of Ansaldo STS S.p.A. (transportation company) (2011 — 2014) Via Paolo Mantovani, 3 — 5, 16151 (GE), Italy

• Board member of Distretto Ligure delle Tecnologie Marine (think tank) (2010 — 2014) Via delle Pianazze, 74 — 19136 (SP), Italy

• President of the Scientific Committee for the Town of Genoa “Smart City” Project (local government) (2011 — Present) Via della Posta, 8 — 20123 (MI), Italy

• Member of the Genoa Regency Board of the Banca d’Italia (bank) (2011 — 2016) Via Dante, 3 — 6121 (GE), Italy

• Member of the Scientific Committee of Eurispes (science research network) (2013 — Present) Via Cagliari, 14 — 00198 (RM), Italy

Alberto Pera (Italy)	• Chief of Counsel at Gianni, Origoni, Grippo, Cappelli & Partners Law Firm (January 2015 — Present)

• Partner at Gianni, Origoni, Grippo, Cappelli & Partners Law Firm (2001 — 2014) Via delle Quattro Fontane 20 — 00184 (RM), Italy

Anna Chiara Svelto (Italy)	• Director of Enel S.p.A. (May 2014 — Present)
• Chief of Corporate Affairs and Compliance of the Pirelli Group (tire manufacturer) (October 2000 — May 2016)

• Secretary of the Board of Directors of the Pirelli Group (tire manufacturer) (2003 — May 2016) Viale Piero e Alberto Pirelli 25 — 20126 (MI), Italy

ANNEX-A-4

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Director of ASTM (international standards organization) (April 2016 — Present)

• Member of the Remuneration Committee of ASTM (international standards organization) (April 2016 — Present) Corso Regina Margherita, 165 — 10144 (TO), Italy

• Director of the Control and Risk and Corporate Governance Committees of Prelios S.p.A. (asset management group) (April 2013 — February 2014)

• Member of the Control and Risk and Corporate Governance Committees of Prelios S.p.A. (asset management group) (April 2013 — February 2014) Viale Piero e Alberto Pirelli, 27 — 20126 (MI), Italy

• Legal and Corporate Affairs Chief Officer of UBI Banca (bank) (June 2016 — Present) Piazza Vittorio Veneto, 8 — 24122 (BG), Italy

• Director of Enel S.p.A. (May 2014 — Present)

Angelo Taraborrelli (Italy)	• Director of Enel S.p.A. (May 2011 — Present)
• Distinguished Associate of Energy Market Consultants (consulting firm) (2010 — Present)

B.	Executive Officers

The present business address of each of the following Executive Officers is c/o Enel S.p.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francesca Di Carlo (Italy)	• Head of Human Resources and Organization of Enel S.p.A (July 2014 — Present)

• Head of Audit of Enel S.p.A. (January 2008 — July 2014)

• Chairman of the board of directors of Enel Open Fiber S.p.A. (December 2015 — present) Via Giosué Carducci, 1 — 3 (MI), Italy

• Board member of Enel Italia S.R.L. (April 2015 — Present) Viale Regina Margherita, 125 (RM), Italy

• Board member of Enersis S.A. (April 2015 — April 2016) c/o Enersis Américas S.A.

• Board member of Enersis Chile S.A. (March 2016 — April 2016) c/o Enersis Américas S.A.

Alberto De Paoli (Italy)	• Chief Financial Officer of Enel S.p.A. (November 2014 — Present)
• Chairman of the Board of Enel Green Power S.p.A. (December 2014 — Present)

• Head of Group Strategy of Enel S.p.A. (2012 — 2014)

ANNEX-A-5

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Chief Financial Officer of Enel Green Power S.p.A. (2008 — 2012) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board member of Enel Italia S.R.L. (April 2015 — Present) Viale Regina Margherita, 125 (RM), Italy

• Board member of Enersis S.A. (April 2013 — April 2016) c/o Enersis Américas S.A.

• Board member of Enersis Chile (March 2016 — April 2016) c/o Enersis Américas S.A.

Ryan O’Keeffe (South Africa)	• Head of Communications for Enel S.p.A. (October 2014 — Present)
• Associate in Finsbury (public relations company) (2006 — 2008)
• Associate Partner in Finsbury (public relations company) (2008 — 2011)

• Partner in Finsbury (public relations company) (2011 — 2014) 45, Moorfields — London EC2Y 9AE

• Board Member of Enel Cuore Onlus (February 2015 — Present) Viale Regina Margherita, 125 (RM), Italy

Ernesto Ciorra (Italy)	• Head of the Innovation and Sustainability Office of the Enel S.p.A. (September 2014 — Present)

• Founder and CEO of Ars et Inventio (consulting firm) (December 2003 — September 2014) Via Sicilia, 43 — 00187 (RM), Italy

• Partner of Business Integration Partners S.p.A. (consulting firm) (January 2009 — September 2014) Piazza San Babila, 5 (MI), Italy

Giulio Fazio (Italy)	• Head of Legal and Corporate Affairs of Enel S.p.A. (January 2016 — Present)
• Head of Legal and Corporate Affairs of Country Italy of Enel S.p.A. (2014 — Present)
• Head of Legal and Corporate Affairs of Enel Green Power S.p.A. (2009 — 2014) Viale Regina Margherita, 125 — 00198 (RM), Italy
• Board member of Enersis Chile S.A. (April 2016 — Present) c/o Enersis Américas S.A.

Simone Mori	• Head of European Affairs of Enel S.p.A. (July 2014 — Present)
(Italy)
• Chairman of Assoelettrica (labor union) (May 2016 — Present) Via Benozzo Gozzoli, 24 — 00142 (RM), Italy

• Head of Regulatory, Environment and Innovation of Enel S.p.A. (2011 — 2014)

ANNEX-A-6

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
• Head of Carbon Strategy of Enel S.p.A. (2009-2014)

• Senior Transatlantic Fellow of the German Marshall Fund (think tank) (2013 — Present) 1744 R St, NW — Washington, DC 20009

• Professor of Economics of Energy Business of La Sapienza University (University) (2011 — Present) Piazzale Aldo Moro, 5 — 00185 (RM), Italy

• Professor of Economics of Energy Business of LUISS Guido Carli (University) (2012 — Present) Viale Romania, 32 — 00197 (RM), Italy

• Vice President of Assoelettrica (labor union) (2007 — 2014) Via Benozzo Gozzoli, 24 — 142 (RM), Italy

• Chairman of business association Assolombarda’s Energy Commodity Group (business association) (2008-2012) Via Pantano 9-20122 (MI), Italy

• President of the Industrial Union of Rome’s Energy Section (union) (2011-2015) Piazza del Campidoglio 1(RM), Italy

Silvia Fiori	• Head of Audit of Enel S.p.A. (July 2014 — Present)
(Italy)
• Head of Audit of Enel Green Power S.p.A. (2008 — March 2014) Viale Regina Margherita, 125 — 00198 (Rm), Italy

Francesco Buresti (Italy)	• Head of Global Procurement of Enel S.p.A. (February 2012 — Present)
• General Director of Purchasing for Endesa, S.A. (June 2008 — March 2013) c\o Enel Iberoamérica, S.R.L.

• Board member of Endesa Chile S.A. (April 2012 — Present) c/o Enersis Américas S.A.

• Board member of Endesa Américas S.A. (March 2016 — Present) c/o Enersis Américas S.A.

Carlo Bozzoli (Italy)	• Head of Global Information and Communications Technology of Enel S.p.A. (July 2014 — Present)

• Head of Network Commercial Services for the Infrastructure & Networks Division in Italy of Enel S.p.A. (2009 — 2014)

Claudio Machetti (Italy)	• Head of Global Trading and Upstream Gas Business Line of Enel S.p.A. (March 2016 — Present)

• Head of Global Trading Business Line of Enel S.p.A. (July 2014 — March 2016)

• Head of the Risk Management Department of Enel S.p.A. (July 2009 — June 2014)

ANNEX-A-7

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Chairman of the Board of Enel Trade S.p.A. (August 2014 — Present)

• General Manager for Global Trading activities of Enel Trade S.p.A. (August 2014 — Present) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board member of Fondazione Centro Studi Enel (April 2015 — Present) Via Arno 64, 00198 (RM), Italy

• Board member of Endesa, S.A. (2007 — 2012) c/o Enel Iberoamérica, S.R.L.

• Board member of Enel Produzione S.p.A. (2007 — 2012) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board member of Enel Distribuzione S.p.A. (2007 — 2012) Via Ombrone, 2 — 00198 (RM), Italy

• Board member of Enel Energia S.p.A. (2007 — 2012) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board member of Enel Re L.t.d. (2000 — 2012) 25-28 Adelaide Road — Dublin, 2 — Ireland

• Supervisory Board member of Enel Insurance NV (2012 — 2014) Herengracht 471, 1017 BS Amsterdam, The Netherlands

• Board member of Enel New Hydro S.R.L. (2007 — 2009) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board member of Enel Investment Holding B.V. (2005 — 2012) Herengracht 471, 1017 BS Amsterdam, The Netherlands

• Board member of Terna S.p.A. (energy company) (2007 — 2011) Viale Egidio Galbani, 70 — 00156 (RM), Italy

Carlo Tamburi (Italy)	• Head of Country Italy of Enel S.p.A. (July 2014 — Present)
• Head of International Division of Enel S.p.A (January 2008 — June 2014)

• Chairman with powers of Enel Italia S.R.L. (November 2014 — Present)Viale Regina Margherita, 125 — 00198 (RM), Italy

• Chairman with powers of Enel Energia S.p.A. (August 2014 — November 2014) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Chairman with powers of Enel Servizio Elettrico S.p.A. (August 2014 — November 2014) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board Member of Enel Produzione S.p.A. (August 2014 — December 2014) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board Member of PJSC Enel Russia (June 2008 — February 2015) 10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

ANNEX-A-8

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Vice Chairman of the Supervisory Board of Slovenske Elektrarne AS (electric company) (April 2006 — May 2015) Mlynské nivy 47, 821 09 Bratislava — Slovenská Republika

• Board Member of Enel Green Power S.p.A. (November 2008 — April 2013) Viale Regina Margherita, 125 — 00198 (RM), Italy

• Board Member of Enel Investment Holding BV (June 2008 — May 2014) Herengracht 471, 1017 BS Amsterdam, The Netherlands

• Board Member of Enel Energy Europe S.R.L. (now Enel Iberoamérica, S.R.L.) (March 2006 — June 2009) c/o Enel Iberoamérica, S.R.L.

José Damián Bogas Gálvez (Spain)	• Chief Executive Officer of Endesa, S.A. (October 2014 — Present)
• Chairman of Elcogas, S.A. (power plant company) (May 1997 — Present) Carretera de Calzada de Calatrava, km 27 — 13500 Puertollano, Ciudad Real, Spain

• Director of Endesa Generación Portugal, S.A. (December 2005 — January 2015) Qta da Fonte, Edif. D. Manuel Piso 0, Ala B — 2780-730 Paço de Arcos, Portugal

• Director of Enel Green Power España SL (December 2014 — Present) c/o Enel Iberoamérica, S.R.L.

• Director of Compañía Operadora del Mercado Español de la Electricidad, S.A. (electricity market manager) (November 1998 — Present) Calle Alfonso XI, nº 6, 28014 Madrid — Spain

• Director for Iberia of Enel S.p.A. (October 2014 — Present)

• Chief Operating Officer for Spain and Portugal of Endesa, S.A. (October 2014 — Present)

Luca D’Agnese (Italy)	• Chief Executive Officer of Enersis Chile S.A. (March 2016 — Present) c/o Enersis Américas S.A.

• Country Manager Chile of Enel S.p.A. (March 2016 — Present)

• Chief Executive Officer of Enersis Américas S.A. (January 2015 — Present)

• Director of Enel Brazil (April 2015 — Present) Praça Leoni Ramos, 1 — Boa Viagem, Niterói, Rio de Janeiro — Brasil

• Director of Latin America Division of Enel S.p.A. (January 2015 — Present)

• Chairman of the Board of Directors of Enel Latinamérica, S.R.L. (February 2015 — Present)

ANNEX-A-9

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Board member of Enel Iberoamérica, S.R.L. (February 2015 — Present)

• Chairman of the Board of Directors and Chief Executive Officer of Slovenské Elektrárne (electric company) (2014 — 2015) Mlynské nivy 47, 821 09 — Bratislava, Slovenská Republika

• Country Manager Slovakia of Enel S.p.A. (2014 — 2015)

• Director of the Eastern European Division of Enel S.p.A. (2014 — 2015)

• Chairman of the Board of Directors and Chief Executive Officer of Enel Romania (2011 — 2014) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Directors of Enel Distributie Muntenia (2011 — 2014) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Directors of Enel Distributie Banat (2011 — 2014) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Directors of Enel Distributie Dobrogea (2011 — 2014) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Directors of Enel Energie Muntenia (2011 — 2014) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Directors of Enel Energie (2011 — 2014) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Country Manager Romania of Enel S.p.A. (2011 — 2014)

Francesco Venturini (Unites States)	• General Manager of Enel Green Power S.p.A. (2014 — Present) Viale Regina Margherita, 125 (RM), Italy

• Chief Executive Officer of Enel Green Power S.p.A. (2014 — Present)

• President of Enel Green Power North America, Inc. (2011-2014)

• Chief Executive Officer of Enel Green Power North America, Inc. (2011-2014) One Tech Drive Suite 220 Andover, MA 01810 United States of America

ANNEX-A-10

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

Robert Deambrogio (Italy)	• Head of Europe and North Africa of Enel S.p.A (April 2016 — Present)
• Head of Eastern Europe of Enel S.p.A. (2015 — April 2016)
• Head of Italy and Europe Area of Enel S.p.A. (2010 — 2015)

• Chairman of the Board of De Rock S.R.L. (energy) (September 2014 — April 2015) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Gv Energie Rigenerabili Ital-Ro S.R.L. (electric producer) (September 2014 — April 2015) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board Elcomex Solar Energy S.R.L. (energy) (September 2014 — April 2015) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Enel Green Power Romania S.A. (December 2008 — April 2015) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

• Chairman of the Board of Enel Green Power Hellas (December 2010 — April 2015) 4, Gravias Str., 151 25 Maroussi, Athens — Greece

• Chairman of the Board of Taranto Solar S.R.L. (plant management company) (July 2010 — April 2015) Via Caduti Di Sabbiuno, 1 — Anzola Dell’emilia, 40011 (BO), Italy

• Chairman of the Board of Enel Green Power Bulgaria (February 2011 — April 2015) 9, Fridtioff Nansen Boulevard — Sofia, 1142 Bulgaria

• Chairman of the Board Enerlive S.R.L. (energy company) (March 2011 — April 2015) c/o Enel S.p.A.

• Chairman of the Board Maicor Wind S.R.L. (energy company) (March 2011 — April 2015) c/o Enel S.p.A.

• Chairman of the Board Enel Green Power España (March 2014 — April 2015) c/o Enel Iberoamérica, S.R.L.

• Board member of Enel Green Power R.S.A. (Pty) Ltd (May 2014 — May 2015) Fifth Floor, Block B, 102 Rivonia Road, Sandton — South Africa

ANNEX-A-11

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Board member of PJSC Enel Russia (June 2015 — Present) 10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

• Supervisory Board member Slovenske Elektrarne AS (electric company) (May 2015 — Present) Mlynské nivy 47, 821 09 Bratislava — Slovenská Republika

• Chairman of the Board Energia Eolica S.R.L. (April 2013 — April 2015) c/o Enel S.p.A.

• Board member of Enel Green Power CAI Agroenergy S.R.L. (January 2011 — March 2015) Viale Regina Margherita, 125 (RM), Italy

• Sole Director of Enel Green Power Calabria S.R.L. (May 2010 — April 2015) Viale Regina Margherita, 125 (RM), Italy

Enrico Viale (Italy)	• Head of Global Thermal Generation of Enel S.p.A. (April 2016 — Present)
• Head of Global Generation of Enel S.p.A. (July 2014 — April 2016)
• Country Manager of Enel Russia (2013 — 2014)

• Chief Executive Officer of Enel Russia (2013 — 2014)

• Chief Executive Officer of Enel OGK — 5 (new brand Enel Russia from 2013) (2010 — 2013)

• Chief Operating Officer of Enel Russia (2008 — 2013) 10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

• Board member of PJSC Enel Russia (2010 — 2013) 10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

• Board member of Endesa, S.A. (October 2014 — Present) c/o Enel Iberoamérica, S.R.L.

• Chairman of the Board of Empresa Nacional de Electricidad S.A. (November 2014 — April 2016) c/o Enersis Américas S.A.

• Chairman of the Board of Endesa Américas S.A. (March 2016 — April 2016)

• Board member of Enersis Américas S.A. (April 2016 — Present)

• Board member of Arctic Russia B.V. (energy company) (October 2008 — November 2013) Strawinskylaan 1725 1077 XX Amsterdam, The Netherlands

• Board member of RES Holding B.V. (IT service company) (May 2012 — March 2015) Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands

ANNEX-A-12

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Board member of Enel Produzione SpA as Chairman of the Board (August 2014 — December 2014) Viale Regina Margherita, 125 (RM), Italy

• Board member of CESI — Centro Elettrotecnico Sperimentale Italiano Giacinto Motta S.p.A. (consulting firm) (November 2014 — Present) Via Rubattino 54, 00134 (MI), Italy

Livio Gallo (Italy)	• Head of Global Infrastructure and Networks Business Line of Enel S.p.A. (July 2014 — Present)

• Head of Infrastructure and Networks Division of Enel S.p.A. (2008 — June 2014)

• Board Member of Directors of Enel Open Fiber, S.A. (2016 — Present) Via Giosué Carducci, 1/3 (MI), Italy

• Board Member of Enersis Américas, S.A. (April 2016 — Present)

• Chairman of the Board of directors Chilectra Américas, S.A. (March 2016 — April 2016) c/o Enersis Américas S.A.

• Chairman of the Board of Directors of Chilectra, S.A. (2014 — 2016) c/o Enersis Américas S.A.

• Chairman of the Board of Directors of Enel Sole (2005 — 2015) Viale di Tor di Quinto, 45/47 — 00191 (RM), Italy

• Board Member of Endesa, S.A. (2014 — Present) c/o Enel Iberoamérica, S.R.L.

• Board Member of CESI S.p.A. (consulting firm) (2014 — Present) Via Rubattino, 54 I-20134 (MI), Italy

• Chairman of Enel Rete Gas (2006 — 2013) Via Carlo Serassi, 17, Bergamo (BG), Italy

• Deputy Chairman of the European Distribution System Operators for Smart Grids Association (distribution system operators’ association) (2010 — 2013)

•       Chairman and Founding Member of the European Distribution System Operators for Smart Grids Association (distribution system operators’ association) (2010 — 2013)
Rue de la Science 14B,1040 Brussels, Belgium

• Chairman of the Board of Directors of Enel Distribuzione (new brand e-distribution from 01/07/16) (2005 — 2009 and 2015 — Present)

• Chief Executive Officer of Enel Distribuzione (new brand e-distribution from 01/07/16) (2009 — 2014)

• Member of the Board of Directors of Enel Distribuzione (new brand e-distribution from 01/07/16) (2009 — 2014) Via Ombrone, 2 — 00198 (RM), Italy

• Chief Executive Officer of Deval (automation) (2005 — 2011) Rue Clavalité, 8 — 11100 Aoste (AO), France

ANNEX-A-13

II.	Enel Iberoamérica, S.R.L.

A.	Directors

The present business address of each of the following Directors is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francesco Starace	• See Annex A.I.A. above
(Italy)

Luca D’Agnese	• See Annex A.I.B. above
(Italy)

Francisco de Borja Acha B.	• Chairman of Enersis Américas S.A. (2015 — Present)
(Spain)
• Secretary General and Secretary of the Board of Directors of Endesa, S.A. (August 2015 — Present)

• Head of Legal and Corporate Affairs of Endesa, S.A. (1998 — Present)

• Director of Enel Latinoamérica, S.A. (June 2008 — Present)

• Vice Chairman of Enersis Chile S.A. (March 2016 — April 2016) Santa Rosa 76 — Santiago, Chile

• General Counsel of Enel S.p.A. 2012 — December 2015

Francisco de Borja Prado E.	• Chairman of Endesa, S.A. (June 2007 — Present)
(Spain)
• Chairman of the Endesa Foundation (March 2015 — Present) c/o Enel Iberoamérica, S.R.L.

• Chairman of Almagro Asesoramiento e Inversiones, S.A. (investment services company) (1987 — Present) Calle Almagro, 29 — 28010 Madrid — Spain

• Chairman of Global Coverage of Mediobanca (investment bank) (2015 — Present) Piazzetta Enrico Cuccia, 1 — 20121 (MI) — Italy

• Member of Grupo Español de la Comisión Trilateral (NGO) (2012 — Present)

• Vice Chairman of Enersis Américas S.A. (2013 — 2015)

• Chairman of Mediobanca for Spain and Latin America (investment bank) (2007 — 2014) Calle Jorge Manrique 12 28006 Madrid, Spain

• Director of Mediaset Comunicación España, S.A. (television network) (July 2004 — Present) Ctra. Fuencarral a Alcobendas, 4, 28049 Madrid, Spain

• Director of Peninsula Capital (private equity firm) (2016 — Present) One Detroit Center, 500 Woodward Avenue, Suite 2800, Detroit, Michigan 48226

José Damián Bogas Gálvez	• See Annex B.I.B. above.
(Spain)

ANNEX-A-14

B.	Executive Officers

The present business address of each of the following Executive Officers is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Paolo Bondi (Italy)	• Vice president of Empresa Nacional de Electricidad S.A. (July 2009 — October 2014)

• Board Member of Enel Latinoamérica, S.A. (March 2009 — Present)

• Chief Financial Officer of Enel Iberoamérica, S.R.L. (February 2014 — Present)

• Chief Financial Officer of Endesa, S.A. (March 2009 — Present)

Andrea Lo Faso (Italy)	• General Director of Human Resource and Organization of Enel Iberoamérica, S.R.L. (2014 — Present)

• General Director of Human Resource and Organization of Endesa S.A. (2014 — Present)

• General Director of Human Resource and Organization of Spain and Portugal of Enel Iberoamérica, S.R.L. (2012 — 2014)

• General Director of Human Resource and Organization of Spain and Portugal of Endesa S.A. (2012 — 2014)

Rafael Fauquié (Spain)	• General Director of Corporate & Legal Affairs of LatAm of Enel, S.p.A. (2008 — Present)

• Board Secretary in Enel Latinoamérica, S.A. (2008 — Present)

Manuel Marín Guzmán (Spain)	• General Director of ICT of Enel Iberoamérica, S.R.L. (2015 — Present)
• General Director of ICT of Endesa S.A. (2015 — Present)
• Infrastructure and Operations Responsible of Enel Iberoamérica, S.R.L. (2014 — 2015)

• Infrastructure and Operations Responsible of Endesa S.A. (2014 — 2015)

III.	Enel Latinoamérica, S.A.

A.	Directors

The present business address of each of the following Directors is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Luca D’Agnese (Chairman) (Italy)	• See Annex A.I.B. above

Francisco de Borja Acha B. (Spain)	• See Annex A.II.B. above

Paolo Bondi (Italy)	• See Annex A.II.A. above

ANNEX-A-15

B.	Executive Officers

The present business address of the following Executive Officer is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Luca D’Agnese (Director) (Italy)	• See Annex A.I.B. above

IV.	Enersis Américas S.A.

A.	Directors

The present business address of each of the following Directors is c/o Enersis Américas S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francisco de Borja Acha B.	• See Annex A.II.A. above
(Spain)

José Antonio Vargas L. (Colombia)	• Chairman of Codensa S.A. (electric company) (2006 — Present) Carrera 13a, 93-66 — Bogotá, Colombia

• Chairman of Emgesa S.A. E.S.P. (2006 — Present) Carrera 11 82-76, piso 4 — Bogotá, Distrito Capital, Colombia

Domingo Cruzat A. (Chile)	• Professor at ESE Business School of the Universidad de Los Andes (university) (2001 — Present) Av. Plaza 1905 — San Carlos de Apoquindo, Santiago, Chile

• Director of Conpax S.A. (construction company) (2013 — Present) Sta. Clara 300 — Santiago, Chile

• Director of Copefrut S.A. (fruit producer) (2013 — Present) Longitudinal Sur 185 — Curicó, Chile

• Director of Tech Pack S.A. (packaging solutions company) (2015 — Present) Av. Pdte Eduardo Frei Montalva 9160 — Quilicura, Santiago, Chile

• Director of Empresa de Servicios Sanitarios de Los Lagos S.A. (drinking and wastewater services) (2015 — Present) Covadonga 52 — Puerto Montt, X Región, Chile

• Director of Corporación Esperanza (drug rehabilitation center) (1994 — Present) Av. Departamental 323 — San Joaquín, Chile

Livio Gallo	• See Annex A.I.B. above
(Italy)

Particio Gómez S. (Argentina)	• Executive Director and Partner of Sur Capital Partners (investment firm) (May 2005 — Present) Coronel Diaz 2857, 1425 Buenos Aires — Argentina

• Board Member of BO Packaging (packaging development company) (January 2015 — Present) Av. Américo Vespucio 1470 — Santiago, Chile

ANNEX-A-16

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
• Board Member of El Tejar Ltd. (agricultural and livestock company) (October 2007 — Present) Av. Campo Grande, 180 — Centro, Primavera do Leste — MT, 78850-000, Brazil

• Director of Nortel Inversora S.A. (holding company) (March 2016 — Present) Av. Alicia Moreau de Justo 50, Piso 11 — 1107, Buenos Aires — Argentina

Hernán Somerville S. (Chile)	• Managing Director and Partner of Fintec (metal finishing supplier) (1989 — Present) Av. El Bosque Norte 0177 P-14, Las Condes Santiago, Chile

Enrico Viale	• See Annex A.I.B. above
(Italy)

B.	Executive Officers

The present business address of each of the following Executive Officers is c/o Enersis Américas S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Luca D’Agnese	• See Annex A.I.B. above
(Italy)

Antonio Barreda T. (Chile)	• Procurement Officer of Enersis Américas S.A. (January 2015 — Present)
• Deputy Director of Works and Services Latam of Enersis Américas S.A. (2008 — 2014)

Marco Fadda (Italy)	• Planning and Control Officer of Enersis Américas S.A. (April 2013 — Present)

Javier Galán A. (Spain)	• Chief Financial Officer of Enersis Américas S.A. (December 2014 — Present)
• Chief Financial Officer of Italy Division of Enel S.p.A., (2013 — December 2014)

Francesco Giorgianni (Spain)	• Institutional Affairs Officer and Shareholder’s Management Officer of Enersis Américas S.A. (November 2014 — Present)
• Director General of Institutional Affairs, worldwide, of Enel S.p.A. (July 2011 — Present)

José Miranda M. (Chile)	• Communications Officer of Enersis Américas S.A. (December 2014 — Present)
• Executive Producer of Children’s Content at Televisión Nacional de Chile (TVN) (broadcaster television station) (2013 — 2014)

ANNEX-A-17

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

• Executive Producer of Purchasing International and National Contents at Televisión Nacional de Chile (TVN) (broadcaster television station) 2013 — 2014)

• Producer at Televisión Nacional de Chile (TVN) (broadcaster television station) (2011 — 2013) Calle Bellavista 990 — Providencia, Santiago, Chile

Alain Rosolino (Italy)	• Internal Audit Officer of Enersis Américas S.A. (December 2012 — Present)
• Auditor at Enel EGP IBAL (2011 — 2012) c/o Enel S.p.A.

Domingo Valdés P. (Chile)	• General Counsel of Enersis Américas S.A. (May 1999 — Present)
• Secretary of the Board of Directors of Enersis Américas S.A. (May 1999 — Present)

• Professor of Economic and Antitrust Law at Universidad de Chile (university) (March 1994 — Present) Pio Nono, 1 — Santiago, Chile

Paola Visintini V. (Chile)	• Human Resources Officer of Enersis Américas S.A. (December 2014 — (Chile) Present)

• Head of the Communications Agency of the Latin American Division of Enersis Américas S.A. (2013 — 2014)

V.	Endesa Américas S.A.

A.	Directors

The present business address of each of the following Directors is c/o Endesa Américas, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Rafael Fauquié (Spain)	• See Annex B.II.B. above

Vittorio Vagliasindi (Italy)

•       Member of Supervisory Board Slovenske Elektrarne (electric utility company) (April 2015 – Present)

•       Head of Engineering and Construction of Enel’s Global Thermal Generation Division (November 2014 – Present)

•       Chairman of the Board of Directors of Enel Ingegneria e Ricerca S.p.A. (December 2014 – Present)

•       Director of Endesa Chile (November 2014 – February 2016)

•       Sole Manager of Sviluppo Nucleare Italia S.r.L. (nuclear energy company) (December 2014 – December 2015)

•       Head of Engineering and Construction of Enel Green Power Division (March 2010 – October 2014)

ANNEX-A-18

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francesco Buresti (Italy)	• See Annex A.I.B. above

Hernán Cheyre V. (Chile)

•       Director of Business Incubator at Universidad del Desarrollo Ventures (university) (August 2014 – Present)

•       Director of Instituto de Innovación Social Universidad del Desarrollo (social entrepreneurship institute) (August 2014 – Present)

•       Director of Entrepreneurship, Universidad del Desarrollo Business School (university) (August 2014 – Present)

•       Director of Telefonica Chile S.A. (telecommunications company) (November 2014 – Present)

•       Director and Vice Chairman of Empresa Nacional del Petróleo (petroleum company) (March 2010 – March 2014)

•       Executive Vice Chairman of Production Development Corporation (CORFO) (government organization) (March 2010 – March 2014)

Mauro Di Carlo (Italy)

•       Head of Planning and Control in Enel’s Generation Business Line (October 2015 – Present)

•       Head of Operational Performance Optimization of Enel’s Global Generation Business Line Division (November 2014 – September 2015)

•       Head of Operational Performance Optimization of Enel’s Generation and Energy Management Business Line Division (October 2013 – November 2014)

•       Head of Short Term Planning and Real Time Control in Energy Management of Enel’s Generation and Energy Management Business Line Division (2009 – 2013)

Luca Noviello (Italy)

•       Head of Thermal Generation Operations & Maintenance of Enel S.p.A. (May 2016 – Present)

•       Head of Human Resources and Organization Global Generation of Enel S.p.A. (October 2014 – May 2016)

•       Head of Oil & Gas power plants Italy of Enel S.p.A. (May 2011 – October 2014)

Eduardo Novoa C. (Chile)

•       Board Member of Tech Pack S.A. (packaging solutions company) (2015 – Present)

•       Board Member of Cementos Bio-Bio S.A. (construction materials company) (2013 – Present)

•       Board Member of Empresa de Servicios Sanitarios de los Lagos S.A. (drinking water and waste collection company) (2012 – Present)

•       Board Member of Empresas Ecomac & Affiliates (electricity generation company) (2008 –Present)

•       Vice-Chairman of the Board of Manos & Naturaleza (NGO) (2000 – Present)

ANNEX-A-19

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Chairman of Chile Global Angels Board Member (angel investment company) (2014 – 2015)

•       Chairman of Chile Global Angels Investors Network (angel investment company) (2013 – 2014)

•       Member of the Advisory Board of Stars (2011 – Present)

•       Board Member of Grupo Drillco (mining and drilling services company) (2008 – 2014)

•       Board Member of Sociedad Química y Minera de Chile S.A. (mining company) (2008 – 2013)

Umberto Magrini (Italy)	• Head of Engineering and Construction of Enel Green Power (November 2014 – Present) • Head of Engineering Unit of Enel Green Power (May 2010 – November 2014)

María Loreto Silva R. (Chile)

•       Board Member of Aguas Andinas (water utility) (April 2016 – Present)

•       Board Member of Aguas Cordillera (water utility) (April 2016 – Present)

•       Partner at Bofill Escobar Abogados (law firm) (2014 – Present)

•       Minister of the Chilean Ministry of Public Works (government)
(2012 – 2014)

•       Deputy Minister of the Chilean Ministry of Public Works (government) (2010 – 2012)

B.	Executive Officers

The present business address of the following Executive Officer is c/o Endesa Américas, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Valter Moro (Italy)

•       CEO of Endesa Américas S.A. (March 2016 – Present)

•       CEO Gasoducto Atacama Argentina S.A. (natural gas provider) (August 2015 – Present)

•       CEO GasAtacama S.A. (natural gas provider) (August 2015 – Present)

•       CEO GasAtacama Chile S.A. (natural gas provider) (August 2015 – Present)

•       CEO GNL Norte S.A. (natural gas provider) (August 2015 – Present)

•       CEO Progas S.A. (natural gas provider) (August 2015 – Present)

•       CEO Compañía Eléctrica Tarapacá S.A. (thermoelectric generation company) (July 2015 – Present)

•       CEO Inversiones GasAtacama Holding Ltda. (natural gas provider) (February 2016 – Present)

•       Chairman of Huinay Foundation (nonprofit) (November 2015 – Present)

•       CEO of Endesa Chile (November 2014 – Present)

ANNEX-A-20

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
• Generation Business Unit Director of Enel S.p.A. (July 2009 – October 2014)

Raúl Arteaga (Chile)

•       CFO of Endesa Américas S.A. (May 2016 – Present)

•       Deputy Chief Financial Officer of Endesa Chile (August 2011 – April 2016)

•       Deputy Manager of the Corporate Treasury of the Enersis Group (November 2007 – July 2011)

Ignacio Quiñones S. (Chile)

•       General Counsel of Endesa Américas S.A. (March 2016 – Present)

•       General Counsel of Endesa Chile (November 2013 – Present)

•       Director Empresa Electrica Pehueche S.A. (electricity generation company) (April 2016 – Present)

•       Director Centrales Hidroeléctricas de Aysén S.A. (hydroelectric company) (April 2015 – Present)

•       General Counsel for Anglo American Chile Limitada (mining company) (2005 – 2013)

•       Alternate Director Anglo American Norte S.A. (mining company)
(2008 – 2013)

•       Alternate Director Anglo American Sur S.A. (mining company)
(2008 – 2013)

ANNEX-A-21

ANNEX B

English Translation of Procedures for Tendering Shares pursuant to the Chilean Offer

State of the Offered Shares

The accepted shares shall be registered in the name of the acceptor or its broker in the Shareholders Registry of the Company, duly paid and free of encumbrances, prohibitions, liens, litigation, injunctions, conditions precedent or subsequent, preferential rights of third parties, any in rem or personal right in interest of third parties, contrary to the Offeror rights and, in general, of any other circumstances which may limit or hinder their free assignment, transfer or domain (“Encumbrances”).

Formalities for the Acceptance of the Offer and Necessary Documents

Those shareholders accepting the Chilean Offer shall indicate the same only during the valid term or its relevant extension, via a written sale order, subject to the terms and conditions of the Chilean Offer, which such shareholder must deliver directly to                          (the “Offer Administrator”) at its offices located in                         , Santiago, Chile or at the officers of any other participating broker, or via a duly authorized signature executed before a public notary, and, in both cases, with the fingerprints of the signatories, from Monday to Friday, 9:00 a.m. to 5:30 p.m. Chilean time.

The shareholder delivering his or her acceptance of the Chilean Offer shall simultaneously execute a transfer for the totality of the shares subject of the Chilean Offer that he or she is willing to sell, which shall fulfil all current regulations, in favor of the Offer Administrator or in favor of the facilitating broker, as applicable, duly signed in accordance with the current regulations, who shall make the necessary arrangements to take into custody the shares subject of the Chilean Offer and, in the case of brokers other than the Offer Administrator, deliver to it in the terms of the Chilean Offer.

Likewise, those shareholders shall deliver to the Offer Administrator, or the broker to whom such shareholder turns, the following documents:

(i) Original título(s), or share certificates, for the shares sold in their possession, or a certificate issued by the Share Department of the Company which is administered by DCV Registros S.A. (the “DCV”), located at Huerfanos No. 770, 22 Floor, Santiago, certifying that the título(s), or share certificates, are deposited with the Company.

(ii) A certificate issued by the Share Department of the Company which is administered by the DCV, issued no later than 10 days prior to the date of delivery to the Offer Administrator, or the broker to whom such shareholder turns, that in their records the shares are not affected by any Encumbrance and therefore the shares can be registered under the name of the Offer Administrator or the broker to whom such shareholder turns.

(iii) A copy of both sides of the identity card of the shareholder or its representative, or the legal representative if the shareholder is a company, which original shall be provided at the moment of executing the acceptance. The copy must be certified as faithful by a public notary or checked by the corresponding participating broker.

(iv) Original or authorized copy of the valid power of attorney with which the representatives act on behalf of the shareholders, which shall contain sufficient representative powers to sell the shares under the conditions established in the Chilean Prospectus, granted or authorized by a public notary.

(v) Authorized copy of the totality of legal antecedents of the shareholders that are companies and of the shareholders whose shares were registered in the name of communities or heirs, including the totality of

ANNEX-B-1

incorporating documents, any modifications thereto, and existing authorizations and other pertinent resolutions, as well as an authorized copy of the totality of documents that accredit the legal capacity of its representatives, dated no more than 60 days from the date of delivery to the Offer Administrator or the respective broker.

Additionally, the acceptor shall complete and sign a client form, if that shareholder has not signed one before with the Offer Administrator or the respective broker, in accordance with the relevant regulations.

The documents required for shareholders to accept the Chilean Offer will be delivered to the Share Department of the Company (administered by the DCV) for registration of the shares sold in the Chilean Offer under the name of the Offer Administrator.

If a transfer of shares was objected to for any legal reason by the Company or for failure to comply with the terms and conditions of the Chilean Offer, and the objection is not remedied within the term of the Chilean Offer, the respective acceptance will be automatically cancelled. In such cases, the Offer Administrator or the respective broker shall immediately return to the shareholder the share certificates and any other antecedents delivered, and those shareholders shall not be entitled to any kind of indemnification, payment or reimbursement, nor shall the same imply an obligation or responsibility of Enersis Américas, its agents, advisors, or representatives.

Participating brokers other than the Offer Administrator shall take into custody the relevant shares and, as the case may be, shall formulate one or more acceptances to the Offer Administrator, in the terms indicated in this section, which shall be delivered jointly with the other documents identified herein. It is the responsibility of each participating broker to verify the existence and accuracy of the documents mentioned in this section, with respect to its customers.

The administrators of pension funds and mutual funds, for the funds administered by them, as well as the other institutional investors who are required to maintain their investments in their name until the sale of the same, who decide to participate in the Chilean Offer hereunder, shall be governed by the procedures and mechanisms provided in the applicable regulations and shall deliver the acceptance of the Chilean Offer to the Offer Administrator’s office, during the valid term of the Chilean Offer or its extension, it not being necessary to deliver a share transfer nor the delivery of titles mentioned in number (i) above. In any event, such documents shall be delivered jointly to the Offer Administrator with the payment of the corresponding institutional investor of the price for the shares sold in this process.

Devolution of Values

In the event that the Chilean Offer fails, whether by reason of the conditions pertinent thereto or for any other, the shares accepted as sold and part of the Chilean Offer, as well as all other documents required for acceptance shall be made immediately available to them, or to the respective brokers at the offices of the Offer Administrator, and in any event, as of 9:00 a.m. Chilean time on the day of publication of the Notice of Result, or the next banking day, without generating any right to an indemnification, payment or reimbursement for the shareholders that have accepted the Chilean Offer, nor shall the same imply an obligation or responsibility of Enersis Américas, its agents, advisors, or representatives.

ANNEX-B-2

The ADS Letter of Transmittal, certificates for Shares, ADRs and any other required documents should be sent or delivered by each Share or ADS holder of Endesa Américas who wishes to participate in the U.S. Offer or such Share or ADS holder’s broker, dealer, commercial bank, trust company or other nominee, to the U.S. Share Tender Agent or ADS Tender Agent, as applicable by the Expiration Date at one of the addresses set forth below:

The U.S. Share Tender Agent for the U.S. Offer is:

Computershare Trust Company, N.A.

By First Class Mail:	By Registered or Overnight Delivery:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Fax Number:

617-360-6810

Confirmation Telephone Number:

781-575-2332

The ADS Tender Agent for the U.S. Offer is:

Citibank N.A.

By Mail:	By Overnight Delivery:

Citibank, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Citibank, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Confirmation Telephone Number:

1-877-248-4237 (in case of lost ADRs)

973-461-7021 (in case of ADS cancellations)

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the ADS Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Share or ADS holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

Georgeson LLC

Telephone Number: + 1 866-682-6148

The Dealer Manager for the U.S. Offer is:

BTG Pactual